UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

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KeyCorp
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127 PUBLIC SQUARE
CLEVELAND, OHIO 44114

April 2, 2010

DEAR SHAREHOLDER:

You are cordially invited to attend the 2010 Annual Meeting of Shareholders of KeyCorp which will be held at One Cleveland Center, 1375 East Ninth Street, Cleveland, Ohio, on Thursday, May 20, 2010, at 8:30 a.m., local time.

All holders of record of KeyCorp Common Shares, KeyCorp Series A Preferred Stock, and KeyCorp Series B Preferred Stock as of March 23, 2010 are entitled to vote at the 2010 Annual Meeting.

As described in the accompanying Notice and Proxy Statement, holders of KeyCorp Common Shares will be asked to elect eleven directors for one-year terms expiring in 2011, to consider a proposal to approve the KeyCorp 2010 Equity Compensation Plan, to consider a proposal to amend KeyCorp’s Articles and Regulations to revise the voting rights of the Series B Preferred Stock, to ratify the appointment of Ernst & Young LLP as independent auditors for 2010, and to provide advisory approval of KeyCorp’s executive compensation program. Holders of Series A Preferred Stock and Series B Preferred Stock will only be asked to vote on the revision of the voting power of the Series B Preferred Stock.

KeyCorp’s Annual Report for the year ended December 31, 2009 is enclosed.

A proxy card is enclosed. Holders of KeyCorp Common Stock can vote their shares by telephone, the internet, or by mailing their signed proxy cards in the enclosed return envelopes. Specific instructions for voting by telephone or the internet are attached to the proxy cards. Holder of Series A Preferred Stock and Series B Preferred Stock may only vote by mailing their signed proxy cards.

Sincerely,

Henry L. Meyer III
  Chairman of the Board

127 PUBLIC SQUARE
CLEVELAND, OHIO 44114

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
KEYCORP SHAREHOLDER MEETING TO BE HELD ON MAY 20, 2010 AND
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2010 Annual Meeting of Shareholders of KeyCorp will be held at One Cleveland Center, 1375 East Ninth Street, Cleveland, Ohio, on Thursday, May 20, 2010, at 8:30 a.m., local time, for the following purposes:

1. To elect eleven directors to serve for one-year terms expiring in 2011;

2. To approve the KeyCorp 2010 Equity Compensation Plan;

3. To vote upon an amendment to KeyCorp’s Articles and Regulations to conform the voting rights of the Series B Preferred Stock issued to the U.S. Treasury with the standard terms mandated by the U.S. Treasury under the Troubled Asset Relief Program Capital Purchase Program;

4. To ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent auditors for KeyCorp for the fiscal year ending December 31, 2010;

5. To provide advisory approval of KeyCorp’s executive compensation program; and

6. To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Only holders of record of KeyCorp Common Shares, KeyCorp Series A Preferred Stock, and KeyCorp Series B Preferred Stock at the close of business on March 23, 2010 have the right to receive notice of and to vote at the Annual Meeting and any postponement or adjournment thereof. Holders of Series A Preferred Stock and Series B Preferred Stock are only entitled to vote on Issue Three.

By Order of the Board of Directors
Paul N. Harris
  Secretary
April 2, 2010

YOUR VOTE IS IMPORTANT.  HOLDERS OF KEYCORP COMMON SHARES CAN VOTE THEIR SHARES BY TELEPHONE, THE INTERNET, OR BY MAILING THEIR SIGNED PROXY CARDS IN THE RETURN ENVELOPES ENCLOSED WITH THE PROXY CARD FOR THAT PURPOSE. SPECIFIC INSTRUCTIONS FOR VOTING BY TELEPHONE OR THE INTERNET ARE ATTACHED TO THE PROXY CARD.

HOLDERS OF KEYCORP SERIES A PREFERRED STOCK AND SERIES B PREFERRED STOCK MAY ONLY VOTE BY MAILING THEIR SIGNED PROXY CARDS.

THE PROXY STATEMENT AND ANNUAL REPORT TO SHAREHOLDERS FOR THE YEAR ENDED DECEMBER 31, 2009 ARE AVAILABLE AT WWW.ENVISIONREPORTS.COM/KEY.

127 PUBLIC SQUARE
CLEVELAND, OHIO 44114

PROXY STATEMENT

This Proxy Statement is furnished commencing on or about April 2, 2010 in connection with the solicitation on behalf of the Board of Directors of KeyCorp of proxies to be voted at the 2010 Annual Meeting of Shareholders on May 20, 2010, and at all postponements and adjournments thereof. All holders of record of KeyCorp Common Shares at the close of business on March 23, 2010 are entitled to vote. On that date there were 878,960,282 KeyCorp Common Shares outstanding and entitled to vote at the meeting. Each such share is entitled to one vote on each matter to be considered at the meeting and a majority of the outstanding KeyCorp Common Shares shall constitute a quorum. All holders of Series A Non-Cumulative Perpetual Convertible Preferred Stock (“Series A Preferred Stock”) and Series B Fixed Rate Cumulative Perpetual Preferred Stock (“Series B Preferred Stock”) at the close of business on March 23, 2010 are entitled to vote on Issue Three regarding the amendment of KeyCorp’s Amended and Restated Articles of Incorporation (“Articles”) and Amended and Restated Code of Regulations (“Regulations”) to revise the voting rights of the Series B Preferred Stock issued to the U.S. Department of Treasury in connection with the Troubled Asset Relief Program (“TARP”) Capital Purchase Program. On March 23, 2010, there were 2,904,839 shares of Series A Preferred Stock outstanding and entitled to vote and 25,000 shares of Series B Preferred Stock outstanding and entitled to vote. Each of the shares of Series A Preferred Stock and Series B Preferred Stock shall be entitled to one vote on Issue Three.

Issue One

ELECTION OF DIRECTORS

In accordance with KeyCorp’s Regulations, the Board of Directors of KeyCorp (also sometimes referred to herein as the “Board”) has been fixed as of the 2010 Annual Meeting at 15 members. Under the amendment to KeyCorp’s Regulations adopted by the shareholders at the 2008 Annual Meeting, the annual election of directors became effective as of the 2009 Annual Meeting of Shareholders and is phased in over a three-year period. Accordingly, at this Annual Meeting eleven of the Directors’ terms expire and they will be elected for one-year terms expiring in 2011 (or until their respective successors are elected and qualified, whichever is later). At the 2011 Annual Meeting, the phase-in will be complete and all KeyCorp Directors will be eligible for one-year terms.

The nominees for directors at this Annual Meeting are listed below. All properly appointed proxies will be voted for these nominees unless contrary specifications are properly made, in which case the proxy will be voted or withheld in accordance with such specifications. All nominees are current members of the Board. Should any nominee become unable to accept nomination or election, the proxies will be voted for the election of such person, if any, as shall be recommended by the Board or for holding a vacancy to be filled by the Board at a later date. The Board has no reason to believe that the persons listed as nominees will be unable to serve. In the election of directors, if a nominee receives more “against” votes than “for” votes the following procedure will apply: the nominee must submit an offer to resign as a director to the KeyCorp Board of Directors. Thereafter, the Nominating and Corporate Governance Committee of the

Board of Directors will consider the resignation and will submit its recommendation as to whether to accept or reject the resignation to the Board of Directors which will act on the recommendation and publicly disclose its decision.

Pursuant to rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the following information lists, as to nominees for director and directors whose terms of office will continue after the 2010 Annual Meeting, the principal occupation or employment, age, the year in which each first became a director of KeyCorp, directorships since 2005 in registered investment companies or companies having securities which are registered pursuant to, or that are subject to certain provisions of, the Exchange Act, and information concerning each person’s qualifications to serve as a Director of KeyCorp. The information provided is as of January 1, 2010 unless otherwise indicated. Except as otherwise indicated, each nominee or continuing director has had the same principal occupation or employment during the past five years.

NOMINEES FOR TERMS EXPIRING IN 2011

WILLIAM G. BARES
William G. Bares has served as a KeyCorp Director since 1987. Mr. Bares is currently the Chair of the Audit Committee. He also serves on KeyCorp’s Nominating and Corporate Governance Committee and has previously served as its Chair. Mr. Bares has also served as Chairman of the Risk Management Committee and of the KeyCorp Compensation and Organization Committee.

Mr. Bares retired at the beginning of 2005 after a long career with The Lubrizol Corporation, for which he served as its chairman and chief executive officer for eight years. During his tenure, The Lubrizol Corporation made acquisitions that nearly doubled the company’s size, which required Mr. Bares to directly oversee financing activities, including raising required debt and issuing stock. The Lubrizol Corporation is an innovative specialty chemical company with more than 6,700 employees and laboratories and production facilities in 27 countries, with current revenues of more than $4.6 billion. Mr. Bares began his career with Lubrizol in 1963 and attained positions with greater responsibility, ultimately becoming chief executive officer and chairman in 1996.

Mr. Bares (age 68) serves on the board of Applied Industrial Technologies, Inc. (since 1987) and has had leadership roles in civic and community organizations.

JOSEPH A. CARRABBA
Mr. Carrabba joined the KeyCorp Board in 2009. He serves on the Compensation and Organization Committee.

Since 2007, Mr. Carrabba has been the Chairman, President, and Chief Executive Officer of Cliffs Natural Resources, Inc. Cliffs is an international mining and natural resources company with 2009 revenues of $2.34 billion and 5,404 employees. Mr. Carrabba joined Cliffs in 2005 as President and Chief Operating Officer and became President and Chief Executive Officer in 2006.

Mr. Carrabba joined Cliffs from Rio Tinto, a global mining company where he served for 22 years in a variety of leadership capacities at locations worldwide including the United States, Asia, Australia, Canada, and Europe. Before relocating to Rio Tinto’s Diavik Diamond Mines, Inc. in Canada’s Northwest Territory where he served most recently as president, he spearheaded the development and implementation of Rio’s Six Sigma initiative (an initiative using data measurements and statistics to identify factors to reduce waste, defects and costs and thereby increase bottom line benefits to customers and shareholders) at its bauxite mining operation in Australia.

Mr. Carrabba (age 57) is a Director of Cliffs (since 2006) and the Newmont Gold Company (since 2008) and serves in leadership roles in a number of civic and community organizations.

DR. CAROL A. CARTWRIGHT
Dr. Cartwright has served as a Director of KeyCorp since 1997. Dr. Cartwright presently serves on the Compensation and Organization Committee and previously served on the Audit and Risk Management Committees.

Dr. Cartwright is currently president of Bowling Green State University. She initially held that position on an interim basis beginning in 2008 and was permanently appointed last year. Previously, she served as president of Kent State University from 1991 through 2006. Kent State serves about 34,000 students on eight campuses and two international sites and employs 5,000 faculty and staff. Bowling Green enrolls approximately 20,000 students on two campuses and employs 3,000 faculty and staff. As the chief executive officer of two complex higher education organizations, Dr. Cartwright has responsibility for implementing strategies that meet state and national needs in teaching and research as well as accountability for a significant group of business units that must operate on a profitable basis. At Kent State, she oversaw the redevelopment of the university’s physical plant and infrastructure, including debt financing, private philanthropy and investment policies. Similar capital planning, fundraising and investment responsibilities are part of her responsibilities at Bowling Green.

Dr. Cartwright (age 68) has led a variety of research projects and authored numerous professional publications. She serves on the boards of FirstEnergy Corp. (since 1997) and PolyOne Corporation (since 2000). Dr. Cartwright maintains leadership roles in civic or community organizations.

ALEXANDER M. CUTLER
Alexander M. Cutler has served as a KeyCorp Director since 2000. Mr. Cutler is KeyCorp’s Lead Director. He is the Chair of the Nominating and Corporate Governance Committee and also serves on the Compensation and Organization Committee having previously served as its Chair.

Mr. Cutler is the Chairman, Chief Executive Officer, and President of Eaton Corporation, a global diversified power management company with approximately 70,000 employees that sells products in more than 150 countries. As chairman and chief executive officer of a Fortune 200 company, Mr. Cutler regularly reviews financial reports, risk management structure, policies and compliance activities, controls systems, information technology systems, company pension and deferred compensation plans, and foreign exchange and interest rate risks.

He has extensive experience in acquisition/divestiture negotiations and integrations.

Mr. Cutler assumed his current position at Eaton in 2000 after 31 years with the company and its predecessors.

Mr. Cutler (age 58) serves on the boards of Eaton Corporation (since 2000) and E.I. du Pont Nemours Company (since 2008). He served on the board of Axcelis Technologies Inc. from 2000 to 2006 and maintains leadership roles in civic and community organizations. He chairs The Business Roundtable Corporate Leadership Initiative.

ELIZABETH R. GILE
Elizabeth R. Gile was elected as a KeyCorp Director in March 2010. She is currently a member of the Risk Management Committee.

In 2005, Ms. Gile retired from Deutsche Bank AG (“Deutsche Bank”) where she was Managing Director and the Global Head of the Loan Exposure Management Group (2003 to 2005). During her career, Ms. Gile had the opportunity to focus on many aspects of credit origination and risk management. In her role at Deutsche Bank, she created and ran a business division to manage the bank’s $80 billion wholesale loan portfolio using capital market instruments and derivatives to reduce the volatility of financial results. Ms. Gile also spent the first 24 years of her career at J.P. Morgan (1977 to 2001) where she was responsible at varying points for J.P. Morgan’s North American business involving high grade credit markets trading, credit portfolio management, corporate lending and credit research. Following her service at J.P. Morgan, Ms. Gile served as Vice Chair of Toronto Dominion Securities and Head of Portfolio Management for the company from 2001-2002.

Since her retirement Ms. Gile served from 2007 to 2009 as Managing Director and Senior Strategic Advisor to BlueMountain Capital Management, a hedge fund management company.

Ms. Gile (age 54) is a Director of Deutsche Bank Trust Corporation and Deutsche Bank Americas (since 2005) and serves in leadership roles in a number of civic and community organizations.

RUTH ANN M. GILLIS
Ms. Gillis joined the KeyCorp Board in 2009 and serves on the Audit Committee. She has been designated as a “financial expert” as that term is defined by the Securities and Exchange Commission (“SEC”).

Since 2008, Ms. Gillis has been an Executive Vice President of the Exelon Corporation. Exelon is an electric utility company. Previously, Ms. Gillis was a Senior Vice President at Exelon from 2005 to 2008. Ms. Gillis serves as president of Exelon Business Services Company, a subsidiary of Exelon, which encompasses information technology, supply chain, legal, communications, real estate and facilities, human resources and finance, as well as other advisory, professional, technical and support services. As President of Exelon Business Services Company, Ms. Gillis is responsible for providing oversight for transactional and corporate services for the Exelon system of companies. Ms. Gillis is a member of Exelon’s executive committee, pension investment committee, and the corporate risk management committee as well as a member of the Exelon Foundation Board. Ms. Gillis previously served as Chief Financial Officer of Exelon.

Ms. Gillis’ previous experience includes service as Unicom Corporation’s chief financial officer and prior thereto as treasurer where she was responsible for overseeing Unicom Corporation’s financing activities, cash management, financial risk management, and treasury functions.

Ms. Gillis (age 55) is a director of the Potlatch Corporation (since 2003) where she is Chair of the Compensation Committee and also serves on the Audit Committee. Ms. Gillis serves in leadership roles in a number of civic and community organizations and was a director of Archstone-Smith from 2004 until 2007.

KRISTEN L. MANOS
Ms. Manos joined the KeyCorp Board in 2009 and serves on the Audit Committee.

Ms. Manos is a partner at Sanderson Berry Co., a private investment advisory services firm located in Holland, Michigan. Ms. Manos engages in business strategy and marketing consulting at Sanderson Berry.

Ms. Manos is a former executive vice president of Herman Miller, Inc. (2004-2009). Herman Miller researches, designs, and distributes furnishings for use worldwide in various environments including office, healthcare, educational, and residential settings and employs approximately 6,000 people. Ms. Manos was president of Herman Miller’s North American office business. In this role, she directly participated in corporate risk evaluation, risk management and scenario planning for clients and their facilities.

Ms. Manos’ experience spans marketing, finance, manufacturing, and general management. She has led global product development, business development, customer service, and manufacturing teams, and has experience in mergers and acquisitions.

Ms. Manos (age 50) is a member of the stewardship committee of the Holland Hospital Board, which is responsible for financing capital projects, oversight of the hospital’s investment portfolio, and oversight of the overall financial health of the hospital. She is also a former member of the Audit and Compensation Committees of Select Comfort Corporation where she served as a director from 2007 until 2008.

EDUARDO R. MENASCÉ
Eduardo R. Menascé joined the KeyCorp Board of Directors in 2002. He presently serves on the Audit Committee and has previously served on the Compensation and Organization Committee and the Nominating and Corporate Governance Committee. He has been designated as a “financial expert” as that term is defined by the SEC.

Mr. Menascé is the retired president of the Enterprise Solutions Group of Verizon Communications. Verizon Communications is one of the world’s largest telecommunications companies with approximately 222,900 employees. Mr. Menascé’s responsibilities at Verizon included oversight of sales, marketing, and service delivery for Verizon’s largest business and government customers. Prior to his employment with Verizon, Mr. Menascé served as chief financial officer and chief operating officer of CANTV, the sole provider of comprehensive communications products and services in Venezuela. In these positions, Mr. Menascé led debt restructurings and initial public offerings. Prior to his employment with CANTV, Mr. Manescé held a variety of engineering and managerial positions, including chief financial officer, with GTE Corporation. Mr. Menascé was chief executive officer and chairman of CTI Movil — a US mobile provider in Argentina — and has experience in debt renegotiations and high yield debt sales.

Mr. Menascé (age 64) serves on the boards of Hill-Rom Holdings, Inc. (since 2008) where he is a member of the audit committee, Hillenbrand, Inc. (since 2008) where he is the chair of the audit committee, John Wiley & Sons, Inc. (since 2006) , and Pitney Bowes Inc. (since 2001). Mr. Menascé served on the board of Hillenbrand Industries, Inc. from 2004 until 2008 when it split into Hill-Rom Holdings, Inc. and Hillenbrand, Inc. Mr. Menascé is also a member of the board of the New York Chapter of the National Association of Corporate Directors.

HENRY L. MEYER III
Henry L. Meyer III is the Chairman of the Board and Chief Executive Officer of KeyCorp. He has served on the Board of Directors since 1996.

Mr. Meyer has spent his entire professional life in the financial services industry, joining the former Society National Bank (now KeyBank National Association) in 1972, and attaining positions of increasing responsibility throughout his career. He became Chairman and Chief Executive Officer of KeyCorp in 2001.

Mr. Meyer (age 60) is a past member of the boards of the Federal Reserve Bank of Cleveland and the Financial Services Roundtable and currently serves on the Federal Advisory Council of the Federal Reserve System.

Mr. Meyer also serves as a director of Continental Airlines, Inc. (since 2003) and is its Lead Director, served on the board of Lincoln Electric Company from 1994 to 2003, and serves in leadership roles in a number of civic and community organizations.

EDWARD W. STACK
Mr. Stack was elected as a KeyCorp Director in March 2010. He is currently a member of the Audit Committee.

Since 1984, Mr. Stack has been Chairman of the Board of Directors and Chief Executive Officer of Dick’s Sporting Goods, Inc., a leading authentic full-line sporting goods retailer offering a broad assortment of brand name sporting goods equipment, apparel, and footwear in a specialty store environment. Since 1977, Mr. Stack has served in leadership roles at Dick’s in a variety of positions.

Mr. Stack has lead Dick’s through a sustained period of growth, from two stores in upstate New York to 419 Dick’s stores in 40 states and 91 Golf Galaxy stores in 31 states. During this time, he has also guided Dick’s through a successful IPO and strategic business acquisitions, and has overseen the development of a successful e-commerce business and an international sourcing office in Hong Kong.

Mr. Stack (age 55) currently serves on the Board of Directors of the National Retail Federation and the Advisory Board of The Wharton School’s Jay H. Baker Retailing Initiative.

THOMAS C. STEVENS
Thomas C. Stevens is Vice Chair and Chief Administrative Officer of KeyCorp. He has served on the Board of Directors since 2001. He has previously served on the Risk Management Committee and now serves on the Executive Committee.

Mr. Stevens’ responsibilities as Chief Administrative Officer of KeyCorp include managing the human resources, legal, marketing and communications, technology and operations, and risk review groups as well as the Key Principal Partners segment of KeyCorp’s operations.

Prior to joining KeyCorp in 1996, Mr. Stevens was the managing partner of Thompson Hine LLP, a law firm serving as counselors, advisors and advocates to a full spectrum of clients ranging from major public and private corporations to financial institutions, governments, nonprofit organizations, venture capitalists and individual entrepreneurs.

Mr. Stevens (age 60) is a member of the Financial Services Roundtable, the Council of Institutional Investors, and the New York Bankers Association as well as other professional, civic, and community organizations.

CONTINUING DIRECTORS WHOSE TERMS EXPIRE IN 2011

EDWARD P. CAMPBELL
Edward P. Campbell has served as a KeyCorp Director since 1999. Mr. Campbell now chairs the Compensation and Organization Committee and serves on the Nominating and Corporate Governance Committee. He has previously served on the Risk Management Committee as well as the Audit Committee where he served as Chair. Mr. Campbell is qualified as a “financial expert” as that term is defined by the SEC.

In January of this year, Mr. Campbell retired as Chief Executive Officer and President of Nordson Corporation. Mr. Campbell continued to serve as Chairman of Nordson until February of this year. Nordson is a multi-national maker of capital equipment with approximately 3,700 employees and direct operations and sales support offices in over 30 countries. Mr. Campbell joined Nordson in 1988 as vice president of corporate development. He rose to positions of greater responsibility and was elected chief executive officer in 1997 and chairman of the board and chief executive officer in 2004.

Prior to joining Nordson, Mr. Campbell spent 11 years in operating and financial management positions at The Standard Oil Company/British Petroleum, with responsibility for such functions as capital markets, treasury, cash management, financial planning, pension asset management, equity and fixed income management, and investment management functions, including fixed income and foreign exchange and derivatives trading. Mr. Campbell also had experience leading the retail operations of the company.

Mr. Campbell (age 60) serves on the board of The Lubrizol Corporation (since 2009) and served on the board of Nordson from 1994 to 2010 and OMNOVA Solutions, Inc. from 1999 until 2009. Mr. Campbell has had leadership roles in a number of civic and community organizations.

H. JAMES DALLAS
Mr. Dallas joined the KeyCorp Board of Directors in 2005. Mr. Dallas serves on the Risk Management Committee and the Nominating and Corporate Governance Committee and previously served on the Audit Committee.

Mr. Dallas is senior vice president of quality and operations at Medtronic, Inc., a global medical technology company that employs approximately 38,000 people and does business in more than 120 countries. Mr. Dallas previously served as Senior Vice President and Chief Information Officer at Medtronic.

In his role as senior vice president of quality and operations, Mr. Dallas has responsibility for executing cross-business initiatives to maximize the company’s global operating leveraging. Mr. Dallas also serves as a member of Medtronic’s executive management team. Prior to joining Medtronic in 2006, Mr. Dallas was vice president and chief information officer at Georgia-Pacific Corporation, a maker of forest products. At Georgia Pacific, Mr. Dallas held a series of progressively more responsible information technology and operating roles. Mr. Dallas began his career as an internal auditor for C&S National Bank, a large regional bank in Atlanta, Georgia and has experience as a cost accountant with a focus on profitability and key profit drivers. The majority of Mr. Dallas’ career has been focused on bridging the gap between strategy and execution; specifically, leading large, enterprise-wide projects.

Mr. Dallas (age 51) serves on the boards of civic and community organizations.

LAURALEE E. MARTIN
Ms. Martin has been a KeyCorp Director since 2003. She serves as the Chair of the Risk Management Committee and has served on the Audit Committee (including service as its Chair) and the Nominating and Corporate Governance Committee. Ms. Martin has been designated a “financial expert” as that term is defined by the SEC.

Ms. Martin is the Chief Operating and Financial Officer of Jones Lang LaSalle, Inc., which provides comprehensive integrated real estate and investment management expertise on a local, regional and global level to owner, occupier and investor clients and also provides property and corporate facility management services. Jones Lang LaSalle has 180 corporate offices worldwide and operations in more than 750 locations in 60 countries and has approximately 36,600 employees. Ms. Martin is also the C-Suite sponsor for the firm’s environmental sustainability commitments.

Prior to joining Jones Lang LaSalle, Ms. Martin worked in commercial lending at both General Electric Capital and Heller Financial with particular emphasis on real estate. From 1986 through 2001, she was employed by Heller Financial, a subsidiary of Fuji Bank Ltd., a bank holding company regulated by the Federal Reserve. While at Heller, Ms Martin periodically met with representatives of both the Federal Reserve Board and the rating agencies in her role as Chief Financial Officer. As the Chief Financial Officer of Heller, she was involved in both the company’s initial public offering and the successful sale of the company to General Electric Capital. In this role, she held overall responsibility for financial reporting, tax, treasury, asset distribution and investor relations. She was a member of several committees, whose responsibilities included strategic direction and decision, cost control, enterprise risk management including financial risk management and credit policy, and information investment technology. As Senior Group President at Heller, she was involved in matters of real estate, commercial and vendor equipment finance, small business administration, securitizations, mezzanine finance, and product development. Prior to joining Heller, Ms. Martin held a variety of managerial roles at General Electric Capital in construction lending, residential mortgage, venture real estate sale-leasebacks and real estate finance.

Ms. Martin (age 59) serves on the boards of HCP, Inc. (since 2008) and Jones Lang LaSalle (since 2005) and maintains leadership roles in a number of civic and community organizations. Ms. Martin served on the board of Gables Residential Trust from 1994 to 2005.

BILL R. SANFORD
Bill R. Sanford has been a KeyCorp Director since 1999. He is currently a member and former Chair of the Risk Management Committee and previously served on the Audit Committee and Nominating and Corporate Governance Committee. Mr. Sanford has been designated as a “financial expert” as that term is defined by the SEC.

Mr. Sanford is the founder and chairman of Symark LLC, a technology commercialization and business development organization. Mr. Sanford is also the executive founder and retired chairman, president and chief executive officer of Steris Corporation, a global leader in infection and contamination preventions systems, products, services, and technologies that does business in more than 60 countries. Mr. Sanford is also chairman of the board of directors of Greatbatch, Inc., where he has been a director since 2000. Greatbatch is a leading provider of advanced technologies to the global medical device industry. He previously served as chair of the audit committee and lead independent director of that company.

Mr. Sanford is an experienced entrepreneur, executive, consultant, investor, and board member with extensive new venture, merger and acquisition, turnaround, senior management, and market development experience. He has public and private financing experience, including initial and secondary public stock offerings, structured debt financing, public stock mergers, and private equity and venture capital investments.

Mr. Sanford (age 65) is an active early stage and private equity investor through Symark and serves as a board member and advisor of public and private for-profit and not-for-profit corporations, investment limited partnerships, and venture capital firms.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board of Directors.  During the year ended December 31, 2009, there were ten meetings of KeyCorp’s Board of Directors. Each member of KeyCorp’s Board attended at least 75% of the aggregate of the meetings held by KeyCorp’s Board of Directors and the meetings held by the committees of the Board on which such member served during 2009.

KeyCorp Board members are expected to attend KeyCorp’s Annual Meetings of Shareholders. All Board members attended the 2009 Annual Meeting.

KeyCorp’s Board of Directors currently exercises certain of its powers through its Audit, Compensation and Organization, Executive, Nominating and Corporate Governance, and Risk Management Committees. Each Committee has a Charter that can be found at www.key.com/ir.

Audit Committee.  Ms. Gillis, Ms. Manos and Messrs. Bares (Chair), Menascé, Stack, and Ten Eyck (who is retiring at the 2010 Annual Meeting) are the current members of the Audit Committee. The functions of this Committee generally include matters such as oversight review of the financial information provided to KeyCorp’s shareholders, appointment of KeyCorp’s independent auditors, review of fees and services of the independent auditors, oversight review of the material examinations of KeyCorp and its affiliates conducted by federal and state regulatory and supervisory authorities, service as the audit committee of KeyCorp’s banking subsidiary, oversight review of allowance for loan and lease losses methodology together with the Risk Management Committee, oversight review relating to financial reporting, compliance, legal, and information security and fraud risk matters, and supervision and direction of any special projects or investigations deemed necessary. A further discussion of the Committee’s functions is set forth on page 24 of this proxy statement under the heading “Board Oversight of Risk.” KeyCorp’s Audit Committee met twelve times in 2009.

Compensation and Organization Committee.  Dr. Cartwright and Messrs. Campbell (Chair), Carrabba, and Cutler are the current members of KeyCorp’s Compensation and Organization Committee. The functions of this Committee generally include:

1.	developing, reviewing and approving KeyCorp’s compensation philosophy and related programs,

2.	determining the compensation and terms of employment of senior management,

3.	determining participants and awards under executive incentive compensation plans and supplemental compensation plans,

4.	approving employee and officer retirement, compensation and benefit plans or amendments thereto,

5.	reviewing organization structure and staffing, KeyCorp’s management depth, management development and succession plans, and

6.	reviewing the Compensation Discussion and Analysis for the proxy statement.

KeyCorp’s Compensation and Organization Committee met eight times in 2009. The Committee may delegate its authority to a subcommittee of its members.

Following the aforementioned six reviews, the Committee approves the goals and objectives of the Chief Executive Officer and other corporate senior executive officers and thereafter evaluates their performance in light of those goals and objectives. Based on this evaluation, the Committee approves their compensation and any adjustments or other changes to this compensation. The Committee takes into account, among other factors, the recommendation of the Chief Executive Officer and his direct reports as to the compensation of other senior executives.

In conjunction with the requirements of Section 111 of the Emergency Economic Stabilization Act of 2008 (EESA), as amended by the American Recovery and Reinvestment Act of 2009 (ARRA), on a semi-annual basis, the Committee also discusses, evaluates and reviews with KeyCorp’s senior risk officers (i) the CEO and Named Executive Officers (Key Officers) compensation programs to ensure that these compensation programs do not encourage Key Officers to take unnecessary and excessive risks that threaten the value of KeyCorp, as well as (ii) KeyCorp’s various employee compensation programs in light of the risks posed to KeyCorp by such programs and how to limit those risks as well as to ensure that these programs do not encourage the manipulation of KeyCorp’s reported earnings to enhance the compensation of any KeyCorp employees.

Since September 21, 2009, the Committee has employed Compensation Advisory Partners LLC (“Compensation Advisory”) to assist the Committee in its evaluation of KeyCorp’s various executive compensation programs. Compensation Advisory serves as an independent consultant to the Committee and it is expressly prohibited from performing any services to KeyCorp without first obtaining permission from the Chair of the Committee. A representative of Compensation Advisory attends all Committee meetings and frequently meets with the Committee without the presence of KeyCorp management.

Compensation Advisory’s services to the Committee include:

1.	assisting in setting base salary and short-term and long-term incentive compensation performance targets,

2.	assisting in determining an appropriate peer group for executive compensation comparisons,

3.	assisting in determining progress against incentive compensation performance goals, and

4.	reporting on trends in executive compensation, as well as any other ad hoc services relating to executive compensation requested by the Committee.

Prior to September 21, 2009, Mercer, Inc. served as an independent consultant to the Committee. The services provided by Mercer, Inc. were similar in scope to those provided by Compensation Advisory. For 2009, Compensation Advisory’s fee was $23,120 and Mercer, Inc.’s fee was $271,628 for the services provided. A fuller explanation of the Committee process relative to executive compensation is presented in the Compensation Discussion and Analysis found on page 52 of this proxy statement.

Executive Committee.  Dr. Cartwright, and Messrs. Bares, Manos, Menascé, Meyer (Chair), Sanford, Stevens, and Ten Eyck are the current members of KeyCorp’s Executive Committee. The functions of the Executive Committee are to exercise the authority of the Board of Directors, to the extent permitted by law, on any matter requiring Board or Board committee action between Board or Board committee meetings. The Executive Committee did not meet in 2009.

Nominating and Corporate Governance Committee.  Messrs. Bares, Campbell, Cutler (Chair), and Dallas are members of KeyCorp’s Nominating and Corporate Governance Committee. The Committee serves as the nominating committee for KeyCorp and, as such, recommends to the Board nominees or candidates to stand for election as directors. The Committee also oversees the annual board self-assessment process, including the individual director self-assessments. In addition, the functions of the Committee include matters such as oversight of board corporate governance matters generally, the annual review and recommendation to the Board of Directors of a director compensation program that may include equity based and incentive compensation plans, and oversight review of KeyCorp’s directors’ and officers’ liability insurance program. The Nominating and Corporate Governance Committee met seven times in 2009.

The Committee uses market data to aid it in its annual review of KeyCorp’s director compensation program. No executive officer has any role in determining the amount of director compensation although the Committee may seek assistance from executive officers of KeyCorp in designing equity compensation plans. The Committee may delegate its authority to a subcommittee of its members. No change in director compensation was made in 2009 except that, effective January 1, 2010, the Committee reduced to $15,000 the annual fees paid to the Chairs of the Audit and Compensation and Organization Committees and increased to the same amount (that is, $15,000) the annual fee paid to the Chair of the Risk Management Committee.

The director annual cash retainer has not increased since 2003. Equity awards are granted to directors under the Directors’ Deferred Share Plan which was adopted in 2003 and replaced the Directors’ Stock Option Plan. Awards under the Directors’ Deferred Share Plan have not changed since the Plan’s inception. Other than several adjustments to fees paid to the Chairs of the Audit, Compensation and Organization, and Risk Management Committees (one of which is described in the preceding paragraph), director meeting fees have not increased since 1994.

The Committee uses the following criteria in director recruitment: (a) the nominee must have a record of high integrity and other requisite personal characteristics and must be willing to make the required time commitment; (b) the nominee should have a demonstrated breadth and depth of management and/or leadership experience, preferably in a senior leadership role, in a large or recognized organization (profit or nonprofit, private sector or governmental, including educational institutions, civilian or military); (c) the nominee should have a high level of professional or business expertise in areas of relevance to KeyCorp (such as technology, global commerce, marketing, finance, risk management, etc); (d) in the case of outside directors, the nominee should meet the “independence” criteria set forth in KeyCorp’s Standards for Determining Independence of Directors; (e) the nominee should not be serving as a director of more than (i) two other public companies if he or she is a CEO of a public company, or (ii) three other public companies if he or she is not a CEO of a public company; (f) the nominee must demonstrate the ability to think and act independently as well as the ability to work constructively in the overall Board process; and (g) additional factors in evaluating the above skills would be a preference for nominees that improve the diversity of the Board in terms of gender, race, religion and/or geography. The above criteria other than (a) are not rigid rules that must be satisfied in each case, but are flexible guidelines to assist in evaluating and focusing the search for director candidates.

In evaluating potential first-time Board nominees, the Nominating and Corporate Governance Committee will consider: (a) the skills and business experience needed for the Board, (b) the current and anticipated composition of the Board in light of the business activities and needs of KeyCorp and the diverse communities and geographies served by KeyCorp, and (c) the interplay of the nominee’s expertise and professional/business background in relation to the expertise and professional/business background of current Board members, as well as such other factors (including diversity) as the Nominating and Corporate Governance Committee deems appropriate. The Committee considers its search for a nominee successful if a nominee is found based on these considerations.

The invitation to join the Board as a first-time director or to stand for election as a first-time nominee for director is extended by the Chair of the Nominating and Corporate Governance Committee after discussion with and approval by the Nominating and Corporate Governance Committee. Upon acceptance of the invitation by the proposed candidate, the recommendation of the candidate by the Nominating and Corporate Governance Committee will be made to the full Board for final approval.

The Nominating and Corporate Governance Committee has sole authority to retain and terminate any search firm used to identify director candidates, including sole authority to approve the search firm fees and other retention terms. The Committee presently uses an independent search firm in identifying candidates. The Committee is continually in the process of identifying potential director candidates and Board members are encouraged to submit to the Chair of the Nominating and Corporate Governance Committee any potential nominee that any individual director would like to suggest.

Shareholders may submit to the Chair of the Committee any potential nominee that the shareholder would like to suggest. Any shareholder recommendation for a director nominee should contain background information concerning the recommended nominee, including (a) the name, age, business, and residence address of such person; (b) the principal occupation or employment of such person for the last five years; (c) the class and number of shares of capital stock of KeyCorp that are beneficially owned by such person; (d) all positions of such person as a director, officer, partner, employee, or controlling shareholder of any corporation or other business entity; (e) any prior position as a director, officer, or employee of a depository institution or any company controlling a depository institution; and (f) a statement of whether such individual would be willing to serve if nominated or elected. Any shareholder recommendation should also include, as to the shareholder giving the written notice, (a) a representation that the shareholder is a holder of record of shares of KeyCorp entitled to vote at the meeting at which directors are to be elected and (b) a description of all arrangements or understandings between the shareholder and such recommended person and any other person or persons (naming such person or persons). Shareholder recommendations should be provided to the Secretary of KeyCorp who will forward the materials to the Chair of the Committee.

Risk Management Committee.  Mss. Gile and Martin (Chair) and Messrs. Dallas and Sanford are the current members of KeyCorp’s Risk Management Committee. The functions of the Risk Management Committee generally include matters such as oversight review of risk management matters relating to credit risk, market risk, liquidity risk, strategic risk, and reputational risk, asset/liability management policies and strategies, compliance with regulatory capital requirements, KeyCorp’s capital structure and capital management strategies, including compliance with regulatory capital requirements, KeyCorp’s portfolio of “Corporate-Owned Life Insurance,” technology-related plans, policies, and major capital expenditures, the capital expenditure process, and together with the Audit Committee oversight review of allowance for loan and lease losses methodology. In addition, the Committee is charged with exercising the authority of the Board of Directors in connection with the authorization, sale and issuance by KeyCorp of debt and certain equity securities and the approval of certain capital expenditures. The Committee is also charged with making recommendations to the Board of Directors with respect to KeyCorp’s dividend and share repurchase authorizations. A further discussion of the Committee’s functions is set forth on page 24 of this proxy statement under the heading “Board Oversight of Risk.” The Risk Management Committee met nine times in 2009.

CORPORATE GOVERNANCE GUIDELINES

The Board of Directors has established and follows a corporate governance program and has assigned the Nominating and Corporate Governance Committee responsibility for the program. Following are KeyCorp’s Corporate Governance Guidelines as adopted by the Board of Directors upon recommendation of the Nominating and Corporate Governance Committee.

I. DIRECTOR RESPONSIBILITY

Members of the Board of Directors are expected to exercise their business judgment to act in what they believe to be in the best interests of KeyCorp. In discharging this responsibility, Board members are entitled to rely on the honesty and integrity of KeyCorp’s senior officers and outside advisors and consultants. Board members are expected to attend the Annual Meeting of Shareholders, Board meetings and meetings of committees upon which they serve and to review materials distributed in advance of meetings.

II. BOARD OF DIRECTORS SELF ASSESSMENT

The Board conducts an annual self-assessment process under the auspices of the Nominating and Corporate Governance Committee through self-assessment questionnaires to all Board members. The questionnaires are divided into two parts with the first part consisting of general Board self-assessment questions and the second part consisting of individual director self-assessment questions. The results of the general Board portion of the director self-assessment questionnaires are reviewed by the Board and changes in KeyCorp’s corporate governance process are based on the results of the Board’s review and analysis of the self-assessment questionnaires. Pursuant to the self-assessment process, the Board reviews, among other matters, agenda items, meeting presentations, advance distribution of agendas and materials for Board meetings, interim communications to directors, and access to and communications with senior management. The results of the individual director self-assessment portion of the questionnaire are reviewed by the members of the Nominating and Corporate Governance Committee. The Committee annually reviews the directors’ effectiveness taking into account the results of the incumbent directors’ individual self-assessment questionnaires, the Board’s Director Recruitment Guidelines, the existing mix of skills, core competencies and qualifications of the Board as a whole, and other factors that the Committee determines to be relevant.

III. EXECUTIVE SESSIONS OF OUTSIDE DIRECTORS/LEAD DIRECTOR

The outside [non-management] directors routinely meet at regularly scheduled Board meetings in executive session without inside directors or executive management present. The Chair of the Nominating and Corporate Governance Committee presides over these executive sessions and serves as KeyCorp’s lead director.

IV. BOARD COMPOSITION

Not more than two directors will be “inside” directors (i.e., directors who are at the time also officers of KeyCorp). A retired Chief Executive Officer of KeyCorp shall no longer serve on the Board after he or she ceases to hold such office, except for a short interim transition period in which such person may serve as Chairman of the Board after ceasing to be Chief Executive Officer.

V. DIRECTOR INDEPENDENCE

The Board has adopted standards for determining “independence” of directors and determined that at least two-thirds of KeyCorp’s directors and all members of the Board committees performing the audit, compensation, corporate governance, and nominating functions must meet these independence standards. The standards for determining independence are [discussed on page 25 of this proxy statement]. In addition, members of the Audit Committee must comply with Rule 10A-3 of the Securities Exchange Act of 1934 which requires that an Audit Committee member must not be affiliated with KeyCorp nor accept directly or indirectly any fee from KeyCorp for accounting, consulting, legal, investment banking or financial advisory services.

VI. MAJORITY VOTING

In an uncontested election, any incumbent director who is a nominee for director who receives a greater number of votes “Against” his or her election than votes “For” such election (a “Holdover Director”) shall submit to the Board of Directors promptly following certification of the shareholder vote a written offer to resign as a director. Neither abstentions nor broker non-votes shall be deemed votes cast “For” or “Against” a nominee’s election. The Nominating and Corporate Governance Committee shall consider the resignation offer and recommend to the Board whether to accept or reject it. The Board will act on the Nominating and Corporate Governance Committee’s recommendation within 90 days following certification of the shareholder vote. As soon as practicable thereafter, the Board will disclose its decision (citing the reasons for rejecting the resignation offer, if applicable), in a press release to be disseminated in accordance with KeyCorp’s Disclosure Policy. Any director who submits a written offer to resign as a director pursuant to this provision shall not participate in the Nominating and Corporate Governance Committee recommendation or Board action regarding whether to accept or reject the resignation offer. However, if each member of the Nominating and Corporate Governance Committee is a Holdover Director, then the directors who meet KeyCorp’s independence standards and who are not Holdover Directors shall appoint a special committee comprised exclusively of independent directors to consider the resignation offers and recommend to the Board to accept or reject them. Further, if the only directors who are not Holdover Directors constitute three or fewer directors, all directors may participate in the Board action regarding whether to accept or reject the resignation offers without action by the Nominating and Corporate Governance Committee or the appointment of or action by a special committee.

VII. DIRECTOR LEGAL OR CONSULTING FEES

The Board has determined that neither a director nor a firm affiliated with a director shall perform legal, consulting or other advisory services for KeyCorp, unless the Nominating and Corporate Governance Committee otherwise approves.

VIII. DIRECTOR RETIREMENT

The Board has adopted a retirement policy whereby an incumbent director is not eligible to stand for election as a director upon reaching age 70. Under the policy, a director is also requested to submit his or her resignation from the Board to the Nominating and Corporate Governance Committee in the event that the director retires from or otherwise leaves his or her principal occupation or employment. The Nominating and Corporate Governance Committee can choose to accept or reject the resignation.

IX. DIRECTOR RECRUITMENT

The Board has adopted a formal policy delineating director recruitment guidelines to be utilized by the Board in identifying and recruiting director nominees for Board membership. The policy guidelines are designed to help insure that KeyCorp is able to attract outstanding persons as director nominees to the Board.

X. DIRECTOR COMPENSATION

The Board has determined that approximately 50% (in value) of the Board’s compensation should be restricted or phantom stock based compensation in order to more closely align the economic interests of directors and shareholders. In addition, each year the Board reviews the cash component of its compensation which is in the form of director fees.

XI. DIRECTOR STOCK OWNERSHIP GUIDELINES

KeyCorp has adopted stock ownership guidelines for KeyCorp’s outside directors which specify that each outside director should, by the fourth anniversary of such director’s initial election, own at least 7,500 KeyCorp Common Shares, of which at least 1,000 shares should be directly owned by the director and be in the form of actual shares. For purposes of these guidelines, except for the 1,000 actual share requirement, Common Shares include actual shares, deferred or phantom stock units, and restricted shares.

XII. DIRECTOR ORIENTATION

A new director orientation is conducted for all new directors. The orientation consists of meetings with the Chief Executive Officer and other members of senior management including the senior officer who acts as the liaison for the committee(s) upon which the new director will serve.

XIII. DIRECTOR CONTINUING EDUCATION

Each director is encouraged to obtain the requisite training or education to fulfill his or her director responsibilities. In particular, if a director has accepted becoming Chair Elect of a Committee, in the year prior to the director becoming the Chair of the Committee, the director is encouraged to obtain director training and/or attend an educational session of relevance to that Committee. Similarly, within a year after accepting a new Committee assignment, a director is encouraged to obtain director training and/or attend an educational session of relevance to that Committee. Each director is expected to attend a director training or education session every three calendar years. KeyCorp will reimburse the reasonable costs and expenses of the training or education session incurred by the director (not including spousal expenses), including registration fees, travel, hotel accommodations and related meals, provided, however, if a director attends a session which will cover another company on whose board the director also serves, KeyCorp will, if the other company is willing, appropriately share the costs and expenses with the other company. Management will circulate brochures to directors of sessions. Directors are asked to advise management when they are signing up for a session.

XIV. LIMITATION ON PUBLIC COMPANY DIRECTORSHIPS

Unless the Nominating and Corporate Governance Committee determines otherwise, a directors should not serve as a director of more than three other public companies (for a total of four including KeyCorp), except that a director who is the chief executive officer of a public company should only serve as a director of up to two other public companies (for a total of three including KeyCorp and his or her own company).

XV. REPRICING OR BACK-DATING OPTIONS

The Board has determined that KeyCorp will not reprice or back-date options.

XVI. ONE YEAR HOLDING OF OPTION SHARES

The Compensation and Organization Committee has adopted a policy that stock options granted to the Chief Executive Officer, the Chief Administrative Officer, the Chief Financial Officer and all other Section 16 executives of KeyCorp will contain a provision requiring that all net shares obtained upon exercise of the option (less the applicable exercise price and withholding taxes) must be held for at least one year following the exercise date or, if later, until the executive’s stock ownership meets KeyCorp’s stock ownership guidelines. The policy applies to all options granted to such officers from and after the policy’s adoption.

XVII. SENIOR EXECUTIVE STOCK OWNERSHIP GUIDELINES

KeyCorp has adopted stock ownership guidelines for KeyCorp’s senior executives which specify that the Chief Executive Officer should own KeyCorp Common Shares with a value equal to at least five times salary payable in cash, of which 10,000 should be in the form of actual shares, that all members of KeyCorp’s Management Committee should own KeyCorp Common Shares with a value equal to at least three times their respective salary payable in cash, of which 5,000 should be in the form of actual shares, and other corporate senior executives and line of business senior executives whose compensation is subject to individual review and approval by the Compensation and Organization Committee should own KeyCorp Common Shares with a value at least equal to two times their respective salary payable in cash, of which 2,500 should be in the form of actual shares. Newly hired executives and recently promoted executives are encouraged to meet or exceed their required ownership levels within three years of the date they become subject to the guidelines and are required to comply within five years. Once an executive has achieved compliance, he/she will be considered to be in compliance for up to three years unless they take action (i.e. sale of shares) which takes them out of compliance. For purposes of these guidelines, Common Shares include actual shares, restricted shares and phantom stock units.

XVIII. SENIOR EXECUTIVE OFFICER COMPLIANCE WITH PROVISIONS OF THE EMERGENCY ECONOMIC STABILIZATION ACT OF 2008

KeyCorp’s Senior Executive Officers, as defined by the Emergency Economic Stabilization Act of 2008 (“EESA”), shall comply with all provisions of the EESA including, without limitation, agreeing to the recovery or “clawback” of any bonus and incentive compensation paid to the Executive based on statements of earnings, gains, or other criteria that are later proven to be materially inaccurate.

XIX. REVIEW OF BENEFIT PLANS FOR COMPLIANCE WITH THE PROVISIONS OF THE EMERGENCY ECONOMIC STABILIZATION ACT OF 2008

The Compensation and Organization Committee reviews KeyCorp’s incentive compensation arrangements for Senior Executive Officers with KeyCorp’s Chief Risk Officer and Chief Auditor to assure these incentive compensation arrangements do not encourage KeyCorp’s Senior Executive Officers to take unnecessary and excessive risks and thereby threaten the value of KeyCorp.

XX. EXTENSIONS OF CREDIT COLLATERALIZED BY KEYCORP STOCK

The Board has determined that neither KeyCorp nor its subsidiaries will extend to any director or executive officer covered by KeyCorp’s stock ownership guidelines credit collateralized by KeyCorp stock.

XXI. FORMAL EVALUATION OF CHIEF EXECUTIVE OFFICER

The Compensation and Organization Committee conducts an annual evaluation of the Chief Executive Officer which includes soliciting input from the full Board. The results of the annual evaluation are discussed with the Board as a whole in executive session.

XXII. ACCESS TO MANAGEMENT AND INDEPENDENT ADVISORS

Board members have complete access to KeyCorp’s management. If the Board member feels that it would be appropriate, the member is asked to inform the Chief Executive Officer of his or her contact with the officer in question. Members of senior management normally attend portions of each Board meeting. The Board may, when appropriate, obtain advice and assistance from outside advisors and consultants.

XXIII. SUCCESSION PLANNING/MANAGEMENT DEVELOPMENT

The Compensation and Organization Committee, as a part of its oversight of the management and organizational structure of KeyCorp, annually reviews and approves KeyCorp’s management succession plan for the CEO and other senior officers and annually reviews KeyCorp’s program for management development and, in turn, reports on and reviews these matters, and their independent deliberations, with the Board in executive session.

XXIV. AUDITOR PROHIBITED FROM DOING PERSONAL TAX WORK FOR SENIOR EXECUTIVE OFFICERS

KeyCorp’s independent auditors shall not serve as the personal tax advisors or preparers for KeyCorp senior executives who are members of KeyCorp’s Management Committee, officers of KeyCorp in a financial reporting oversight role or their immediate families unless exempted by the rules of the Public Company Accounting Oversight Board, or executives of KeyCorp who are expatriates.

XXV. CORPORATE GOVERNANCE FEEDBACK

The Board encourages management to meet periodically with significant investors to discuss KeyCorp’s corporate governance practices. Management reports the results of the meetings to the Nominating and Corporate Governance Committee in order that the Board can more readily consider the views of significant investors when the Board shapes its corporate governance practices.

XXVI. COMMITTEE STRUCTURE

The Board exercises certain of its powers through its Audit, Compensation and Organization, Nominating and Corporate Governance, Executive, and Risk Management Committees. Each Committee has a Charter that defines the scope of its duties and responsibilities. Each Committee reviews its Charter annually and recommends its approval to the full Board which in turn approves the Charter. The Audit, Compensation and Organization, and Nominating and Corporate Governance Committees are comprised of only independent directors. Each Board member sits on at least one Committee. The frequency, length and agendas of Committee meetings are determined by the Committee Chair in consultation with Committee members and appropriate members of senior management. The Committee Chair reports to the full Board on the matters undertaken at each Committee meeting. The Audit, Compensation and Organization, Nominating and Corporate Governance, and Risk Management Committees meet in executive session on a regular basis.

BOARD LEADERSHIP STRUCTURE

Our governance structure follows a successful leadership model under which our Chief Executive Officer also serves as Chairman of the Board. Several years ago, our Board created the position of Lead Director, and Alexander M. Cutler, who has served on our Board since 2000, serves as Lead Director. The Lead Director assumes specific responsibilities, including chairing executive sessions of the Board, actively participating in setting the agenda for Board meetings with the Chairman on behalf of the independent directors, and acting as the primary non-management contact for shareholders.

The Board recognizes that different leadership models may, depending upon individual circumstances, work for other companies and may be appropriate for our company under different circumstances. Currently, we believe that our Company has been well-served by the combined Chief Executive Officer and Chairman leadership structure, complemented by an effective Lead Director. We believe the Company has greatly benefited from having a single person setting the tone and direction for our Company and having primary responsibility for managing our operations, while allowing the Board to carry out its oversight responsibilities with the full involvement of each independent director.

Our Board is comprised of fourteen independent directors, and two members of management. Of our fourteen independent directors, six are currently serving or have served as a chief executive officer of a publicly traded company. Each committee of the Board is chaired by an independent director. Our Chairman and Chief Executive Officer has benefited from the extensive leadership experience of our Board of Directors.

Annually, the Board evaluates the leadership structure and it will continue to do so as circumstances change, including when a new Chief Executive Officer is elected. We believe the current leadership structure — under which our Chief Executive Officer serves as Chairman of the Board, our Board committees are chaired by independent directors, and a Lead Director assumes specified responsibilities on behalf of the independent directors — is the optimal Board leadership structure for our Company and our shareholders at this time.

BOARD OVERSIGHT OF RISK

The Board of Directors has delegated the primary oversight responsibility for risk to the Audit Committee and the Risk Management Committee. The Audit Committee has oversight responsibility over internal audit, financial reporting, compliance and legal matters, the implementation, management, and evaluation of operational risk and controls, and information security and fraud risk. The Risk Management Committee has oversight responsibility over credit risk, market risk, liquidity risk, strategic risk, and reputational risk. The Committees jointly provide oversight review of the allowance for loan and lease losses methodology. The Chairs of each Committee report to the full Board at each Board meeting on risk oversight issues.

As part of the risk oversight process, the Board has formed a senior level management committee called the Enterprise Risk Management Committee (“the ERM Committee”). The ERM Committee consists of Mr. Meyer, the

Chief Executive Officer, and his direct reports which include Mr. Hyle, KeyCorp’s Chief Risk Officer. The ERM Committee meets weekly and is the central governance committee to manage risk and to insure that the corporate risk profile is managed in a manner consistent with the KeyCorp risk appetite. The ERM Committee also is responsible for implementation of KeyCorp’s Enterprise Risk Management Program. This Program encompasses KeyCorp’s risk philosophy, policy, framework and governance structure for the management of risks across the entire company. The ERM Committee reports to the Risk Management Committee. The Board of Directors approves the Enterprise Risk Management Program as well as KeyCorp’s risk appetite.

The Board through its Compensation and Organization Committee also oversees risk as it relates to KeyCorp’s compensation policies and practices. A full discussion of this issue is set forth in the Compensation and Organization Committee Report (Including Discussion of Compensation Policies and Practices as They Relate to Risk Management) set forth on page 88 of this proxy statement.

COMMUNICATIONS WITH THE BOARD

Interested parties may make their comments and views about KeyCorp known to the directors by directly contacting the Lead Director by mailing a statement of their comments and views to KeyCorp at its corporate headquarters in Cleveland, Ohio. Such correspondence should be addressed to the Lead Director, KeyCorp Board of Directors, care of the Secretary of KeyCorp, and marked “Confidential.”

DIRECTOR INDEPENDENCE

As part of its Corporate Governance Guidelines, the Board has adopted categorical standards to determine Director independence that conform to the New York Stock Exchange independence standards. The specific KeyCorp standards are set forth on KeyCorp’s website: www.key.com/ir. Generally, under these standards, a director is not independent:

(1) if he or she or an immediate family member has received during any twelve-month period within the last three years more than $100,000 in direct compensation from KeyCorp (other than current or deferred director fees) (directly compensated individual);

(2) if, within the past three years, he or she has been employed by KeyCorp or an immediate family member has been an executive officer of KeyCorp (former employee);

(3) if (a) he or she or an immediate family member is a current partner of a firm that is KeyCorp’s internal or external auditor; (b) he or she is a current employee of such a firm; (c) he or she has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance practice; or (d) he or she or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on KeyCorp’s audit within that time (former auditor);

(4) if, within the past three years, he or she has been employed by a company upon whose Board an executive officer of KeyCorp concurrently serves or an immediate family member has been employed as an executive officer by a company upon whose compensation committee an executive officer of KeyCorp concurrently serves (interlocking director);

(5) if he or she is employed by, or an immediate family member is an executive officer of, a significant customer or supplier of KeyCorp. An entity is a significant customer of KeyCorp if during any of the last three years the customer made payments for property or services to KeyCorp in an amount that exceeded the greater of $1 million or 2% of the customer’s consolidated gross revenues. Likewise, an entity is a significant supplier of KeyCorp if during any of the last three years the amount paid to the supplier by KeyCorp exceeded the greater of $1 million or 2% of the supplier’s consolidated gross revenues (significant customer or supplier);

(6) if he or she is an executive officer of a not-for-profit entity that has received significant contributions from KeyCorp during the last three years. An entity will be deemed to have received significant contributions from KeyCorp if KeyCorp’s annual contribution to the entity exceeds the greater of $1 million or 2% of the entity’s total annual revenues (significant charitable contribution recipient); or

(7) if he or she has, or is affiliated with an entity that has, a loan from KeyCorp which (a) was not made in the ordinary course of business by a KeyCorp subsidiary, (b) was not made on the same terms as comparable transactions with other persons, (c) involved when made more than the normal risk of collectibility, or (d) is characterized as criticized or classified by the KeyCorp subsidiary (non-independent borrower).

Messrs. Meyer and Stevens are not independent because they are employees of KeyCorp. As an employee of KeyCorp, Mr. Meyer and members of his immediate family received in 2009 a standard employee discount on trust services provided by KeyCorp totaling approximately $8,940. The Board of Directors has determined that all other members of the Board of Directors (i.e., Dr. Cartwright, Mss. Gile, Gillis, Manos, and Martin, and Messrs. Bares, Campbell, Carrabba, Cutler, Dallas, Menascé, Sanford, Stack, and Ten Eyck) are independent and that Ralph Alvarez was independent prior to his retirement on May 21, 2009. The determination was made by reviewing the relationship of each of these individuals to KeyCorp in light of the KeyCorp categorical standards of independence and such other factors, if any, as the Board deemed relevant. Members of the Audit, Compensation and Organization, and Nominating and Corporate Governance Committees are all independent.

In determining the independence of the aforementioned members of the Board of Directors, the Board considered certain transactions, relationships, or arrangements between those directors and KeyCorp. The Board determined that none of these transactions, relationships, or arrangements is in conflict with KeyCorp’s categorical standards of independence and that no such transaction, relationship or arrangement is material or impairs any director’s independence for any other reason. The transactions, relationships, and arrangements considered by the Board and determined to be immaterial were as follows: Dr. Cartwright and Messrs. Bares, Campbell, Carrabba, Cutler, Sanford, and Ten Eyck were customers of one or more of KeyCorp’s subsidiary banks or other subsidiaries during 2009 and had transactions with such banks or other subsidiaries in the ordinary course of business. In addition, Dr. Cartwright and Messrs. Bares, Campbell, Carrabba, Cutler, Gillis, Sanford, and Ten Eyck are officers of, or have a relationship with, corporations or are members of partnerships that were customers of such banks or other subsidiaries during 2009 and had transactions with such banks or other subsidiaries in the ordinary course of business. All loans included in such transactions were made on substantially the same terms, including rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risks of collectibility or present other unfavorable features. Similar transactions continue to be effected during 2010. In 2009, KeyCorp entered into a transaction with Eaton Corporation for the purchase of goods and services. Mr. Cutler is the Chairman and Chief Executive Officer of Eaton Corporation. The transaction involved the purchase and installation of electrical equipment through a competitive bidding process in which Eaton Corporation was determined to be the best and also the lowest bidder. The amount of the transaction is approximately $255,000 which is .002% of Eaton’s 2009 revenues. In 2009, KeyCorp entered into four unrelated transactions with Jones Lang LaSalle, Inc. Ms. Martin is the Chief Operating and Financial Officer of Jones Lang LaSalle, Inc. The first transaction involved continued services by a real estate broker who had previously worked with KeyCorp and whose company had merged into Jones Lang LaSalle. The amount of the transaction is approximately $83,000 which is .003% of Jones Lang LaSalle’s 2009 revenues. The second transaction involved the hiring of Jones Lang LaSalle as a receiver and property manager for distressed property in which KeyCorp has an interest. Jones Lang LaSalle received approximately $288,000 in 2009 for this work and was paid out of the cash flow of the property in question. This amount is approximately .01% of Jones Lang LaSalle’s 2009 revenues. The third transaction was for the oversight of lease negotiations and renewal, buyout, and disposition negotiations for certain KeyCorp properties. This work was competitively bid and Jones Lang LaSalle was the best and also the lowest bidder. The amount of the transaction is approximately $2,950,000 which is .1% of Jones Lang LaSalle’s 2009 revenues. The fourth transaction involved work identifying sites in the Denver, Colorado area for new automated teller machines. The amount of the transaction is approximately $216,000 which is .009% of Jones Lang LaSalle’s 2009 revenues.

KeyCorp has adopted a Policy for Review of Transactions between KeyCorp and its Directors, Executive Officers, and Other Related Persons. A copy of the Policy can be found at www.key.com/ir. The transactions subject to the Policy include any transaction, relationship, or arrangement with KeyCorp in which any director, executive officer or other related person has a direct or indirect material interest other than transactions, relationships or arrangements excepted by the Policy. These exceptions include transactions available to all KeyCorp employees generally, transactions involving compensation or indemnification of executive officers or directors authorized by the Board of Directors or one of its committees, transactions involving reimbursement for routine expenses, and transactions occurring in the ordinary course of business. The Nominating and Corporate Governance Committee is responsible for applying the Policy and uses the factors included in the Policy in making its determinations. These factors include whether the transaction is in conformity with KeyCorp’s Code of Ethics and Corporate Governance Guidelines and is in KeyCorp’s best interests; whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party; whether the transaction would be disclosable under Item 404 of Regulation S-K under the Exchange Act; and whether the transaction could call into question the independence of any of KeyCorp’s outside directors.

APPROVAL OF KEYCORP
2010 EQUITY COMPENSATION PLAN

Issue Two

General

On March 11, 2010, KeyCorp’s Board of Directors approved the 2010 Equity Compensation Plan (the “Equity Plan”), subject to shareholder approval at the 2010 Annual Meeting. The Equity Plan permits KeyCorp to provide equity-based compensation to key employees in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and other awards.

The Board of Directors believes that the Equity Plan will provide KeyCorp with the ability to offer a variety of compensatory awards designed to advance the interests and long-term success of KeyCorp by encouraging stock ownership among key employees and, correspondingly, increasing their personal involvement with the future of KeyCorp.

KeyCorp has historically provided equity-based awards under various plans, including most recently under the 2004 Equity Compensation Plan (the “2004 Plan”), the Deferred Equity Allocation Plan (the “Equity Allocation Plan”) and the Directors’ Deferred Share Plan (the “Deferred Share Plan”).

If approved by shareholders, the Equity Plan will become effective. If the Equity Plan becomes effective, no further awards will be made under the 2004 Plan and the Equity Allocation Plan will be amended so that only 7,000,000 shares will remain available for future awards under that plan.

Equity Plan Highlights

The Equity Plan authorizes KeyCorp’s Compensation and Organization Committee (the “Committee”) to provide equity-based compensation in the form of stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), performance shares, performance units and other awards for the purpose of providing KeyCorp’s officers and employees incentives for effective service and high levels of performance. Some of the key features of the Equity Plan that reflect KeyCorp’s commitment to effective management of incentive compensation are set forth below and are described more fully under the heading “Summary of the Plan” and in the Equity Plan, which is attached to this proxy statement as Appendix A.

Plan Limits.  The total number of KeyCorp Common Shares that may be issued or transferred in connection with awards under the Equity Plan is limited to 38,000,000 Common Shares, plus any shares relating to awards that expire or are forfeited or cancelled or for which the benefit provided by the award is settled in cash. For each award granted under the Equity Plan that is not a stock option or a SAR, 2.05 Common Shares will be subtracted from the maximum number of Common Shares available under the Equity Plan for every Common Share issued or transferred under the award. For awards of stock options and SARs, one Common Share will be subtracted from the maximum number of Common Shares available under the Equity Plan for every Common Share issued or transferred under the award. The Equity Plan also includes the following additional limits:

•	no participant will be granted stock options or SARs for more than an aggregate of 1,000,000 Common Shares during any one calendar year;

•	no participant will be granted awards intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code of restricted stock, RSUs, performance shares or other stock-based awards for more than 7,500,000 Common Shares during any one calendar year;

•	no participant will be granted awards intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code in the form of other awards payable in cash with an aggregate maximum value in excess of $7,500,000 during any one calendar year;

•	no participant will be granted performance units intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code with an aggregate maximum value in excess of $7,500,000 during any one calendar year; and

•	no more than an aggregate of 5,000,000 Common Shares may be issued or transferred under the Equity Plan upon the exercise of incentive stock options.

No Liberal Recycling Provisions.  The Equity Plan provides that only Common Shares relating to awards that expire or are forfeited or cancelled, or Common Shares relating to awards the benefit of which is paid in cash instead of Common Shares, will again be available for issuance under the Equity Plan. The following Common Shares will not be added back to the aggregate plan limit:

•	Common Shares tendered in payment of an option exercise price;

•	Common Shares withheld by KeyCorp to satisfy tax withholding obligations; and

•	Common Shares that are repurchased by KeyCorp with stock option proceeds.

In addition, all Common Shares relating to a SAR, to the extent that it is exercised and settled in Common Shares, and whether or not Common Shares are actually issued to the participant upon exercise of the right, will be considered issued or transferred pursuant to the Equity Plan when the SAR is exercised.

Minimum Vesting Periods.  The Equity Plan provides that, except for awards covering up to an aggregate of 5% of the total number of Common Shares available for awards under the Equity Plan:

•	restrictions on restricted stock and RSUs that lapse by the passage of time may not lapse sooner than one-third per year (on a ratable basis) over three years except in connection with the retirement, death or disability of a participant or a change of control;

•	restricted stock and RSUs that vest upon the achievement of performance goals may not vest sooner than one year from the date of grant, subject to earlier lapse or modification in connection with the retirement, death or disability of a participant or a change of control;

•	the performance period relating to awards of performance shares and performance units will be no less than one year, subject to earlier lapse or modification in connection with the retirement, death or disability of a participant or a change of control;

•	restrictions on other awards that lapse by the passage of time may not lapse sooner than one-third per year (on a ratable basis) over three years except in connection with the retirement, death or disability of a participant or a change of control; and

•	other awards that vest upon the achievement of performance goals may not vest sooner than one year from the date of grant, subject to earlier lapse or modification in connection with the retirement, death or disability of a participant or a change of control.

No Repricing of Stock Options or SARs.  Repricing of stock options and SARs without shareholder approval is prohibited under the Equity Plan, except for adjustments made in connection with certain corporate transactions.

“Double-Trigger” Acceleration upon a Change of Control.  The Equity Plan includes a “double-trigger” feature with respect to the acceleration of unvested or unearned awards in connection with a change of control. If a change of control occurs, unless otherwise specified in the award agreement, a participant’s unvested or unearned awards will not automatically vest unless KeyCorp terminates the participant’s employment without cause or the participant terminates his or her employment for good reason, within a two-year period following the change of control.

Other Features.  The Equity Plan also provides that no stock options or SARs will be granted with an exercise or base price less than the fair market value of KeyCorp’s Common Shares on the date of grant. No stock options or SARs will expire any later than the tenth anniversary of the date of grant. The Equity Plan is designed to allow awards made under the Equity Plan to qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code.

KeyCorp had an aggregate of 878,960,282 Common Shares outstanding as of March 23, 2010, which was the record date. As of March 23, 2010, KeyCorp had 43,167,995 Common Shares reserved for issuance and available for future grants under its equity plans, including 32,124,586 Common Shares under the 2004 Plan, 10,777,556 Common Shares under the Equity Allocation Plan and 265,853 Common Shares under the Deferred Share Plan. As of March 23, 2010, there are 10,905,399 full-value awards issued and outstanding and 32,578,653 options outstanding under KeyCorp’s equity plans, with a weighted average exercise price of the outstanding options of $24.60 and a weighted average remaining term for the outstanding options of 5.5 years. If the Equity Plan becomes effective, no further awards will be made under the 2004 Plan and the Equity Allocation Plan will be amended so that only 7,000,000 shares will remain available for future awards under that plan.

Summary of the Plan

The following summary describes the material terms and provisions of the Equity Plan. The description of the Equity Plan is qualified by reference to the full text of the Equity Plan, which is included as Appendix A to this Proxy Statement.

Administration.  The Equity Plan will be administered by the Committee, which will:

•	determine the employees who are eligible to participate in the Equity Plan, the type, size, and terms of awards, the time or times at which awards will be exercisable or at which restrictions, conditions, and contingencies will lapse, and the terms and provisions of the instruments by which awards will be evidenced;

•	establish any other restrictions, conditions, and contingencies on awards in addition to those prescribed by the Equity Plan;

•	interpret the Equity Plan; and

•	make all determinations necessary for the administration of the Equity Plan.

In addition, the Committee may delegate to one or more of its members or to one or more officers of KeyCorp, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable. The Committee, or any person to whom duties or powers have been delegated, may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Equity Plan. The Committee may authorize one or more officers of KeyCorp to do one or both of the following on the same basis as the Committee: designate employees to be recipients of awards under the Equity Plan and determine the size of any such awards. The Committee may not, however, delegate such responsibilities to any such officer for awards granted to an employee who is an officer, director, or more than 10% beneficial owner subject to Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”), as determined by the Committee in accordance with Section 16 of the Exchange Act. In addition, the resolution providing for such authorization must set forth the total number of Common Shares a delegate officer may grant and the officer must report periodically to the Committee regarding the nature and scope of the awards granted pursuant to the delegated authority.

Shares Available Under the Equity Plan.  Subject to adjustment as provided in the Equity Plan, the number of Common Shares of KeyCorp that may be issued or transferred

•	upon the exercise of stock options or SARs,

•	in payment of restricted stock and released from a substantial risk of forfeiture,

•	in payment of RSUs,

•	in payment of performance shares or performance units that have been earned,

•	in payment of dividend equivalents paid with respect to awards made under the Equity Plan,

•	as or in payment of other awards, or

•	in payment of any other award pursuant to the Equity Plan,

may not exceed in the aggregate 38,000,000 Common Shares, plus any shares relating to awards that expire or are forfeited or cancelled. Any Common Shares issued under plans assumed by KeyCorp in corporate transactions or issued in substitution for awards held by employees of another company who become employees of KeyCorp or a subsidiary as a result of corporate transactions will not count against this plan limit. Common Shares may be shares of original issuance, treasury shares or Common Shares acquired on the open market specifically for distribution under the Equity Plan. For each award granted under the Equity Plan that is not a stock option or a SAR, 2.05 Common Shares will be subtracted from the maximum number of Common Shares available under the Equity Plan for every Common Share issued or transferred under the award. For awards of stock options and SARs, one Common Share will be subtracted from the maximum number of Common Shares available under the Equity Plan for every Common Share issued or transferred under the award. The Equity Plan also includes the following additional limits:

•	no participant will be granted stock options or SARs for more than an aggregate of 1,000,000 Common Shares during any one calendar year;

•	no participant will be granted awards intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code of restricted stock, RSUs, performance shares or other stock-based awards for more than 7,500,000 Common Shares during any one calendar year;

•	no participant will be granted awards intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code of other awards payable in cash with an aggregate maximum value in excess of $7,500,000 during any one calendar year;

•	no participant will be granted performance units intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code with an aggregate maximum value in excess of $7,500,000 during any one calendar year; and

•	no more than an aggregate of 5,000,000 Common Shares may be issued or transferred under the Equity Plan upon the exercise of incentive stock options.

The Equity Plan provides that only Common Shares relating to awards that expire or are forfeited or cancelled, or Common Shares relating to awards the benefit of which is paid in cash instead of Common Shares, will again be available for issuance under the Equity Plan. The following Common Shares will not be added back to the aggregate plan limit:

•	Common Shares tendered in payment of an option exercise price;

•	Common Shares withheld by KeyCorp to satisfy tax withholding obligations; and

•	Common Shares that are repurchased by KeyCorp with stock option proceeds.

In addition, all Common Shares relating to a SAR, to the extent that it is exercised and settled in Common Shares, and whether or not Common Shares are actually issued to the participant upon exercise of the right, will be considered issued or transferred pursuant to the Equity Plan when the SAR is exercised.

Adjustments Upon Changes in Common Shares.  In the event of any stock dividend, stock split, a share combination of the Common Shares, any reclassification, recapitalization, merger, consolidation, other form of business combination, liquidation, or dissolution involving KeyCorp or any spin-off or other distribution to shareholders of KeyCorp (other than normal cash dividends), appropriate adjustments will be made to

•	the maximum number of Common Shares that may be issued under the Equity Plan,

•	the maximum number of Common Shares that may be issued under the Equity Plan pursuant to incentive stock options,

•	the maximum number of Common Shares with respect to which any participant may receive awards during any calendar year or calendar years, and

•	the number and kind of shares subject to, the price per share under and the terms and conditions of each then-outstanding award, to the extent necessary and in such manner that the benefits of participants under all then-outstanding awards will be maintained substantially as before the occurrence of such event.

In addition, for each stock option or SAR with an option exercise price or base price greater than the consideration offered in connection with any such transaction or event or change of control, the Committee may in its sole discretion elect to cancel such stock option or SAR without any payment. In general, adjustments will be made in compliance with Section 409A of the Internal Revenue Code.

Eligibility.  Awards under the Equity Plan may be granted only to employees of KeyCorp and its subsidiaries, the number of which is presently estimated to be 16,500 persons. The Committee, or its delegate, determines which persons will receive awards and the number of shares subject to such awards.

Stock Options.  Stock options may be granted under the Equity Plan and provide the right to purchase Common Shares at a price not less than the fair market value of the Common Shares subject to the options on the date of grant (generally the closing price of a Common Share on the New York Stock Exchange on the date of grant). The closing market price of KeyCorp Common Shares as reported on the New York Stock Exchange on March 23, 2010 was $7.69 per share.

Stock options granted under the Equity Plan may be either incentive stock options (“ISOs”) or non-qualified stock options. As required by the Internal Revenue Code, the aggregate fair market value of KeyCorp’s Common Shares (determined as of the date of grant) for which ISOs may first be exercisable by any individual during any calendar year under the Equity Plan, together with that of Common Shares subject to ISOs under any other plan of KeyCorp, will not exceed $100,000. ISOs may only be granted to participants who satisfy the definition of “employee” under Section 3401(c) of the Internal Revenue Code.

The exercise price of a stock option may be paid in cash or such other form of consideration as the Committee determines, including securities or other property, or, to the extent permitted by law, by delivery of irrevocable instructions to a broker to promptly deliver to KeyCorp the amount of sale or loan proceeds from the Common Shares subject to the stock option to pay the exercise price. The Committee may also allow a participant to transfer Common Shares acquired upon the exercise of a part of a stock option in payment of the exercise price payable upon immediate exercise of a further part of the stock option.

Stock options will become exercisable in one or more installments at the time or times provided in the award agreement evidencing the stock option. The stock option agreement may provide that specified performance goals must be achieved as a condition to the exercise of the stock option. A stock option will expire at the time set forth in the stock option agreement, which expiration will be not later than ten years after the grant date. No dividends or dividend equivalents will be paid on stock options under the Equity Plan. Stock options also may become exercisable on an accelerated basis in connection with certain events such as a termination of employment by reason of death, disability, normal or early retirement, or a change of control.

Stock Appreciation Rights.  Tandem and free-standing SARs (“Tandem SARs” and “Free-Standing SARs”) may be granted under the Equity Plan. Tandem SARs are granted in connection with stock options and provide the holders of stock options with an alternative method of realizing the benefits of those stock options. Free-Standing SARs are not granted in tandem with an stock option and entitle the holder of the Free-Standing SAR to receive from KeyCorp, upon exercise of the Free-Standing SAR or any portion thereof, an amount equal to 100% or such lesser percentage as the Committee may determine, of the excess, if any, of the fair market value of the Common Shares underlying the Free-Standing SARs being exercised over the aggregate base price of the Common Shares underlying the Free-Standing SARs being exercised. Amounts payable upon exercise of a Tandem SAR or Free-Standing SAR are payable by KeyCorp at the time of exercise in cash, in Common Shares, or in any combination of cash and Common Shares as determined by the Committee.

Tandem SARs and Free-Standing SARs may be exercised only:

•	on a date when the SAR is “in the money”;

•	with respect to Tandem SARs, at a time and to the same extent as the related stock option is exercisable and by surrender, unexercised, of the related stock option or any applicable portion of the related stock option; and

•	in compliance with all applicable restrictions specified in the applicable award agreement.

The award agreement may specify that the amount payable on exercise of a SAR may not exceed a maximum amount, waiting periods for and restrictions on permissible exercise periods in connection with grants of SARs, and performance goals that must be achieved as a condition of the exercise of SARs. SARs also may become exercisable on an accelerated basis in connection with certain events such as a termination of employment by reason of death, disability, normal or early retirement, or a change of control. Award agreements for Free-Standing SARs must specify a base price for the Free-Standing SAR that is equal to or greater than the fair market value of the Common

Shares subject to the Free-Standing SAR on the date of grant. No SAR may be exercised more than ten years from the grant date, and no dividends or dividend equivalents will be paid on grants of SARs under the Equity Plan.

Restricted Stock.  The Committee may grant participants restricted stock, which is an award of Common Shares subject to such restrictions as the Committee may provide in the award agreement evidencing the restricted stock. Any restricted stock granted under the Equity Plan will be subject to the restriction that the participant not sell, transfer, otherwise dispose of, or pledge or otherwise hypothecate the restricted stock during a restriction period specified by the Committee and such other restrictions and conditions as the Committee may impose. The award agreement relating to the restricted stock may also provide that the restricted period will terminate or terminate early upon the achievement of specified performance goals. Restrictions relating to restricted stock that vests upon the achievement of performance goals may not terminate sooner than one year from the date that the restricted stock is granted. If the elimination of restrictions is based only on the passage of time, rather than the achievement of performance goals, the period of time will be no shorter than three years, except that the restrictions may be removed ratably during the three-year period, on an annual basis, as determined by the Committee on the date the restricted stock is granted. The Committee may grant some awards, including restricted stock, that are not subject to these minimum vesting requirements, so long as the aggregate number of such awards does not exceed 5% of the total number of Common Shares available under the Equity Plan. Restricted stock also may vest on an accelerated basis in connection with certain events such as a termination of employment by reason of death, disability, normal or early retirement, or a change of control.

Upon payment of any acquisition price for the restricted stock, a participant will have full voting and dividend rights with respect to that restricted stock, subject only to the restrictions noted above. The Committee may specify in the award agreement that any or all dividends or other distributions paid on the restricted stock during the restriction period be automatically deferred and reinvested in additional shares of restricted stock, which may be subject to the same restrictions as the underlying award of restricted stock, except that dividends or other distributions on restricted stock with restrictions that lapse as a result of the achievement of performance goals will be deferred until and paid contingent upon the achievement of the applicable performance goals.

RSUs.  The Committee may grant to participants RSUs, which constitute an agreement to issue Common Shares or pay cash to the participant in consideration of the performance of services, but subject to the fulfillment of such conditions as the Committee may specify. Restrictions relating to RSUs that vest upon the achievement of performance goals may not terminate sooner than one year from the date that the RSUs are granted. If the elimination of restrictions is based only on the passage of time rather than the achievement of performance goals, the period of time will be no shorter than three years, except that the restrictions may be removed no sooner than ratably on an annual basis during the three-year period as determined by the Committee on the date the RSUs are granted. The Committee may grant some awards, including RSUs, that are not subject to these minimum vesting requirements, so long as the aggregate number of such awards does not exceed 5% of the total number of Common Shares available under the Equity Plan. RSUs also may vest on an accelerated basis in connection with certain events such as a termination of employment by reason of death, disability, normal or early retirement, or a change of control.

A participant holding RSUs will have no right to transfer any rights under his or her award and no right to vote shares deliverable upon payment of the RSUs. The Committee may authorize the payment of dividend equivalents on the Common Shares underlying the RSUs on either a current or deferred or contingent basis, either in cash or in additional Common Shares, except that dividends or other distributions on Common Shares underlying RSUs with restrictions that lapse as a result of the achievement of performance goals will be deferred until and paid contingent upon the achievement of the applicable performance goals.

Performance Shares and Performance Units.  The Committee may grant to participants awards consisting of performance shares and/or performance units. An award of performance shares is an award denominated in Common Shares and contingent upon attainment of one or more performance goals by the participant, KeyCorp or any subsidiary or any sub-unit of KeyCorp or of any subsidiary over one or more periods selected by the Committee. An award of performance units is a bookkeeping entry that records a unit equal to $1.00 and is contingent upon attainment of one or more performance goals by the participant, KeyCorp or any subsidiary or any sub-unit of KeyCorp or of any subsidiary over one or more periods selected by the Committee. The Committee will have full discretion to specify the performance goals with respect to each grant of performance shares and performance units, subject to the considerations discussed below under “Compliance with Section 162(m) of the Code.” Unless otherwise provided in an award agreement, a participant must be employed throughout a performance period to be entitled to any payment with respect to performance shares or performance units that may be earned during that period. The Committee may establish one or more formulas to determine whether all, some portion but less than all, or none of the performance shares or performance units granted with respect to any performance period will be treated as earned during that performance period.

KeyCorp may pay a participant for performance shares and performance units earned during any performance period in cash, Common Shares, or any combination of cash and Common Shares, as the Committee may determine. Any dividend equivalents paid on grants of performance shares will be deferred and contingent on the participant’s earning of the underlying performance shares. The performance period for grants of performance shares or performance units will be no less than one year. The Committee may grant some awards, including performance shares or performance units, that are not subject to this minimum vesting requirement, so long as the aggregate number of such awards does exceed 5% of the total number of Common Shares available under the Equity Plan. Performance shares and performance units also may be earned or vest on an accelerated basis in connection with certain events such as a termination of employment by reason of death, disability, normal or early retirement, or a change of control.

Other Awards.  The Committee may grant to participants other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Shares or factors that may influence the value of such shares, including, without limitation:

•	convertible or exchangeable debt securities;

•	other rights convertible or exchangeable into Common Shares;

•	purchase rights for Common Shares;

•	awards with value and payment contingent upon performance of KeyCorp or specified subsidiaries, affiliates or other business units or any other factors designated by the Committee; and

•	awards valued by reference to the book value of Common Shares or the value of securities of, or the performance of specified subsidiaries or affiliates or other business units of KeyCorp.

The Committee will determine the terms and conditions of such other awards. Common Shares delivered pursuant to another award in the nature of a purchase right will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, cash, Common Shares, other awards, notes or other property, as the Committee determines. Cash awards, as an element of or supplement to any other award granted under the Equity Plan, may also be granted under the Equity Plan. Common Shares may be granted as a bonus or in lieu of obligations of KeyCorp or any of its subsidiaries to pay cash or deliver other property under the Equity Plan or under other plans or compensatory arrangements, subject to such terms as determined by the Committee in compliance with Section 409A of the Internal Revenue Code. If the earning or vesting of, or elimination of restrictions applicable to, other awards is based only on the passage of time rather than the achievement of management objectives, the period of time will be no shorter than three years, except that the restrictions may be removed no sooner than ratably on an annual basis during the three-year period as determined by the Committee at the date of grant. If the earning or vesting of, or elimination of restrictions applicable to, other awards is based on the achievement of performance goals, the earning, vesting or restriction period may not terminate sooner than one year from the date of grant. The Committee may grant some awards, including other awards, that are not subject to these minimum vesting requirements, so long as the aggregate number of such awards does not exceed 5% of the total number of Common Shares available under the Equity Plan. Other awards also may be earned or vest on an accelerated basis in connection with certain events such as a termination of employment by reason of death, disability, normal or early retirement, or a change of control.

Treatment of Awards Upon Termination of Employment.

Termination of Employment Other than Upon Death, Disability, Retirement or After a Change of Control.  In general, a stock option and SARs may be exercised only while the participant is employed. Following a participant’s termination of employment for any reason other than the participant’s retirement, disability, or death or within two years after a change of control, he or she may:

•	exercise an incentive stock option and any related Tandem SARs during the three-month period following such termination or, if earlier, until its expiration date,

•	exercise a nonqualified stock option and any related Tandem SARs during the six-month period following such termination or, if earlier, until its expiration date, and

•	exercise a Free-Standing SAR during the six-month period following such termination or, if earlier, until its expiration date.

Unless the applicable award agreement provides otherwise, shares of restricted stock, RSUs, performance shares, performance units and other awards with respect to which conditions or restrictions have not lapsed will be forfeited as of the date of termination of employment.

Retirement of the Participant.  If a participant’s employment is terminated due to retirement, he or she may exercise any outstanding and exercisable stock options, whether incentive or nonqualified stock options, related Tandem SARs and Free-Standing SARs during the three year-period following his or her termination of employment, or, if earlier, until the award’s expiration date. However, an ISO that is exercised more than one year after termination of employment will cause the stock option to be treated as a nonqualified stock option.

The relevant award agreement may provide that the participant or, with respect to nonqualified stock options, any transferee will have the right to exercise, until no later than the expiration of the relevant award, nonqualified stock options, ISOs and SARs to the extent such stock options and SARs become exercisable by their terms prior to the expiration of the relevant award (or such earlier date as specified in the relevant award agreement), notwithstanding the fact that such stock options and SARs were not exercisable in whole or in part (whether because a condition to exercise had not yet occurred or a specified time period had not yet elapsed or otherwise) on the date of the termination of the participant’s employment.

Unless otherwise provided in the relevant award agreement, upon retirement, the participant will forfeit each share of restricted stock, RSU, performance share, performance unit and other award with respect to which, as of that date, any restrictions, conditions, or contingencies have not lapsed.

Disability of the Participant.  If a participant’s employment is terminated due to disability, he or she, or his or her attorney in fact or legal guardian, may exercise any outstanding and exercisable stock options, whether incentive or nonqualified stock options, related Tandem SARs and Free-Standing SARs during the three year-period following his or her termination of employment, or, if earlier, until the award’s expiration date. However, an ISO that is exercised more than one year after termination of employment will cause the stock option to be treated as a nonqualified stock option.

Unless otherwise provided in the relevant award agreement, upon a termination of employment due to disability, the participant will forfeit each share of restricted stock, RSU, performance share, performance unit and other award with respect to which, as of that date, any restrictions, conditions, or contingencies have not lapsed.

Death of the Participant.  If a holder of an incentive or nonqualified stock option or a SAR dies during employment or during the period following termination of employment when that stock option or SAR may be exercised, the participant’s executor or administrator or a permitted transferee of the stock option may exercise the stock option or SAR during the three-year period immediately following the participant’s death or, if earlier, until the award’s expiration date. If the holder of a nonqualified stock option dies less than one year before the scheduled expiration date of the option, the expiration date of the stock option will be extended to the first anniversary of the holder’s death, but the stock option expiration date will not be extended beyond ten years from the date of grant of the stock option.

Unless otherwise provided in the relevant award agreement, upon a termination of employment due to the participant’s death, the participant will forfeit each share of restricted stock, RSU, performance share, performance unit and other award with respect to which, as of that date, any restrictions, conditions, or contingencies have not lapsed.

Termination Following a Change of Control.
Unless otherwise specified in the relevant award agreement, if, within two years following the date of a change of control, a participant’s employment with KeyCorp terminates for any reason other than a voluntary resignation or a termination for cause (as both such terms are defined in the Equity Plan), then each award granted to such participant under the Equity Plan prior to the change of control that then remains outstanding will be automatically treated as follows:

•	outstanding stock options will become immediately exercisable in full;

•	tandem SARs related to any such stock options will also become immediately exercisable in full;

•	outstanding free-standing SARs will become exercisable in full;

•	the restriction periods with respect to all outstanding awards of restricted stock will immediately terminate;

•	the restrictions, conditions or contingencies on any RSUs or other awards will immediately terminate; and

•	the restrictions, conditions, or contingencies on any performance shares and performance units will be modified in such manner as the Committee may specify to give the participant the benefit of those performance shares or performance units through the date of termination.

Additionally, the participant, or with respect to nonqualified stock options any transferee, will have the right, during the two-year period following the termination of employment or until the stock options or SARs expire under their original terms, to exercise any stock options and related SARs that were outstanding on the date of termination if and to the same extent as those stock options and SARs were exercisable by the participant or transferee (as the case may be) on the date of termination. In the case of ISOs, exercise of those stock options more than three months after the date of termination may cause the stock option to fail to qualify for incentive stock option treatment under the Internal Revenue Code.

The Committee has the authority to modify in the award agreement the periods specified above during which options are exercisable following the participant’s retirement, disability, death or termination of employment following a change of control.

Change of Control.  In general, a change of control will be deemed to have occurred under the Equity Plan if: (1) KeyCorp is merged with or into, is consolidated with or becomes a subsidiary of another corporation such that KeyCorp’s shareholders own less than 45% of the surviving entity or KeyCorp’s directors serve as less than half of the directors of the surviving entity; (2) a person or group buys 35% or more of KeyCorp’s outstanding voting stock; (3) KeyCorp’s shareholders approve a plan of its dissolution; (4) KeyCorp closes a sale or similar disposal of all or substantially all of its assets; or (5) without approval of the Board of Directors, a person or group announces that it intends to effect any of the triggers described above, to solicit proxies for a proposal not approved by the Board of Directors or engage in an election contest, and, within two years, KeyCorp experiences a turn-over (not approved by KeyCorp) of more than half of its directors.

Harmful Activity.  If a participant engages in “Harmful Activity” (as defined in the Equity Plan) during his or her employment or within six months after termination of employment, then, subject to exception in certain circumstances, certain adverse consequences are provided for in the Equity Plan, including KeyCorp’s recapture (or clawback) of Common Shares underlying certain vested awards, profits realized upon the exercise of certain stock options or SARs and profits realized upon the sale of Common Shares underlying certain vested awards.

No Repricing.  Except in connection with certain corporate transactions or events, the terms of outstanding awards may not be amended to reduce the exercise price of outstanding stock options or the base price of outstanding stock appreciation rights, and no outstanding stock options or stock appreciation rights may be cancelled in exchange for other awards, or cancelled in exchange for stock options or stock appreciation rights with an exercise price or a base price that is less than the exercise price of the original stock options or the base price of the original stock appreciation rights, as applicable, or cancelled in exchange for cash, without approval by the shareholders of KeyCorp. These restrictions are intended to prohibit the repricing of “underwater” stock options and stock appreciation rights and will not be construed to prohibit the adjustments related to the corporate transactions discussed above. The Equity Plan may not be amended with respect to this prohibition on repricing without approval by the shareholders of KeyCorp.

Amendment.  The Board of Directors, or a duly authorized committee thereof, may alter or amend the Equity Plan from time to time prior to its termination in any manner the Board of Directors, or such duly authorized committee, may deem to be in the best interests of KeyCorp and its shareholders. However, if an amendment to the Equity Plan

•	would materially increase the benefits accruing to participants under the Equity Plan;

•	would materially increase the number of securities that may be issued under the Equity Plan;

•	would materially modify the requirements for participation in the Equity Plan; or

•	must otherwise be approved by the shareholders of KeyCorp in order to comply with applicable law or the rules of the New York Stock Exchange or, if the Common Shares are not traded on the New York Stock Exchange, the principal national securities exchange upon which the Common Shares are traded or quoted, then such amendment will be subject to shareholder approval and will not be effective unless and until such approval has been obtained. Presentation of the Equity Plan or any amendment thereof for shareholder approval will not be construed to limit KeyCorp’s authority to offer similar or dissimilar benefits in plans that do not require shareholder approval.

The Committee will have the authority to amend the terms and conditions applicable to outstanding awards

•	in any case where expressly permitted by the terms of the Equity Plan or of the relevant award agreement; or

•	in any other case with the consent of the participant to whom the award was granted.

Except as expressly provided in the Equity Plan or in the award agreement evidencing the award, the Committee may not, without the consent of the holder of an award granted under the Equity Plan, amend the terms and conditions applicable to that award in a manner adverse to the interests of the participant.

Assignment and Transfer.  Nonqualified stock options may not be assigned or transferred (other than by will or by the laws of descent and distribution) unless the Committee, in its sole discretion, determines to allow such assignment or transfer and, if the Committee determines to allow any such assignment or transfer, the transferee will have the power to exercise such nonqualified stock option in accordance with the terms of the award and the provisions of the Equity Plan. No ISO, SAR, restricted stock during its applicable restriction period, RSU, performance share or unvested other award may be transferred other than by will or by the laws of descent and distribution. In no event may any award granted under the Equity Plan be transferred for value. During a participant’s lifetime, only the participant (or in the case of incapacity of a participant, the participant’s attorney in fact or legal guardian) may exercise any ISO or SAR.

Withholding.  KeyCorp will withhold from any payments of cash made pursuant to the Equity Plan such amount as is necessary to satisfy all applicable federal, state, and local withholding tax obligations. Except as otherwise determined by the Committee, a participant (or other person exercising stock options with respect to withholding taxes upon exercise of such stock options) may elect, or the Committee may require such participant or other person, to satisfy, in whole or in part, any withholding tax obligation that may arise in connection with the grant of an award, the lapse of any restrictions with respect to an award, the acquisition of Common Shares pursuant to any award, or the disposition of any Common Shares received pursuant to any award by having KeyCorp hold back some portion of the Common Shares that would otherwise be delivered pursuant to the award or by delivering to KeyCorp an amount equal to the withholding tax obligation arising with respect to such grant, lapse, acquisition, or disposition in (1) cash, (2) Common Shares, or (3) such combination of cash and Common Shares as the Committee may determine. The fair market value of the Common Shares to be so held back by KeyCorp or delivered by the participant will be determined as of the date on which the obligation to withhold first arose.

Awards in Substitution for Awards Granted by Other Companies.  Awards, whether ISOs, nonqualified stock options, SARs, restricted stock, RSUs, performance shares, performance units or other awards, may be granted under the Equity Plan in substitution for awards held by employees of a company who become employees of KeyCorp or a subsidiary as a result of the merger or consolidation of the employer company with KeyCorp or a subsidiary, or the acquisition by KeyCorp or a subsidiary of the assets of the employer company, or the acquisition by KeyCorp or a subsidiary of stock of the employer company as a result of which it becomes a subsidiary. The terms, provisions, and benefits of the substitute awards so granted may vary from the terms, provisions and benefits set forth in or authorized by the Equity Plan to such extent as the Committee at the time of the grant may deem appropriate to conform, in whole or in part, to the terms, provisions, and benefits of the awards in substitution for which they are granted.

Duration and Termination of the Equity Plan.  Subject to shareholder approval, the Equity Plan will become effective and will be deemed to have been adopted on March 11, 2010, which was the date the Equity Plan was approved and adopted by the Board of Directors. However, that if the Equity Plan is not approved by the affirmative vote of the holders of the requisite number of outstanding Common Shares on or prior to December 31, 2010, the Equity Plan will be void and of no further effect. The Equity Plan will remain in effect until March 11, 2020, which is the date that is 10 years from March 11, 2010. All grants made on or prior to such date of termination will continue in effect thereafter, subject to their respective terms and the terms of the Equity Plan.

Conditions.  The Committee may condition the grant of any award or combination of awards authorized under the Equity Plan on the surrender or deferral by the participant of his or her right to receive a cash bonus or other compensation otherwise payable to the participant by KeyCorp or a subsidiary, subject to such terms as will be determined by the Committee in a manner that complies with Section 409A of the Internal Revenue Code.

Acceleration.  If permitted by Section 409A of the Internal Revenue Code, in the event of a termination of employment by reason of death, disability, normal or early retirement, or a change of control, of a participant who holds a stock option or a SAR not immediately exercisable in full, or any restricted stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any RSU as to which any period of deferral has not been completed, or any performance share, performance units or other awards that have not been fully earned, or who holds Common Shares subject to any transfer restriction imposed under the Equity Plan, the Committee may, in its sole discretion, accelerate the time at which such stock option or SAR may be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such period of deferral will end or the time at which such performance shares, performance units or other awards will be deemed to have been fully earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award. However, in the case of an award intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code, acceleration is not permitted in the event of normal or early retirement.

Special Vesting Provisions.  In addition to the provisions in the Equity Plan regarding acceleration of awards, up to 5% of the maximum number of Common Shares that may be issued or transferred under the Equity Plan, as may be adjusted, may be used for restricted stock, RSUs, performance shares, performance units and other awards granted under the Equity Plan that do not comply with the applicable three-year vesting requirements with respect to time-vest awards or the applicable one-year vesting requirements with respect to awards subject to the achievement of performance goals.

Deferral.  To the extent permitted by Section 409A of the Internal Revenue Code, the Committee may permit participants to elect to defer the issuance of Common Shares or the settlement of awards in cash under the Equity

Plan pursuant to such rules, procedures or programs as it may establish for purposes of the Equity Plan. The Committee also may provide that deferred issuances and settlements include the payment or crediting of dividend equivalents or interest on the deferral amounts, to the extent permitted by Section 409A of the Internal Revenue Code.

Compliance with Section 162(m) of the Internal Revenue Code.  Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid or otherwise taxable to certain executive officers employed by KeyCorp at the end of the applicable year. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. In the case of stock options, performance shares, performance units, restricted stock, RSUs and other awards with performance-based vesting, the applicable plan must provide a maximum number of shares or maximum value with respect to which such awards may be granted during a specified period. The Equity Plan provides that no participant will be granted stock options or SARs for more than 1,000,000 Common Shares, or awarded more than $7,500,000 worth (determined at the time of grant) of performance units or other awards or awarded restricted stock, RSUs, performance shares or other awards with performance goals for more than 7,500,000 Common Shares (if such awards are intended to qualify under Section 162(m)), in any calendar year. In addition, the applicable plan and the performance goals must be approved by shareholders at least every five years. As used in the Equity Plan, the term “performance goal” means the measurable performance goal or goals specified by the Committee in connection with the grant of performance shares or performance units, or when so determined by the Committee, stock options, SARs, restricted stock, RSUs, other awards or dividend credits. Performance goals may be described in terms of KeyCorp-wide objectives or objectives that are related to the performance of the individual participant or of the subsidiary, division, department, region or function within KeyCorp or a subsidiary in which the participant is employed. The performance goals may be made relative to the performance of one or more other companies or subsidiaries, divisions, departments, regions or functions within such other companies, and may be made relative to an index or one or more of the performance goals themselves. The Committee may grant awards with performance goals that are either intended to be “qualified performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code or awards that are not intended to so qualify. The performance goals applicable to any award that is intended to be “qualified performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code to a “covered employee” within the meaning of Section 162(m) of the Internal Revenue Code will be based on one or more of, a combination of, or ratios involving the following criteria:

•	earnings per share;

•	total revenue;

•	net interest income;

•	noninterest income;

•	net income;

•	net income before tax;

•	noninterest expense;

•	efficiency ratio;

•	return on equity;

•	return on assets;

•	economic profit added;

•	loans;

•	deposits;

•	tangible equity;

•	assets;

•	net charge-offs; and

•	nonperforming assets.

If the Committee determines that a change in the business, operations, corporate structure or capital structure of KeyCorp, or the manner in which it conducts its business, or other events or circumstances render the performance goals unsuitable, the Committee may in its discretion modify such performance goals or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable, including, without limitation, to exclude the effects of extraordinary items, unusual or non-recurring events, cumulative effects of tax or accounting changes, discontinued operations, acquisitions, divestitures and material restructuring or asset impairment charges, except in the case of an award intended to be “qualified performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code (other than in connection with a change of control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Internal Revenue Code. In such case, the Committee will not make any modification of the performance goals or minimum acceptable level of achievement with respect to such covered employee.

U.S. Federal Income Tax Consequences

The following discussion of some of the U.S. Federal income tax consequences of certain transactions under the Equity Plan is based on an analysis of the Internal Revenue Code as currently in effect, existing laws, judicial decisions and administrative rulings and regulations, all of which are subject to change.

Tax Consequences to Participants

Non-Qualified Stock Options.  In general: (1) at the time a non-qualified stock option is granted, no income will be recognized by a participant; (2) at the time of exercise of a non-qualified option, ordinary income will be recognized by the participant in an amount equal to the difference between the exercise price paid for the shares and the fair market value of the shares if they are non-restricted on the date of exercise; and (3) at the time of sale of shares acquired pursuant to the exercise of a non-qualified stock option, any appreciation (or depreciation) in the value of the shares after the date of exercise will be treated as a capital gain (or loss).

ISOs.  No income generally will be recognized by a participant upon the grant or exercise of an ISO. The exercise of an ISO, however, may result in alternative minimum tax liability. If Common Shares are issued to a participant pursuant to the exercise of an ISO and no disqualifying disposition of the shares is made by the participant within two years after the date of grant or within one year after the transfer of the shares to the participant, then upon the sale of the shares any amount realized in excess of the exercise price will be taxed to the participant as a capital gain and any loss sustained will be a capital loss.

If Common Shares acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, the participant generally will recognize ordinary income in the year of disposition in an amount equal to any excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares in the sale or exchange) over the exercise price paid for the shares. Any further gain (or loss) realized by the participant generally will be taxed as a capital gain (or loss).

Appreciation Rights.  No income will be recognized by a participant in connection with the grant of a SAR. When the SAR is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of any cash, and the fair market value of any unrestricted Common Shares, received pursuant to the exercise.

Restricted Stock.  A participant receiving restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock reduced by any amount paid by the participant at such time as the shares are no longer subject to a risk of forfeiture or restrictions on transfer for purposes of Section 83 of the Internal Revenue Code. However, a participant who elects under Section 83(b) of the Internal Revenue Code within 30 days of the date of award of the restricted stock will have taxable ordinary income on the date of award of the Common Shares equal to the excess of the fair market value of the Common Shares (determined without regard to the risk of the forfeiture or restrictions on transfer) over any purchase price paid for the Common Shares. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that are subject at that time to a risk of forfeiture and restrictions on transfer generally will be treated as additional compensation income and not as dividend income.

Restricted Stock Units.  No income generally will be recognized upon the award of RSUs. A participant receiving RSUs generally will be subject to tax at ordinary income rates on the fair market value of unrestricted Common Shares on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such RSUs), and the capital gains/loss holding period for such shares will also commence on such date.

Performance Shares and Performance Units.  No income generally will be recognized upon the grant of performance shares or performance units. Upon payment in respect of the earn-out of performance shares or performance units, the participant generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any nonrestricted Common Shares received.

Other Awards.  No income generally will be recognized upon the grant of other awards. Upon payment of other awards, the participant generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted Common Shares received.

Tax Consequences to KeyCorp

To the extent that a participant recognizes ordinary income in the circumstances described above, KeyCorp or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, and is not disallowed by the $1 million limitation on certain executive compensation contained in Section 162(m) of the Internal Revenue Code. As long as KeyCorp is a TARP recipient, the $1 million limitation is reduced to $500,000.

Registration with the SEC

KeyCorp intends to file a Registration Statement on Form S-8 relating to the issuance of Common Shares under the Equity Plan with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, as soon as is practicable after approval of the Equity Plan by the shareholders.

New Plan Benefits

Because awards to be granted in the future under the Equity Plan are at the discretion of the Committee, it is not possible to determine the benefits or the amounts to be received under the Equity Plan by KeyCorp’s employees.

For grants made during fiscal year 2009 to KeyCorp’s named executive officers, please see the 2009 Grants of Plan-Based Awards Table on page 70 of this proxy statement.

Vote Required.  Approval of this proposal will require the affirmative vote of a majority of the KeyCorp Common Shares represented in person or by proxy at the Annual Meeting.

The Board of Directors of KeyCorp unanimously recommends that the shareholders vote “FOR” approval of the KeyCorp 2010 Equity Compensation Plan.

Issue Three

AMENDMENT TO ARTICLES AND REGULATIONS
CONCERNING THE VOTING RIGHTS
OF SERIES B PREFERRED STOCK

The Board of Directors is proposing that KeyCorp’s Articles and Regulations be amended as set forth in Appendix B to this proxy statement to conform the voting rights of the Series B Preferred Stock issued to the U.S. Treasury with the standard terms mandated by the U.S. Treasury under the TARP Capital Purchase Program, which was created under the Emergency Economic Stabilization Act of 2008 (“EESA”).

Background

On October 14, 2008, the U.S. Treasury announced the creation of the TARP Capital Purchase Program to encourage U.S. financial institutions to raise capital in order to increase the flow of financing to businesses and consumers in the U.S. The TARP Capital Purchase Program was designed to attract broad participation by healthy financial institutions and to do so in a way that would attract private capital to those institutions with the goal of increasing confidence in U.S. financial institutions and increasing the confidence of those financial institutions to lend.

On November 14, 2008, KeyCorp and the U.S. Treasury entered into and consummated a Letter Agreement, dated November 14, 2008, and a Securities Purchase Agreement — Standard Terms (collectively, the “Purchase Agreement”), pursuant to which KeyCorp issued to the U.S. Treasury (i) 25,000 shares of Series B Preferred Stock, and (ii) a warrant to purchase 35,244,361 KeyCorp Common Shares, at an exercise price of $10.64 per share, subject to certain anti-dilution and other adjustments, for an aggregate purchase price of $2.5 billion. Pursuant to the Purchase Agreement, KeyCorp agreed to include in its proxy statement for the 2009 Annual Meeting of Shareholders and thereafter a proposal to amend Article IV of KeyCorp’s Articles in the form set forth on Appendix B hereto to conform the voting rights of the Series B Preferred Stock with the standard terms for shares of senior preferred stock issued to the U.S. Treasury under the TARP Capital Purchase Program.

What are these Amendments intended to accomplish?

The U.S. Treasury requires that shares of preferred stock purchased by it pursuant to the TARP Capital Purchase Program have certain limited class voting rights that are different from those currently provided for under the Articles or Ohio law. Therefore, pursuant to the Purchase Agreement, KeyCorp agreed with the U.S. Treasury to include in its proxy statement for the 2009 Annual Meeting of Shareholders a proposal to amend the Articles to provide for the required voting rights. Unless KeyCorp’s shareholders approve these proposed amendments to the Articles and Regulations, KeyCorp is required to submit the proposed amendments at each subsequent annual meeting of its shareholders until such approval is obtained. Because KeyCorp’s shareholders failed to approve the proposed amendments to the Articles and Regulations at the 2009 Annual Meeting, this proposal is being resubmitted to the shareholders at this Annual Meeting.

The proposed amendments to Article IV, Part A, Section 2(a) and Article IV, Part E of the Articles would revise the express terms of the issued and outstanding shares of the Series B Preferred Stock to provide limited voting rights that conform to the standard terms required in connection with the TARP Capital Purchase Program, including (1) to allow shares of Series B Preferred Stock to vote as a class with any other preferred stock having similar voting rights for the election and removal of two directors of KeyCorp (the “Preferred Directors”) in the event KeyCorp fails to pay dividends on such shares of preferred stock purchased by the U.S. Treasury for six quarterly dividend periods, whether or not consecutive and (2) to allow shares of Series B Preferred Stock to vote as a class on certain significant corporate actions, namely the authorization of any senior stock, any amendment to the terms of the Series B Preferred Stock purchased by the U.S. Treasury, and certain share exchanges, reclassifications, mergers and consolidations.

The proposed amendment to Article II, Section 11(b) of the Regulations would expressly provide that any standard for removing directors contained in the Articles will govern if there is any conflict with the standards for removing directors set forth in the Regulations. Similarly, the proposed amendment to Article II, Section 12 of the Regulations would expressly provide that any procedures for filling vacancies on the Board of Directors contained in the Articles will govern if there is any conflict with the procedures for filling vacancies on the Board set forth in the Regulations.

What voting rights do shares of KeyCorp’s Preferred Stock presently have?

The Articles confer the following voting rights on shares of Preferred Stock, including the Series B Preferred Stock:

•	Whenever KeyCorp fails to pay full dividends on any series of Preferred Stock for six quarterly dividend payment periods, whether or not consecutive, the holders of all outstanding series of Preferred Stock, voting as a single class without regard to series, will be entitled to vote for the election of two additional directors until full cumulative dividends for all past dividend payment periods on all series of Preferred Stock have been paid or declared and set apart for payment and non-cumulative dividends have been paid regularly for at least one full year;

•	The affirmative vote or consent of the holders of at least two-thirds of all of the shares of the then outstanding shares of Preferred Stock, voting as a separate class, shall be required to amend, alter or repeal the provisions of the Articles or Regulations which would be substantially prejudicial to the voting powers, rights, or preferences of the holders of such outstanding shares of Preferred Stock; provided, however, that neither the amendment of the Articles to authorize or to increase the authorized or outstanding number of shares of any class ranking junior to or on a parity with Preferred Stock, nor the amendment of the Regulations so as to change the number of KeyCorp’s directors, will be deemed to be substantially prejudicial to the voting powers, rights, or preferences of the holders of Preferred Stock; and provided further that if any amendment, alteration, or repeal would be substantially prejudicial to the rights or preferences of one or more but not all of the then outstanding series of Preferred Stock, the affirmative vote or consent of the holders of at least two-thirds of the then outstanding shares of the series so affected shall also be required;

•	The affirmative vote or consent of the holders of at least two-thirds of the then outstanding shares of Preferred Stock, voting as a single class, shall be required to effect any one or more of the following: (i) the authorization of, or the increase in the authorized number of, any shares of any class ranking senior to the Preferred Stock; or (ii) the purchase or redemption for sinking fund purposes or otherwise of less than all of the then outstanding shares of the Preferred Stock except in accordance with a purchase offer made to all holders of record of such Preferred Stock, unless all dividends on all Preferred Stock then outstanding for all previous dividend periods shall have been declared and paid or funds sufficient for the payment of those dividends have been set apart and all accrued sinking fund obligations applicable thereto shall have been complied with.

Under Ohio law, even if shares are otherwise designated as non-voting shares, the holders of such shares are entitled to vote as a separate class on certain changes in the terms of the shares of such class, including changes in the express terms or additions to the terms in any manner substantially prejudicial to the holders of the shares of such class. Ohio law also requires that any merger or consolidation of a corporation with or into any other entity in which the corporation is not the surviving corporation shall be approved by the holders of each class of outstanding stock, if such class of stock would be changed in such merger or consolidation in a manner that would have required the approval of such class if the change were effected by an amendment to the corporation’s articles of incorporation.

What voting rights would shares of Series B Preferred Stock have if the Amendments were adopted?

Voting Rights as to the Election of Preferred Directors.  The standard terms required by the U.S. Treasury for Series B Preferred Stock include that whenever, at any time or times, dividends payable on the shares of Series B

Preferred Stock have not been paid for an aggregate of six quarterly dividend periods or more, whether or not consecutive, the authorized number of directors of KeyCorp shall automatically be increased by two and the holders of the Series B Preferred Stock shall have the right, with holders of shares of any one or more other classes or series of KeyCorp’s Preferred Stock that have like voting rights with the Series B Preferred Stock with respect to such matter, voting together as a class, to elect the Preferred Directors to fill such newly created directorships at KeyCorp. Such Preferred Directors are to be in addition to the directors elected by the holders of KeyCorp’s Common Shares. Holders of Series B Preferred Stock and any voting parity Preferred Stock will not be entitled to vote on directors elected by the holders of Common Shares, and vice versa.

Additional Limited Series Voting Rights.  The standard terms required by the U.S. Treasury for Series B Preferred Stock also provide that, for so long as shares of Series B Preferred Stock remain outstanding, in addition to any other vote or consent of shareholders required by law or by the Articles, the vote or consent of the holders of at least two thirds of the shares of the Series B Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

•	Authorization of Senior Stock. Any amendment or alteration of the Articles to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of KeyCorp ranking senior to Series B Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of KeyCorp;

•	Amendment of Series B Preferred Stock. Any amendment, alteration or repeal of any provision of the Articles so as to adversely affect the rights, preferences, privileges or voting powers of Series B Preferred Stock; or

•	Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving Series B Preferred Stock, or of a merger or consolidation of KeyCorp with another corporation or other entity, unless in each case (x) the shares of Series B Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which KeyCorp is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Series B Preferred Stock immediately prior to such consummation, taken as a whole;

provided, however, that for all the above purposes, any increase in the amount of the authorized Preferred Stock, including any increase in the authorized amount of Series B Preferred Stock necessary to satisfy preemptive or similar rights granted by KeyCorp to other persons prior to the date that the U.S. Treasury and KeyCorp entered into the Purchase Agreement, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to Series B Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of KeyCorp will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Series B Preferred Stock.

Each share of Series B Preferred Stock issued to the U.S. Treasury pursuant to the TARP Capital Purchase Program has one vote per share.

A summary of the existing terms of the Series B Preferred Stock that the U.S. Treasury purchased from KeyCorp is set forth in Form 8-K filed on November 20, 2008, which is incorporated into this proxy statement by reference. That summary is qualified in its entirety by the express terms of the Series B Preferred Stock set forth in that filing.

Could the Amendments be substantially prejudicial to the holders of the Common Shares and/or Series A Preferred Stock?

KeyCorp believes that voting rights substantially equivalent to the voting rights set forth in the U.S. Treasury’s standard terms for Series B Preferred Stock would be available to the holders of such shares under existing provisions of the Articles and Ohio law, even if not set forth in the express terms of Series B Preferred Stock. The material difference between the existing voting rights relating to the Series B Preferred Stock and the voting rights of the Series B Preferred Stock if the amendments were adopted by shareholders is that holders of the Series B Preferred Stock would be entitled to vote separately as an independent voting class on those matters set forth under Additional Limited Series Voting Rights. KeyCorp does not believe that granting these additional voting rights to holders of Series B Preferred Stock will be substantially prejudicial to the holders of either Common Shares or Series A Preferred Stock. While KeyCorp further believes that the separate votes of the holders of shares of Series A Preferred Stock and Series B Preferred Stock on these amendments may not be required under the Articles and/or the Ohio law as it does not appear that the Amendments are substantially prejudicial to the rights of such holders, KeyCorp nonetheless is allowing the holders of Series A Preferred Stock and Series B Preferred Stock to vote separately on these amendments.

Additionally, KeyCorp believes that the limited class voting rights set forth in the proposed amendment of the terms of the Series B Preferred Stock issued by KeyCorp pursuant to the TARP Capital Purchase Program will not have any potential anti-takeover effect on KeyCorp.

What would be the consequence of a failure to approve these Amendments?

In the event that the shareholders of KeyCorp fail to approve the amendments set forth in this Issue Three, KeyCorp would be required to submit these proposed amendments at each subsequent annual meeting of its shareholders until approval is obtained.

What is the required vote for approval by KeyCorp’s shareholders of these Amendments?

The text of the proposed amendments is set forth in Appendix B to this proxy statement. Pursuant to Article VI and Article IV, Part A, Section 2(c) of the Articles, (i) the affirmative vote of the holders of the Common Shares entitling them to exercise a majority of the voting power of such shares, (ii) the affirmative vote of the holders of the Series A Preferred Stock of KeyCorp entitling them to exercise two-thirds of the voting power of such shares and (iii) the affirmative vote of the holders of the Series B Preferred Stock entitling them to exercise two-thirds of the voting power of such shares, is necessary to adopt the proposed amendments to the Articles and Regulations.

The Board of Directors unanimously recommends that the shareholders vote FOR adoption of these amendments to the Articles and the Regulations.

Issue Four

INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors of KeyCorp has appointed Ernst & Young LLP (“Ernst & Young”) as KeyCorp’s independent auditors to examine the financial statements of KeyCorp and its subsidiaries for the year 2010. The Board of Directors recommends ratification of the appointment of Ernst & Young. The favorable vote of the holders of a majority of the KeyCorp Common Shares represented in person or by proxy at the Annual Meeting will be required for such ratification.

A representative of Ernst & Young will be present at the meeting with an opportunity to make a statement if such representative desires to do so and to respond to appropriate questions.

Although shareholder approval of this appointment is not required by law or binding on the Audit Committee, the Audit Committee believes that shareholders should be given the opportunity to express their views. If the shareholders do not ratify the appointment of Ernst & Young as KeyCorp’s independent auditors, the Audit Committee will consider this vote in determining whether or not to continue the engagement of Ernst & Young.

The Board of Directors unanimously recommends that shareholders vote FOR the ratification of this appointment.

Issue Five

APPROVAL OF KEYCORP’S EXECUTIVE COMPENSATION

Under Section 111(e)(1) of the EESA, any reporting company that has received financial assistance under TARP must permit a separate shareholder vote to approve the reporting company’s executive compensation, as disclosed in the reporting company’s Compensation Discussion and Analysis, related compensation tables, and other related material under the compensation disclosure rules of the SEC, in any proxy or consent or authorization for an annual or other meeting of its shareholders during the period in which any obligation arising from financial assistance provided under TARP remains outstanding.

KeyCorp’s Board of Directors is providing shareholders with the opportunity to cast an advisory vote on its compensation program at the 2010 Annual Meeting. As set forth in the EESA, this vote will not be binding on or overrule any decisions by KeyCorp’s Board of Directors, will not create or imply any additional fiduciary duty on the part of the Board, and will not restrict or limit the ability of KeyCorp’s shareholders to make proposals for inclusion in proxy materials related to executive compensation. However, the Compensation and Organization Committee will take into account the outcome of the vote when considering future executive compensation arrangements. The Board of Directors has determined that the best way to allow shareholders to vote on KeyCorp’s executive pay programs and policies is through the following resolution:

RESOLVED, that the shareholders approve KeyCorp’s executive compensation, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.

Vote Required.  Approval of this proposal will require the affirmative vote of a majority of the KeyCorp Common Shares represented in person or by proxy at the Annual Meting.

The Board of Directors unanimously recommends that the shareholders vote FOR this proposal.

EXECUTIVE OFFICERS

The executive officers of KeyCorp are principally responsible for making policy for KeyCorp, subject to the supervision and direction of KeyCorp’s Board of Directors. All officers are subject to annual election at the annual organizational meeting of the directors. Mr. Meyer has an employment agreement with KeyCorp.

There are no family relationships among directors, nominees, or executive officers. Other than Ms. Mooney, all have been employed in officer capacities with KeyCorp or one of its subsidiaries for at least the past five years.

Set forth below are the names and ages of the executive officers of KeyCorp as of January 1, 2010 (unless otherwise notes), positions held by them at KeyCorp during the past five years and the year from which held, and the year they first became executive officers of KeyCorp. Because Ms. Mooney has been employed at KeyCorp for less than five years, additional information is being provided concerning her prior business experience.

CHRISTOPHER M. GORMAN (49)

Mr. Gorman was elected as a KeyCorp Senior Executive Vice President and head of Key National Banking on March 11, 2010. He became an executive officer of KeyCorp on that date. Before assuming his new position, Mr. Gorman was an Executive Vice President of KeyCorp (since 2002) and served as President of KeyBank Capital Markets (since 2003).

PAUL N. HARRIS (51)

Mr. Harris has been an Executive Vice President, General Counsel, and Secretary of KeyCorp since 2003. He became an executive officer of KeyCorp in 2004.

CHARLES S. HYLE (58)

Mr. Hyle has been an Executive Vice President and Chief Risk Officer of KeyCorp since 2004. He also has been an executive officer since 2004.

HENRY L. MEYER III (60)

Mr. Meyer has been Chairman, President, and Chief Executive Officer of KeyCorp since 2001. He has been an executive officer at KeyCorp since 1987.

BETH E. MOONEY (54)

Ms. Mooney joined KeyCorp in 2006 as a Vice Chair and head of Key Community Banking. She has been an executive officer since she joined KeyCorp.

Ms. Mooney has over 30 years of banking experience in retail banking, commercial lending, and real estate financing. Prior to joining KeyCorp, beginning in 2000 she served as Senior Executive Vice President at AmSouth Bancorp (a large regional bank holding company that has merged into Regions Financial Corporation) and became Chief Financial Officer at AmSouth Bancorp as well in 2004. She held both positions until joining KeyCorp.

ROBERT L. MORRIS (57)

Mr. Morris has been Chief Accounting Officer of KeyCorp since 2006. From 2000 to 2006, Mr. Morris served as KeyCorp’s Controller. He has been an executive officer at KeyCorp since 2006.

THOMAS C. STEVENS (60)

Mr. Stevens has been Vice Chair and Chief Administrative Officer of KeyCorp since 2003. Mr. Stevens has been an executive officer of KeyCorp since 1996.

JEFFREY B. WEEDEN (53)

Mr. Weeden has been a Senior Executive Vice President and Chief Financial Officer of KeyCorp since 2002. He has also been an executive officer of KeyCorp since 2002.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

KeyCorp remains committed to its pay-for-performance philosophy. As a participant in the Department of the Treasury’s Troubled Asset Relief Program (TARP) we continue to be guided by this philosophy but acknowledge that our ability to motivate and retain our executives through our executive compensation program is limited. The named executive officers1, were still accountable for achieving the performance objectives established under our annual and long-term incentive compensation plans but they were not eligible to receive incentive awards in 2009. In fact, no annual incentive compensation awards were paid for 2008 or 2009. In addition, all stock options awarded prior to 2009 had exercise prices well above the range of Key’s current share price and performance shares awarded for the 2006-2008 and 2007-2009 long-term performance cycles failed to vest as our financial results fell below the threshold performance levels. Total compensation for the named executive officers was reduced, evidence that the pay-for-performance philosophy embedded in our compensation plans worked as intended.

This Compensation Discussion and Analysis presents KeyCorp’s executive compensation policies and practices during 2009. It also addresses the changes to KeyCorp’s executive compensation and benefits programs for 2009 and how these changes enable us to measure performance in a volatile environment, recognize individual contributions, and comply with the executive compensation standards applicable to TARP participants.

Because Key is a TARP participant, the Compensation and Organization Committee of KeyCorp’s Board of Directors (the Compensation Committee) is required to conduct a review, at least every six months with KeyCorp’s senior risk officers of our compensation program for senior executives, as well as our employee incentive plan designs and performance metrics. During 2009, the Compensation Committee met with KeyCorp’s Chief Risk Officer and Chief Auditor in January and July to identify and assess the risks posed by these plans and ensure that these risks are being effectively monitored and managed. The Compensation Committee also reviewed KeyCorp’s governance processes to ensure they were aligned with our risk tolerance framework. The results of this review are reported in the Compensation and Organization Committee Report (Including Discussion of Compensation Policies and Practices as They Relate to Risk Management) on page 88 of this proxy statement.

Impact of Tarp

On November 14, 2008, KeyCorp sold $2.5 billion of its preferred stock and warrants to purchase its common stock to the United States Department of the Treasury pursuant to the TARP and the Capital Purchase Program (CPP) established under the Emergency Economic Stabilization Act of 2008 (EESA). As a TARP participant, and while the Treasury Department’s CPP investment in KeyCorp remains outstanding, KeyCorp is required to conform to specific executive compensation and corporate governance requirements. In February 2009, EESA was amended by the American Recovery and Reinvestment Act of 2009 (ARRA) to expand and bolster these executive compensation and corporate governance requirements.

       (1) Messrs. Meyer, Stevens, Weeden, Hancock and Ms. Mooney. Mr. Hancock resigned effective February 12, 2010.

Consequently, KeyCorp is subject to and in compliance with the following requirements:

•	The Compensation Committee must semi-annually review our incentive compensation plans with KeyCorp’s Chief Risk Officers and the risks that these plans pose to KeyCorp, as well as identify and limit any features in these plans that could lead the named executive officers to take unnecessary and excessive risks that may threaten the value of KeyCorp;

•	We may not pay or accrue any bonus, retention award or incentive compensation to any of the named executive officers or the next top 20 most highly compensated employees, except that bonuses may be paid:

•	pursuant to a written employment agreement that was entered into before February 11, 2009; and

•	in the form of restricted stock that cannot fully vest prior to the full repayment of TARP funds and that has a maximum value of no more than one-third of the subject executive or employee’s total annual compensation.

•	We must maintain a policy enabling us to recover (“clawback”) any bonus, retention award or incentive compensation paid based on statements that are later proven to be materially inaccurate;

•	We must not provide any “golden parachute payments” in the event of involuntary termination of employment; and

•	We must not take any compensation expense deduction for U.S. federal corporate income tax purposes for amounts in excess of $500,000 per year paid to the named executive officers.

In addition, KeyCorp amended its incentive compensation plans in 2008 to provide for a clawback and modified the change of control agreements of the named executive officers to eliminate any “golden parachute payments.”

KeyCorp Compensation Philosophy and Objectives

The overall objective of KeyCorp’s executive compensation and benefits program is to align the compensation interests of our executives with the investment interests of our shareholders. This program is designed to support this objective in three ways:

•	KeyCorp strives to attract, retain and motivate a talented team of executives who are capable of leading the company.

•	KeyCorp strives to reinforce short- and long-term financial and risk management goals and objectives and link pay to sustainable performance relative to goals.

•	KeyCorp strives to ensure that its compensation plans do not encourage employees to take unnecessary or excessive risks that would threaten the value of KeyCorp or manipulate earnings.

We seek to achieve this objective by aligning compensation to how KeyCorp performs relative to its strategic goals and as compared to its peers.

Elements of Total Compensation

Consistent with this philosophy, the Compensation Committee continues to believe that the best way to motivate KeyCorp’s executives to enhance shareholder return is to link a relatively large portion of their compensation directly to performance by making this compensation contingent upon the achievement of pre-established performance goals. Historically, the incentive portion of our executives’ total compensation has been delivered through both annual cash and long-term equity award opportunities structured and weighted to balance short-term earnings with the need to make investments in the long-term viability of the business, as further described below.

Base Salary

Historically, base salary has represented the fixed portion of each named executive officer’s total compensation. Generally, this compensation component has been paid in cash and factored into the calculation of certain employee benefits, such as the benefits under KeyCorp’s retirement plans.

As a TARP participant, however, we have begun to pay a portion of several named executive officers’ base salaries in the form of shares of KeyCorp common stock. Consequently, the value of this compensation component now fluctuates with changes in the market price of KeyCorp common stock. Further, this “stock salary” is not counted in the calculation of employee benefits.

The key features of the 2009 stock salary awards for the named executive officers are summarized in the narrative to the 2009 Option Exercises and Stock Vested Table on page 75 of this proxy statement.

Annual Incentive Compensation

Historically, payouts under KeyCorp’s Annual Incentive Plan (the Incentive Plan) have been based on the level of achievement against one or more pre-established performance metrics. At the beginning of each year, the Compensation Committee would select the performance metrics and set the targets for the awards made to our CEO, the other named executive officers, and employees in our finance, operations, technology, compliance, risk management and human resources departments who participate in the Incentive Plan. After the end of the year, award payouts are determined based on the Compensation Committee’s evaluation of the level of achievement of each performance goal.

Because KeyCorp is a TARP participant, however, the named executives and the next 20 most highly compensated employees were not eligible to receive awards under the Incentive Plan for 2009.

The key features of the Incentive Plan for 2009 are summarized in the narrative to the 2009 Grants of Plan-Based Awards Table on page 70 of this proxy statement.

Long-Term Incentive Compensation

Historically, we have used long-term incentive compensation in the form of equity-based awards to increase employees’ share ownership and align their long-term financial interests with those of shareholders. KeyCorp’s Long-Term Incentive Compensation Plan (the Long-Term Plan) is designed to foster a long-term perspective that generally corresponds with our three-year strategic planning cycle. A new long-term incentive compensation performance cycle begins each year on January 1. Accordingly, during 2009, there were three long-term incentive compensation performance cycles in effect (commencing 2007, 2008, and 2009, respectively).

Each named executive officer’s long-term incentive award opportunity is determined by the Compensation Committee with reference to the median total long-term incentive award opportunity for comparable positions within KeyCorp’s peer group. Typically, long-term incentive awards have been delivered half in stock options (in the form of both non-qualified stock options and incentive stock options) and half as performance-based restricted stock to provide a balanced focus on the market price of KeyCorp’s common stock with attention to the achievement of the specific long-term objectives that satisfy KeyCorp’s strategic plan.

Long-Term Incentive Plan awards are communicated to participants as a dollar value. Historically, KeyCorp has established a compensation value at which options are granted. Unlike the accounting (grant date fair market) value of a stock option, the compensation value does not vary with daily movements in the stock price. Up until 2008 the compensation value was established for three-year periods. KeyCorp’s stock price, similar to other financial services companies, began its decline in July of 2007. By April 2008, due to sustained and unusual levels of stock price volatility, the compensation value was revisited and set at $5.00. By May of 2009 the market had changed dramatically again and the compensation value was lowered to $3.00. The grant date fair market value of the stock options for accounting purposes granted to the CEO and named executives officers was $1.69 in 2008 and $2.38 in 2009. Therefore, fewer options were delivered for a given dollar value than would have been if KeyCorp had used the grant date fair market value required for accounting and disclosure purposes. For example, the number of options delivered for a $100,000 award would be:

	Compensation Value		Accounting Value
	Per Option	# of Options	Per Option	# of Options

2008	$5.00	20,000	$1.69	59,172
2009	$3.00	33,333	$2.38	42,017

In 2009, as a result of the decline in the market price of our common stock, the Compensation Committee elected to deliver 33% of the equity awards granted to the plan participants as stock options, 33% as performance-based restricted stock and 34% as deferred cash. Because KeyCorp is a TARP participant, the named executive officers and the next 20 most highly compensated employees were prohibited from receiving equity awards under the Long-Term Plan. However, we were permitted to award some portion of the long-term incentive opportunity in restricted stock and prior to June 15, 2009, stock options, with specific vesting terms and conditions.

The key features of the Long-Term Plan and the stock options and restricted stock awarded to the CEO and named executive officers are summarized in the narrative to the 2009 Grants of Plan-Based Awards Table on page 70 of this proxy statement.

Total Compensation Pay Mix

Under KeyCorp’s compensation philosophy, the mix of base salary, annual incentive, and long-term incentive varies with an executive’s responsibilities and position. The Compensation Committee continues to believe that the total compensation of executives who set the overall strategy for the business and have the greatest ability to execute that strategy should be predominantly performance-based and weighted toward long-term objectives. In January 2009, the Compensation Committee established the following pay mixes for the named executive officers:

	Base	Annual Incentive	Long-term Incentive
	Salary	Target	Target

Meyer (CEO)	14%	30%	56%
Stevens (CAO)	20%	24%	56%
Weeden (CFO)	20%	24%	56%
Mooney (Community Banking)	20%	35%	45%
Hancock (National Banking)	14%	40%	46%

Because KeyCorp is a TARP participant, these pay mixes were subsequently modified to comply with the applicable limitations on bonuses and incentive compensation. Since Mr. Hancock’s compensation was payable pursuant to an employment agreement that was entered into before February 11, 2009, his pay mix remained the same. The pay mixes of Messrs. Meyer, Stevens, Weeden and Ms. Mooney were modified to provide 67% base salary, 33% long-term compensation, and no annual incentive compensation.

Compensation Decision-Making Process and Timing

Selecting appropriate performance metrics is critical to KeyCorp’s pay-for-performance philosophy. From 2004 through 2008, the performance metrics used for both annual and long-term incentive compensation were consistent from year-to-year, and consisted of earnings per share (EPS), return on equity (ROE) and economic profit-added (EPA).

For 2009, the Compensation Committee, with the assistance of Compensation Advisory Partners (formerly Mercer), its external executive compensation consultant, set the performance targets required to earn incentive compensation payouts during a series of meetings between October 2008 and January 2009. As a result of the then-unfolding financial crisis and the uncertainty about the compliance obligations to be imposed for TARP participants, the Compensation Committee decided to take a different approach in setting performance goals under the Incentive Plan, including the performance goals for our CEO and his direct reports.2( In light of the anticipated economic turmoil during 2009, the Compensation Committee selected the following performance metrics:

•	Minimum thresholds of tangible capital and Tier 1 capital ratios of 6.0% and 7.5% respectively for any incentive payment to be made;

•	Liquidity measured as improvement in loan to deposit ratio from 130%;

•	Profitability measures, such as a return on risk-weighted assets above (1.9)%, pre-provision operating income, Economic Profit Added and Earnings Per Share targeted at $1.633 billion, $(1.222) billion and $(.33), respectively;

•	Credit quality measures, such as net charge off and non-performing assets ratios targeted at 1.65% and 2.17%, respectively; and

•	Leadership in executing corporate initiatives.

2 The CEO’s direct reports are the named executive officers and the Chief Risk Officer.

When evaluating the performance of our CEO and his direct reports or determining any incentive pool funding for 2009 under the Incentive Plan, the Compensation Committee assessed KeyCorp’s performance against these goals as well as results relative to peers.

In the case of the Long-Term Plan, the economic environment made it difficult for the Compensation Committee to establish long-term goals. Therefore, the Compensation Committee established a two-year (rather than a new three-year) performance cycle and set cumulative goals using the same metrics as it had set for the Incentive Plan.

During this time period, Compensation Advisory Partners evaluated KeyCorp’s annual and long-term financial and non-financial performance objectives in the context of the market and current and forecasted peer group performance to assist the Compensation Committee in setting financial targets that would be expected to drive above median performance. The Compensation Committee established broad ranges of performance (with no specified weighting or mathematical calculation) and determined to use its judgment in setting performance targets and evaluating management’s performance.

After these initial decisions were made, management reported KeyCorp’s performance relative to the goals, as well as Earnings Per Share growth, Return On Equity and total shareholder return as compared to the median performance achieved by the companies in the peer group. This information was provided to the Compensation Committee on a quarterly basis to assist the Compensation Committee in its evaluation of performance.

Peer Group Compensation and Performance Comparisons

Each year, the Compensation Committee directs its external executive compensation consultant, presently Compensation Advisory Partners, to analyze survey data from KeyCorp’s peers to assess financial and market performance, as well as the total compensation and benefits that these companies provide for their executive officers. Since 2002, the Compensation Committee has determined that the appropriate peer group for compensation and performance comparisons is the group of large super-regional banks as defined by the Standard and Poor’s Regional Bank Index and Diversified Bank Index. In January 2009, the Compensation Committee’s executive compensation consultant determined that these indices continued to be appropriate for KeyCorp to benchmark executive pay and company performance for 2009 for three reasons:

•	The indices consist of financial services firms with diversified business mixes;

•	KeyCorp competes with these firms for customers and executive talent; and

•	These firms (as well as KeyCorp) are selected by Standard and Poor’s for inclusion in published indices.

Standard and Poor’s modifies the members in each index from time-to-time based on criteria such as total asset or sales size and merger and acquisition activity. For 2009, the peer companies (as reflected in these indices) were:

•	BB&T Corp.

•	Comerica Inc.

•	Fifth Third Bank

•	First Horizon

•	Huntington Bancshares

•	M&T Bank

•	Marshall & Ilsley

•	PNC Financial

•	Regions Financial

•	SunTrust Banks

•	U.S. Bancorp

•	Zions Bancorp

The Compensation Committee determined that after its acquisition of Wachovia, Wells Fargo would not be a member of KeyCorp’s peer group for 2009 even though Standard and Poor’s has maintained it in the Diversified Bank Index.

Historically, the Compensation Committee reviewed available compensation information obtained in the surveys discussed above at its regularly scheduled November meetings and approved compensation targets for the named executive officers and approximately 32 additional senior executive positions3( at its January meetings. With the upheaval caused by the financial crisis and uncertain effect of TARP, many financial services firms did not participate in these surveys. Consequently, for many positions, the data were not available or inconsistent; as a result, the Compensation Committee relied less on position-specific data, instead using the information as a market reference to obtain a general understanding of emerging compensation practices.

2009 Total Compensation Decisions and Actions

The compensation decisions and actions for the named executive officers described below are presented chronologically to better explain how these decisions and timing of these actions were determined or affected by KeyCorp’s status as a TARP participant.

Initial 2009 Base Salary Adjustments and 2009 Long-Term Incentive Awards

In February 2009, the Compensation Committee reviewed each executive officer’s base salary. Given the economic challenges facing KeyCorp, the Compensation Committee determined that there would be no base salary increases for 2009.

In its regularly scheduled February meetings, the Compensation Committee typically approves long-term incentive compensation awards for executives in positions to drive KeyCorp to achieve its strategic plan. Given uncertainty at that time as to KeyCorp’s ability as a TARP participant to make long-term incentive compensation awards, the Compensation Committee approved the dollar value of long-term incentive awards intended to deliver market levels of pay with the type and timing of the awards for our CEO and other named executive officers contingent on management’s determination that the awards would comply with the rules applicable to TARP participants.

In March 2009, the Compensation Committee determined that its inability to make long-term incentive compensation awards to our CEO and other named executives while waiting for Treasury guidance on the relevant TARP standards created significant retention risks for KeyCorp. Consequently, the Compensation Committee determined to make long-term incentive awards to our CEO and other named executive officers equal to one-third of their total compensation in time-lapsed restricted stock based on the anticipated award limit. These March awards (shown in the table below) made to our CEO and other named executive officers were less than 40% of the dollar value of the long-term incentive awards approved by the Compensation Committee in February 2009 but not actually awarded.

Subsequent 2009 Long-Term Incentive Awards

In June 2009, Treasury published rules outlining the application of the AARA executive compensation standards to TARP participants. These rules provided that bonuses paid or accrued before June 15, 2009 were not

(   3 Executives who head a line of business or major functional area, and whose compensation is overseen by the Compensation Committee.

subject to the prohibition on incentive compensation. In addition, Treasury defined the term “incentive compensation” to include equity awards, such as stock options. The Compensation Committee determined that KeyCorp’s inability to deliver the full dollar value of the long-term incentive awards approved in February to our CEO and the other named executive officers could put us at risk of losing these executives. Consequently, the Compensation Committee granted 900,000 stock options to our CEO and 350,000 stock options to each of the other named executive officers prior to June 15, 2009, which at a compensated value of $3.00 per share would deliver $2,700,000 and $1,050,000 in compensation respectively. The grant fair market value actually delivered for accounting and disclosure purposes at $2.38 is shown below:

	March 2009 Award
	Delivered		Total 2009 LTIC
	per Award Limit	June 2009 Stock Option Award	Delivered

Meyer	$1,247,483	$2,142,000	$3,389,483
Stevens	$664,190	$833,000	$1,497,190
Mooney	$607,897	$833,000	$1,440,897
Weeden	$707,867	$833,000	$1,540,867

The total fair market value of the 2009 LTIC awards actually delivered two-thirds of the amount intended for the CEO and less than 90% of the amounts approved for each of the named executive officers in February 2009 as determined by a market-based compensation analysis.

In May and July 2009, the Compensation Committee examined the public disclosures of the peer group to better understand market pay practices and performance levels. Due to the difficult performance environment in 2008 and financial and shareholder results across the financial services sector, there was very little incentive compensation paid for 2008 performance. For example, no peer CEOs were paid an annual incentive in 2009 in relation to the 2008 performance of their respective companies. While KeyCorp did not make 2008 incentive awards to any of the named executive officers, several peers made payments to some named executive officers. The Compensation Committee’s executive compensation consultant reported that KeyCorp’s total pay was at the median and that performance in important capital adequacy metrics was above median and stable and below median with regard to Return On Equity and Operating Income metrics.

Subsequent Base Salary Adjustments

In September 2009, the Compensation Committee reviewed total compensation opportunities for our CEO and the other named executive officers in the context of the actions of the peer group and KeyCorp’s progress toward achieving the performance objectives for the year. As a result, the Compensation Committee determined that the total compensation targeted for our CEO and the named executive officers should be reduced to about 70% of their pre-TARP levels. However, due to TARP prohibitions on paying incentive compensation and limitations on paying long-term awards, the mix of compensation would need to be significantly different from periods before TARP. To achieve this result, the base salaries of the named executive officers were increased, with 100% of our CEO’s increase and 90% of the other named executive officers’ increases paid in shares of KeyCorp common stock that may not be sold or transferred until such time as KeyCorp has repaid its TARP funds. As a result, effective October 2, 2009:

•	Our CEO’s base salary was increased on an annualized basis by $2,313,000. For 2009, he was paid a base salary of $1.02 million in cash, and $600,000 in shares of common stock, resulting in a total compensation package for 2009 that was approximately 70% of his pre-TARP total compensation opportunity.

•	Similarly, the total compensation delivered to Messrs. Stevens and Weeden and Ms. Mooney in 2009 was approximately 70% of their pre-TARP total compensation opportunities.

Neither our CEO nor the other named executives will be paid any incentive compensation or bonus awards for 2009 performance. Mr. Hancock will receive one-half of the incentive award guaranteed in his employment letter dated November 25, 2008.

Internal Revenue Code Section 162(m)

As noted above, KeyCorp may not take a compensation deduction for U.S. federal corporate tax purposes for amounts in excess of $500,000 per year paid to the named executive officers. The compensation decisions discussed above delivered compensation in excess of $500,000 to our CEO and each of the named executive officers. While the Compensation Committee takes tax consequences into consideration when making compensation decisions, it determined that the risk to the value of KeyCorp of not delivering compensation competitive to market levels would be greater than the loss of the tax deduction. The impact on KeyCorp’s tax liability as a result of the loss of a tax deduction on payments to the named executive officers in excess of the $500,000 limit is approximately $2.1 million. However, because KeyCorp had a tax loss for 2009, these compensation payments acted to reduce the amount of the tax loss.

Performance Assessment Against 2009 Goals

KeyCorp’s 2009 capital ratios were strong and both liquidity and funding ratios were strengthened throughout the year. Performance fell below or in the lower end of established performance ranges on credit quality and profitability measures. Progress was made on leadership goals and the execution of corporate initiatives in improved efficiency and investments in the branch network was on track to achieve agreed upon goals. The Compensation Committee determined that the actions taken in 2009 to strengthen capital, reserves and liquidity; address asset quality; and invest and reshape KeyCorp’s businesses have set the stage for KeyCorp to emerge from this extraordinary period as a strong, competitive company. Recognizing that many of the participants in the Incentive Plan are professionals in finance, operations, technology, compliance, risk management and human resources who made significant contributions in 2009, the Compensation Committee used its discretion to fund a pool of 50% of target incentive pay for Incentive Plan participants, excluding our CEO and the named executive officers.

While KeyCorp was prohibited from linking our CEO’s pay directly to performance, we have provided the supplemental tables below to provide a clearer view of our CEO’s compensation than that provided by the Summary Compensation Table found on page 67 of this proxy statement. The Summary Compensation Table displays the actual pay realized in 2009, and indicates the accounting expense for long-term equity grants and actuarial increases in retirement and deferred compensation earnings. The supplemental tables below provide information regarding actual level of compensation realized in 2009 (first table), and the long-term awards granted in 2009 that must be earned over future years (second table).

CEO Actual Pay Received in 2009
				Performance Results Over
	Period	Total	Annualized	Performance Period That Produced
Form of Compensation	Covered	Received ($)	Amount ($)	the Compensation

Salary	2009	1,642,731	1,642,731	Not tied to performance criteria.
Annual Incentive	2009	0	0	Mr. Meyer was prohibited from receiving an Annual Incentive due to the ARRA. As discussed above, the Compensation Committee still assessed his performance against the goals established for the Annual Incentive Plan.
Long-Term Incentive Payout	2007-2009	0	0	The targets set in the first quarter of 2007 for the 2007-2009 performance cycle were as follows: Cumulative EPS of $9.11; cumulative EPA of $1,055 million; and average ROE of 16.41%. KeyCorp’s performance fell short of the threshold at the end of the 2007-2009 long-term performance cycle and no performance shares vested for the cycle.
Equity Compensation:
Stock Option Exercises	2009	N/A	N/A	N/A
Restricted Stock Vesting	2003-2009	152,223	25,371	Vested based on passage of time.
Total Annual Compensation Earned in 2009	2009	1,794,954	1,668,102

2009 Future Potential Pay
Financial
		Performance		Accounting
	Type of Long-Term	Period/Vesting	Performance	Expense	Linkage to the Creation of
Year of Award	Incentive Award	Period	Criteria	Estimate	Shareholder Value

2009	Performance Shares	N/A	N/A	N/A	N/A
2009	Restricted Stock	N/A	N/A	Total grant date fair value = $1,247,483	Shares vest after the later of 3 years or repayment of TARP.
2009	Stock Options	N/A	N/A	Total grant date fair value = $2,142,000	Vested upon grant, however require a holding period until the later of one-third per year for 3 years or the repayment of TARP.

Shareholder alignment and executive retention

Executive Stock Ownership Guidelines

KeyCorp has stock ownership guidelines for its senior executives, as well as specific requirements for shares that must be purchased by each executive outside of KeyCorp-sponsored plans (“beneficially owned shares”). The Compensation Committee monitors peer practices to determine if any changes to the guidelines are warranted. For 2009, the guidelines continued to be stated as a dollar value but, to be more consistent with peer group practices, the

Compensation Committee reduced the percentage of base salary from 6X to 5X for our CEO and from 4X to 3X for the other named executive officers. The new guidelines are as follows:

•	Our CEO must own Common Shares with a value equal to at least five times his annual base salary payable in cash, including a minimum of 10,000 beneficially owned shares.

•	Our CEO’s direct reports must own Common Shares with a value equal to at least three times their annual base salary payable in cash, including a minimum of 5,000 beneficially owned shares.

•	Newly-hired or promoted senior executives are expected to meet or exceed their required ownership levels within three years of the date they become subject to the requirements and are required to comply within five years.

•	The value of the stock owned is determined quarterly, using the average of the previous twelve-month-end closing market price of the Common Shares.

•	Beneficially owned shares and unvested restricted shares and units, as well as phantom shares owned by the senior executives under KeyCorp’s 401(k) Savings Plan and deferred compensation plans, count toward the ownership requirements. Performance shares delivered in cash and unexercised stock options do not count toward the ownership requirements.

•	Our CEO and all Section 16 officers[4] are required to hold 100% of the net shares obtained upon the exercise of any stock option (less the applicable exercise price and withholding taxes) for at least one year following the exercise date or, if later, until the executive officer meets the ownership requirements.

Assessing Stock Ownership

The Compensation Committee reviews the stock ownership of the senior executive team to monitor compliance with the Executive Stock Ownership Guidelines and reviews ownership status with our CEO at each Compensation Committee meeting. As of September 30, 2009, our CEO and each of the other named executive officers met the beneficial ownership guidelines and all but Mr. Hancock had met the multiple of salary requirement. Prior to his resignation on February 12, 2010, Mr. Hancock would have had three years from his date of hire (December 2008) to comply.

Other Alignment and Retention Tools

There are several other ways that KeyCorp’s equity-based awards help align the compensation interests of employees with the investment interests of shareholders and promote executive retention:

Conditional awards.  All restricted stock and special retention options are awarded on the condition that the recipient executes an agreement that:

•	restricts his or her post-employment use of confidential information; and

•	prohibits him or her from soliciting KeyCorp clients or hiring KeyCorp employees for a period of one year following termination of employment.

      (4) Identified on page 50 of this proxy statement.

Clawback provisions.  If an employee engages in “harmful activity” while working for KeyCorp or within six months after termination of employment, then:

•	any profits he or she realized upon exercising any covered option within one year of his or her termination of employment must be returned to KeyCorp; and

•	he or she must forfeit all unexercised covered options.

For these purposes, “harmful activity” is broadly defined to include wrongfully using or disclosing, or failing to return confidential KeyCorp information, soliciting KeyCorp clients and hiring KeyCorp employees.

Market value strike price.  KeyCorp sets the exercise price of all stock options using the closing market price of its Common Shares on the option grant date. The Compensation Committee does not re-price options and KeyCorp has not and will not back-date options.

Award grant date.  If an equity-based award is granted in a month in which KeyCorp’s earnings are publicly disclosed, the grant date will be the date of the Compensation Committee meeting or three days following the earnings release, whichever is later. Otherwise, the grant date of an equity-based award is the date of the Compensation Committee meeting.

The Board has determined that performance-based shares should be granted when the Compensation Committee establishes the related performance goals, which is in the first quarter of each year. Therefore, total long-term incentive awards are approved, and restricted stock and performance shares are awarded, at the February meeting of the Compensation Committee. Stock options are granted at the July meeting of the Compensation Committee to correspond with KeyCorp’s annual strategic plan review process. As described above, in the event of unusual circumstances, the Compensation Committee, in its discretion, may grant equity-based awards on a different date.

In addition, there are several ways that KeyCorp aligns the annual incentive compensation interests of employees with the investment interests of shareholders and promotes retention:

•	KeyCorp’s incentive plans provide for a clawback of any incentive compensation or bonus paid to a senior executive if it is later found that the payments were based on inaccurate financial statements; and

•	any annual incentive award with a value greater than $100,000 is paid in a combination of cash and Common Shares, with the shares subject to a three-year graded vesting schedule.

Executive Benefits

The Compensation Committee annually reviews the benefits that we provide to our named executive officers. In 2009, these benefits included reimbursement for tax preparation and financial planning services, club dues, an executive health program (consisting of a mandatory physical examination at the Cleveland Clinic), individual disability insurance policies and a home security system for our CEO. In the past, reimbursement of club dues and financial planning have been common in the financial services industry and total expenditures for our named executive officers for these services were minimal and modest compared to the levels reported by our peers in their proxy statements.

The Compensation Committee decided in July 2009 that reimbursement for tax preparation and financial planning services, club dues, and all tax reimbursements would be discontinued effective January 1, 2010. Additionally, tax reimbursements that had been provided for club dues, the security system and the executive health program for the named executive officers were discontinued as of June 2009. The Compensation Committee decided to continue to pay for the named executive officers’ executive health program and our CEO’s home security system.

KeyCorp does not permit its executive officers to use our corporate aircraft for personal reasons.

Executive officers participate in the same health and welfare plans (medical, dental, life and long-term disability insurance), charitable gift match, and discount programs on KeyCorp’s products that are available to all employees of similar age and years of service.

To supplement coverage under KeyCorp’s Long-Term Disability (LTD) Plan and ensure that there are no gaps in income replacement, KeyCorp maintains individual disability insurance policies for our CEO and a limited number of executives, including Messrs. Stevens and Weeden. These policies were purchased in 2004, when a significant income replacement gap was identified that placed executives at risk and KeyCorp in a low competitive position compared to peers.

Change of Control

KeyCorp uses change of control agreements to help retain executive talent, minimize the possibility of financial loss to the affected company and provide a financial bridge for executives in the event of job loss. The Board of Directors believes that it is in the best interests of shareholders to ensure that a select group of KeyCorp’s executive officers are able to objectively evaluate the merits of a potential transaction without being distracted by its potential impact on their personal situations. In addition, the Compensation Committee believes that providing a change-of-control benefit to selected executives aids KeyCorp’s executive recruitment efforts.

In 2005, the Compensation Committee, working with its executive compensation consultant, re-evaluated these arrangements and, after reviewing peer company practices and market trends, established a second tier of benefits with a reduced severance amount. The CEO’s direct reports and six other executives maintain Tier 1 agreements and 16 executives have Tier 2 agreements. Our CEO has a separate employment agreement that contains Tier 1 level change of control benefits.

Effective September 1, 2009, KeyCorp amended its change of control agreements and our CEO’s employment agreement to:

•	Revise the definition of “compensation” to eliminate the inclusion of long-term incentive compensation; and

•	eliminate any tax reimbursements by KeyCorp in the event of a change in control.

These actions were taken to simplify the agreements and bring the benefits in line with emerging best practices. In addition, during the period that KeyCorp is a TARP participant, it is prohibited from making any severance payments, including payments in connection with a change of control, to our CEO and the other named executives.

The terms of our CEO’s employment agreement as well as the change of control agreements are described in detail in the narrative to the Employment and Severance Arrangements Table on page 81 of this proxy statement.

Employee Benefits

Retirement Plans

As is common practice in our industry, KeyCorp maintains retirement benefit plans. KeyCorp’s retirement plans consist of a voluntary 401(k) Savings Plan and, through 2009, a company-funded Cash Balance Pension Plan. KeyCorp also has an Excess Cash Balance Pension Plan and a voluntary Deferred Savings Plan that provide senior managers with similar levels of benefit on plan-eligible compensation over the Internal Revenue Service Compensation Limit of $245,000. In combination, these plans have provided a competitive benefit that balances employer and employee contribution and risk.

In addition, KeyCorp maintains the Second Supplemental Retirement Plan (SSRP), which was frozen to new participants in 1995. As a long-tenured (36 years) executive, our CEO is one of the two remaining participants in this plan (the other participant is not a named executive officer). In general, pension plans that calculate a benefit based on final average pay are more generous than the current norm, particularly for very long tenured employees. However, since final average pension plans were common when KeyCorp’s plan was in effect, and the participants each have a long tenure with KeyCorp and reasonably relied on the benefit, the Compensation Committee has determined that it was appropriate for KeyCorp to honor its SSRP commitment. All executives hired since 1995 participate in the same plans as all other employees of similar age, tenure, and level.

Over the past two years, many financial services companies have frozen their defined benefits plans and/or modified their defined contribution plans resulting in KeyCorp’s retirement plans exceeding competitive requirements. Therefore, effective January 1, 2010, the Cash Balance Pension Plan and Excess/Second Excess Cash Balance Pension Plans and SSRP were frozen. Also, effective January 1, 2010, KeyCorp introduced a new Annual Retirement Contribution of 0%-6% of plan-eligible compensation to be deposited in a separate account within the 401(k) Savings Plan and the Deferred Savings Plan. The amount will be determined annually and on a discretionary basis. This is not a matching contribution, and eligible employees do not need to contribute their own dollars to receive this contribution

The terms of our retirement plans are described in detail in the narrative to the Pension Benefits Table on page 76 of this proxy statement.

Separation Pay Plan

In order to assist employees at the time of a job loss through such events as company reorganizations or downsizings, KeyCorp and its peers have maintained separation pay benefits. KeyCorp’s Separation Pay Plan covers all employees, including our CEO’s direct reports. The CEO does not participate in the Separation Pay Plan. The Separation Pay Plan assists an employee if his or her position is eliminated or modified and no other comparable position is available at a KeyCorp location in the same geographic region. The separation pay benefit ranges from two weeks of base salary to 52 weeks of base salary, depending on years of service and job level. The separation pay benefit for senior managers is 52 weeks of base salary to reflect the longer time period required for these individuals to find comparable employment. In the event a named executive officer is terminated following a change of control, the executive will not be paid under the Separation Pay Plan, but rather under his or her change of control agreement described above.

For all employees, separation pay is paid through salary continuation installments. Employees are eligible to continue medical and dental benefits under COBRA on a pre-tax basis at the KeyCorp employee rate during the salary continuation period. This counts as part of the 18-month COBRA period for the continuation of health coverage. Participation in all other benefits cease when the salary continuation period begins.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

2009 SUMMARY COMPENSATION TABLE

The following table sets forth the compensation paid by KeyCorp to the CEO, CFO, and each of the three highest paid executive officers for 2009 other than the CEO and CFO for the years ended December 31, 2009, 2008 and 2007.

								Change in
								Pension
								Value and
							Non-Equity	Nonqualified
					Stock	Option	Incentive Plan	Deferred	All other
					awards	awards	Compensation	Compensation	compensation ($)
Name and principal position	Year	Salary ($)(1)	Bonus ($)		($)(2)	($)(2)	($)(3)	Earnings ($)(4)	(see chart below)	Total ($)

Henry L. Meyer — Chairman of the Board & CEO(5)	2009	1,642,731	—		1,247,483	2,142,000	—	3,036,920	83,252	8,152,386
	2008	1,019,538	—		2,499,999	845,000	—	2,273,408	89,604	6,727,549
	2007	1,000,000	—		1,999,982	2,039,180	412,000	3,419,632	313,464	9,184,258

Jeffrey B. Weeden — Chief Financial Officer(6)	2009	725,000	—		707,867	833,000	—	54,642	39,175	2,359,684
	2008	545,192	—		2,375,020	295,750	—	66,850	55,094	3,337,906
	2007	525,000	—		699,998	713,000	250,000	85,421	104,233	2,377,652

Peter D. Hancock — Former Vice Chair(7)	2009	525,000	1,500,000	(8)	750,007	597,500	—	37,271	23,016	1,932,794
	2008	30,288	1,250,000		—	—	—	—	—	1,280,288

Thomas C. Stevens — Vice Chair & Chief Administrative Officer(9)	2009	798,077	—		664,190	833,000	—	92,608	52,185	2,440,060
	2008	645,192	—		1,375,008	295,750	—	107,214	67,386	2,490,550
	2007	625,000	—		699,998	713,000	250,000	137,433	113,999	2,539,430

Beth E. Mooney — Vice Chair(10)	2009	849,231	—		607,897	833,000	—	38,727	48,672	2,377,527
	2008	574,231	—		2,375,008	295,750	—	59,782	88,702	3,393,473
	2007	550,000	—		599,987	748,650	525,000	18,754	193,983	2,636,374

(1)	Amounts reported in Salary include cash base pay and salary stock. Salary stock was awarded October 2, 2009 and each bi-weekly pay period thereafter in 2009. Salary stock fully vests each pay period and may not be sold, transferred or otherwise disposed of, pledged or otherwise hypothecated until the earlier of the full repayment by KeyCorp of its TARP repayment or termination of employment due to death or disability.

(2)	Amounts reported in the Stock Awards and Option Awards columns for 2009, 2008 and 2007 represent the aggregate grant date fair value of equity awards granted during the respective year computed in accordance with Financial Accounting Standards Board ASC Topic 718. This compares to prior years, during which amounts in these columns have represented the expensed accounting value of such awards. The amounts for 2008 and 2007 have been recomputed (along with amounts in the Total column for such years) using the aggregate grant date fair value of equity awards granted during both of those years. Additional accounting assumptions for option awards are described on page 70 of this proxy statement in footnote (1) to the Grants of Plan-Based Awards Table.

(3)	Non-equity incentive plan compensation refers to annual incentive compensation that, due to ARRA regulations, was prohibited from being paid for 2008 and 2009, as further discussed in the Compensation Discussion and Analysis above. However, as noted in footnote 8 below, Mr. Hancock was entitled to receive his guaranteed annual incentive compensation for 2009, which amount is presented in the Bonus column.

(4)	Pension benefits were frozen at KeyCorp effective January 1, 2010 for all employees, including the named executive officers, as more fully described in the narrative to the 2009 Pension Benefits Table below. No above market or preferential earnings were paid in 2009 on deferred compensation. For more information about KeyCorp’s retirement plans and non-qualified deferred compensation plans, please see the 2009 Pension Benefits Table and the 2009 Nonqualified Deferred Compensation Table and their respective narratives below.

(5)	The amount reported for Mr. Meyer for 2009 in the Salary column includes $1,020,000 paid in cash and $622,731 paid in salary stock. The annualized salary for Mr. Meyer for 2009 consisted of 31% cash (or $1,020,000) and 69% equity (or $2,313,000), although this full amount of equity was not actually received by Mr. Meyer. The amount reported for Mr. Meyer for 2009 in the Salary column, also includes employee deferrals of $14,700 into the 401(k) Savings Plan and $46,500 into the Deferred Savings Plan and the amount reported for 2009 in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column includes the following changes in actuarial present value of his accumulated benefit in the following plans: $76,821 (Cash Balance Pension Plan); and $2,960,099 (Supplemental Retirement Plan).

(6)	The amount reported for Mr. Weeden for 2009 in the Salary column includes $567,500 paid in cash and $157,500 paid in salary stock. The annualized salary for Mr. Weeden for 2009 consisted of 51% cash (or $615,000) and 49% equity (or $585,000), although this full amount of equity was not actually received by Mr. Weeden. The amount reported for Mr. Weeden for 2009 in the Salary column also includes employee deferrals of $14,700 into the 401(k) Savings Plan and $19,350 into the Deferred Savings Plan and the amount reported for 2009 in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column includes the following changes in actuarial present value of his accumulated benefit in the following plans: $19,246 (Cash Balance Pension Plan); and $35,395 (Second Excess Cash Balance Pension Plan).

(7)	As previously noted, Mr. Hancock resigned effective February 12, 2010.

The amount reported for Mr. Hancock for 2009 in the Salary column was paid 100% in cash. The amount reported for Mr. Hancock for 2009 in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column includes the following changes in actuarial present value of his accumulated benefit in the following plans: $13,098 (Cash Balance Pension Plan); and $24,173 (Second Excess Cash Balance Pension Plan). Mr. Hancock forfeited both of his pension plan balances because he did not have enough service before his resignation.

(8)	Under the terms of Mr. Hancock’s November 25, 2008 employment agreement, which was grandfathered under the ARRA restrictions, Mr. Hancock would have received a guaranteed $1,500,000 annual incentive compensation payment, which amount is reflected in the Bonus column. Mr. Hancock would have received this annual incentive compensation payment in two installments, the first of which ($750,000) was paid on December 11, 2009 and the second of which ($750,000) would have been paid on March 5, 2010. $142,500 of the first installment was paid in the form of restricted stock that would have vested in equal 1/3 increments over a three-year period but was forfeited because of Mr. Hancock’s resignation. Under his employment agreement, Mr. Hancock would have received a guaranteed $1,500,000 long-term incentive award paid 25% as time-lapsed restricted stock, 25% as cash performance shares and 50% as options, but the award was forfeited due to his resignation.

(9)	The amount reported for Mr. Stevens for 2009 in the Salary column includes $664,808 paid in cash and $133,269 paid in salary stock. The annualized salary for Mr. Stevens for 2009 consisted of 59% cash (or $705,000) and 41% equity (or $495,000), although this full amount of equity was not actually received by Mr. Stevens. The amount reported for Mr. Stevens for 2009 in the Salary column also includes employee deferrals of $14,700 into the 401(k) Savings Plan and $37,783 into the Deferred Savings Plan and the amount reported for 2009 in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column includes the following changes in actuarial present value of his accumulated benefit in the following plans: $26,507 (Cash Balance Pension Plan); $18,107 (Excess Cash Balance Pension Plan); and $47,994 (Second Excess Cash Balance Pension Plan).

(10)	The amount reported for Ms. Mooney for 2009 in the Salary column includes $606,923 paid in cash and $242,308 paid in salary stock. The annualized salary for Ms. Mooney for 2009 consisted of 44% cash (or $680,000) and 56% equity (or $900,000), although this full amount of equity was not actually received by Ms. Mooney. The amount reported for Ms. Mooney for 2009 in the Salary column also includes employee deferrals of $14,700 into the 401(k) Savings Plan and $21,715 into the Deferred Savings Plan and the amount reported for 2009 in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column includes the following changes in actuarial present value of her accumulated benefit in the following plans: $14,623 (Cash Balance Pension Plan) and $24,103 (Second Excess Cash Balance Pension Plan).

ALL OTHER COMPENSATION

The following chart sets forth detail about the amounts reported in the “All Other Compensation” column of the 2009 Summary Compensation Table above. KeyCorp’s 2009 executive benefits included: club dues; disability insurance; financial planning payments; security system payments; tax reimbursements; and executive health program benefits. In mid 2009, KeyCorp discontinued tax reimbursements on perquisites for all named executive officers. Effective January 2010, KeyCorp eliminated the payment or provision of club dues, tax preparation and financial planning benefits as well as tax reimbursements for all executive benefits as described in the Compensation Discussion and Analysis above. KeyCorp will continue to provide the executive health program, disability insurance and security system payments, however, as KeyCorp believes that continued provision of these particular benefits is necessary to assist the Board with succession planning.

				KeyCorp
	Personal			Contributions to
	Use of	Executive	Tax	Defined	Total All Other
Name and principal position	Aircraft ($)	Benefits ($)	Reimbursements ($)	Contribution Plans ($)	Compensation ($)

Henry L. Meyer(1)	—	20,298	1,754	61,200	83,252
Jeffrey B. Weeden(2)	—	5,125	—	34,050	39,175
Peter D. Hancock(3)	—	4,925	484	21,375	26,784
Thomas C. Stevens(4)	—	10,542	1,754	39,888	52,184
Beth E. Mooney(5)	—	10,503	1,754	36,415	48,672

(1)	The amounts reported for Mr. Meyer for 2009 as executive benefits and tax reimbursements include the following: $3,537 (club dues); $2,961 (disability insurance); $1,300 (security system payments); $12,500 (financial planning payments); and $1,754 (tax reimbursement on club dues). The amount reported for Mr. Meyer for 2009 in defined contribution plan company contributions includes $14,700 under the KeyCorp 401(k) Savings Plan and $46,500 under the KeyCorp Deferred Savings Plan.

(2)	The amounts reported for Mr. Weeden for 2009 as executive benefits include the following: $2,182 (disability insurance) and $2,943 (executive health program). The amount reported for Mr. Weeden for 2009 in defined contribution plan company contributions includes $14,700 under the KeyCorp 401(k) Savings Plan and $19,350 under the KeyCorp Deferred Savings Plan.

(3)	The amounts reported for Mr. Hancock for 2009 as executive benefits and tax reimbursements include the following: $1,157 (club dues); $3,768 (personal transportation costs) and $484 (tax reimbursement on club dues). The amount reported for Mr. Hancock for 2009 in defined contribution plan company contributions includes a $21,375 company match related to annual incentive paid in restricted stock, which was forfeited upon Mr. Hancock’s resignation.

(4)	The amounts reported for Mr. Stevens for 2009 as executive benefits and tax reimbursements include the following: $3,537 (club dues); $2,961 (disability insurance); $1,250 (financial planning payments); $2,794 (executive health program); and $1,754 (tax reimbursement on club dues). The amount reported for Mr. Stevens for 2009 in defined contribution plan company contributions includes $14,700 under the KeyCorp 401(k) Savings Plan and $25,188 under the KeyCorp Deferred Savings Plan.

(5)	The amounts reported for Ms. Mooney for 2009 as executive benefits and tax reimbursements include the following: $3,537 (club dues); $5,000 (financial planning payments); $1,966 (executive health program); and $1,754 (tax reimbursement on club dues). The amount reported for Ms. Mooney in defined contribution plan company contributions includes $14,700 under the KeyCorp 401(k) Savings Plan and $21,715 under the KeyCorp Deferred Savings Plan.

2009 GRANTS OF PLAN-BASED AWARDS TABLE

									All Other
								All Other	Option
								Stock	Awards:	Exercise
								Awards:	Number of	or Base	Grant Date
		Estimated Possible Payouts Under			Estimated Future Payouts			Number of	Securities	Price of	Fair Value of
		Non-Equity Incentive Plan			Under Equity Incentive Plan			Shares of	Underlying	Option	Stock and
	Grant	Awards ($)			Awards (#)			Stock or	Options	Awards	Option
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units (#)	(#)	($/Sh)	Awards ($)(1)

Henry L. Meyer	3/12/2009							156,719			1,247,483
	6/12/2009								900,000	6.12	2,142,000
Jeffrey B. Weeden	3/12/2009							88,928			707,867
	6/12/2009								350,000	6.12	833,000
Peter D. Hancock	3/12/2009				23,555	47,111	70,677				375,003
	3/12/2009							47,111			375,003
	7/27/2009								250,000	5.55	597,500
Thomas C. Stevens	3/12/2009							83,441			664,190
	6/12/2009								350,000	6.12	833,000
Beth E. Mooney	3/12/2009							76,369			607,897
	6/12/2009								350,000	6.12	833,000

(1)	The grant date fair value of the option awards disclosed in this table was determined based on a study done by an independent consulting group, AON, which used the following assumptions related to KeyCorp stock: volatility 58.8%, dividend yield of 0.65%, risk-free interest rate of 1.90%, 3 year-term and Black-Scholes value of $2.38. The resulting grant date fair value for options with a grant date of June 12, 2009 is based on a value of $2.38 per share and for options with a grant date of July 27, 2009 is based on a value of $2.39 per share. The grant date fair value of the restricted stock awards disclosed in this table is based on the closing KeyCorp stock price on the grant date of March 12, 2009, which was $7.96 per share.

Due to the prohibitions described in the Compensation Discussion and Analysis above because KeyCorp is a TARP recipient bank, KeyCorp’s named executive officers, with the exception of Mr. Hancock, were not eligible to receive annual incentive awards under the Incentive Plan for 2009. The 2009 annual incentive metrics that were established for the named executive officers are displayed in the Compensation Discussion and Analysis in tabular format on pg. 52 of this proxy statement; however, KeyCorp’s named executive officers were not eligible to be paid under the Incentive Plan for 2009. See footnote 8 to the 2009 Summary Compensation Table above for more information about the guaranteed nature of Mr. Hancock’s annual incentive compensation for 2009. All awards disclosed in the 2009 Grants of Plan-Based Awards Table above are long-term awards.

As described above in Compensation Discussion and Analysis, the three-year long-term incentive compensation performance cycle for 2007-2009 ended in 2009. Under this 2007-2009 performance cycle, 50% of the long-term compensation opportunity had been awarded in the form of time-lapsed stock options and the remaining 50% of the long-term compensation opportunity had been awarded in the form of cash performance shares that were to vest on the third anniversary of the grant date to the extent KeyCorp achieved its defined performance goals. None of the performance goals for this three-year cycle were achieved, and as a result none of the cash performance shares vested. These cash performance shares were not a material part of the named executive officers’ 2009 compensation.

2009 Awards:

As described above in the Compensation Discussion and Analysis, EESA and ARRA prohibited KeyCorp from granting long-term incentive awards to Messrs. Meyer, Weeden and Stevens and Ms. Mooney for 2009. Mr. Hancock, on the other hand, was entitled to receive a long-term incentive award under the terms of his 2008 employment agreement with KeyCorp. As a result, during 2009, Mr. Hancock received the equity incentive award disclosed above in the 2009 Grants of Plan-Based Awards Table, and each of the other named executive officers received the two grants disclosed above in the 2009 Grants of Plan-Based Awards Table that occurred outside of the standard KeyCorp long-term incentive program, and the two grants were in compliance with the new rules and regulations under ARRA. The following is a description of the two grants of restricted stock and stock options received by each of the named executive officers other than Mr. Hancock:

•	Long-term time-lapsed restricted stock award: This award of time-lapsed restricted stock described above in the Compensation Discussion and Analysis was limited to one third of each named executive officer’s total direct compensation and was granted on March 12, 2009. The restricted stock will vest on the later of the third anniversary of the grant date or the conclusion of the period during which any obligation arising from financial assistance provided to KeyCorp under TARP remains outstanding.

•	Long-term time-lapsed stock option award: This award of time-lapsed stock options described above in the Compensation Discussion and Analysis was granted on June 12, 2009 and was fully vested on the date of the grant. However, the stock options are subject to a holding period during which the options must be retained by the executive and may not be exercised, transferred or otherwise disposed of until such time as any KeyCorp obligation under TARP is no longer outstanding.

Mr. Hancock was permitted to be granted a long-term incentive award prior to February 11, 2009 under the terms of his November 25, 2008 employment agreement. The following is a description of Mr. Hancock’s long-term award for 2009 each of which was forfeited upon his resignation:

•	Long-term time-lapsed restricted stock award: This award of time-lapsed restricted stock represents 25% of Mr. Hancock’s long-term award and was granted on March 12, 2009. The restricted stock would have vested in full on the third anniversary of the grant date.

•	Long-term time-lapsed stock option award: This award of time-lapsed stock options represents 50% of Mr. Hancock’s long-term award and was granted on July 27, 2009. The stock options would have vested in three equal amounts over a three-year period.

•	Cash performance shares award: This award of cash performance shares represents 25% of Mr. Hancock’s long-term award and is performance-based. The cash performance shares would have vested, if at all, to the extent KeyCorp achieves performance criteria described above in the Compensation Discussion and Analysis during the 2009-2010 performance period.

Impact of Change of Control.  Mr. Meyer’s employment agreement and the other named executive officers’ change of control agreements are discussed on page 81 of this proxy statement.

2009 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table provides information regarding outstanding equity awards held at December 31, 2009 by each of the named executive officers.

							Stock Awards
									Equity
		Option Awards							Incentive	Stock Awards
				Equity					Plan	Equity Incentive
				Incentive					Awards:	Plan Awards:
				Plan					Number of	Market or
				Awards:				Market	Unearned	Payout Value of
		Number of	Number of	Number of			Number of	Value	Shares,	Unearned
		Securities	Securities	Securities			Shares or	of Shares	Units or	Shares, Units or
		Underlying	Underlying	Underlying			Units of	or Units of	Other	Other Rights
		Unexercised	Unexercised	Unexercised	Option	Option	Stock That	Stock That	Rights That	That Have not
		Options (#)	Options (#)	Unearned	Exercise	Expiration	Have not	Have not	Have not	Vested
Name	Grant Date	Exercisable	Unexercisable	Options (#)	Price ($)	Date	Vested ($)	Vested ($)	Vested (#)	($)

Henry L. Meyer	1/18/2000	47,300			21.2500	1/18/2010

	11/15/2000	100,000			22.9375	11/15/2010

	1/17/2001	400,000			28.2500	1/17/2011

	1/17/2002	400,000			24.6050	1/17/2012

	7/17/2003	400,000			25.6400	7/17/2013

	7/23/2004	260,000			29.2700	7/23/2014

	7/22/2005	300,000			34.3950	7/22/2015

	7/21/2006	260,000			36.3700	7/21/2016

	7/20/2007	190,667	95,333		36.2000	7/20/2017

	7/25/2008	166,667	333,333		11.1600	7/25/2018

	6/12/2009		900,000		6.1200	6/12/2019

							Stock Awards
									Equity
		Option Awards							Incentive	Stock Awards
				Equity					Plan	Equity Incentive
				Incentive					Awards:	Plan Awards:
				Plan					Number of	Market or
				Awards:				Market	Unearned	Payout Value of
		Number of	Number of	Number of			Number of	Value	Shares,	Unearned
		Securities	Securities	Securities			Shares or	of Shares	Units or	Shares, Units or
		Underlying	Underlying	Underlying			Units of	or Units of	Other	Other Rights
		Unexercised	Unexercised	Unexercised	Option	Option	Stock That	Stock That	Rights That	That Have not
		Options (#)	Options (#)	Unearned	Exercise	Expiration	Have not	Have not	Have not	Vested
Name	Grant Date	Exercisable	Unexercisable	Options (#)	Price ($)	Date	Vested ($)	Vested ($)	Vested (#)	($)

Aggregate non-option awards(1)							210,996	1,171,028	104,591	580,480

Jeffrey B. Weeden	7/17/2003	100,000			25.6400	7/17/2013

	7/23/2004	85,000			29.2700	7/23/2014

	7/22/2005	85,000			34.3950	7/22/2015

	7/21/2006	90,000			36.3700	7/21/2016

	7/20/2007	66,667	33,333		36.2000	7/20/2017

	7/25/2008	58,334	116,666		11.1600	7/25/2018

	6/12/2009		350,000		6.1200	6/12/2019

Aggregate non-option awards(2)							186,863	1,037,090	36,607	203,169

Peter D. Hancock	7/27/2009		250,000		5.5500	7/27/2019

Aggregate non-option awards(3)							74,108	411,299	47,111	261,466

Thomas C. Stevens	1/17/2001	150,000			28.2500	1/17/2011

	1/17/2002	75,000			24.6050	1/17/2012

	7/17/2003	125,000			25.6400	7/17/2013

	7/23/2004	97,000			29.2700	7/23/2014

	7/22/2005	100,000			34.3950	7/22/2015

	7/21/2006	100,000			36.3700	7/21/2016

	7/20/2007	66,667	33,333		36.2000	7/20/2017

	7/25/2008	58,334	116,666		11.1600	7/25/2018

	6/12/2009		350,000		6.1200	6/12/2019

Aggregate non-option awards(4)							141,519	785,430	36,607	203,169

Beth E. Mooney	5/1/2006	125,000			37.5900	5/1/2016

	7/20/2007	70,000	35,000		36.2000	7/20/2017

	7/25/2008	58,334	116,666		11.1600	7/25/2018

	6/12/2009		350,000		6.1200	6/12/2019

Aggregate non-option awards(5)							212,462	1,179,164	34,091	189,205

Option Awards:	Option awards generally vest in three equal amounts over a three-year period, except that the June 12, 2009 option grant was vested in full on the grant date, but subject to a holding period during which the options must be retained and may not be transferred or otherwise disposed of until such time as any KeyCorp obligation under TARP no longer remains outstanding. KeyCorp’s closing stock price on December 31, 2009 was $5.55 per share, which means that as of December 31, 2009, all stock option awards granted prior to 2009 were underwater.
In terms of vesting dates for the remaining unvested stock options:
• July 20, 2007 grant: the unvested options will vest in full on July 20, 2010.
• July 25, 2008 grant: one-half of the unvested options will vest on July 25, 2010 and one-half of the unvested options will vest on July 25, 2011.

• July 27, 2009 grant for Mr. Hancock: pursuant to his November 25, 2008 employment agreement, these 250,000 options would have vested in three equal amounts over a three-year period.
Stock Awards:	As described above in Compensation Discussion and Analysis, the three-year long-term incentive compensation performance cycle for 2008-2010 will end in 2010. Under this 2008-2010 performance cycle, 25% of the long-term compensation opportunity had been awarded in the form of restricted stock which 100% vests in three years and 25% in the form of cash performance shares that were to vest on the third anniversary of the grant date to the extent KeyCorp achieved its defined performance goals. None of the performance goals for this three-year cycle are on track to be achieved, and as a result these cash performance shares may not vest.
The named executive officers’ 2009 grants of time-lapsed restricted stock (except for Mr. Hancock’s grant) will vest on the later of the third anniversary of the grant date or the conclusion of the period during which any obligation arising from financial assistance provided to KeyCorp under TARP remains outstanding. Vesting will also continue upon a named executive officer’s retirement (age 55 and 5 years of service). Mr. Hancock’s restricted stock award would have vested in full on the third anniversary of the grant date but was forfeited because he resigned.
At the time of the award, the 2007 stock grant to the named executive officers was valued at $39.75 per share, the 2008 stock grant was valued at $23.03 per share and the 2009 stock grant was valued at $7.96 per share.
Mr. Hancock’s 2009 award of cash performance shares would have vested, if at all, to the extent KeyCorp achieves performance criteria described above in the Compensation Discussion and Analysis during the 2009-2010 performance period but was forfeited because he resigned.

In 2009, ARRA prohibited KeyCorp from paying or accruing any bonus, retention award or incentive compensation to KeyCorp’s CEO and other named executive officers. Listed below is additional information about other outstanding time-lapsed and performance-based awards for each named executive officer as of December 31, 2009:

(1) For Mr. Meyer — 50,314 cash performance shares vested on February 20, 2010; 54,277 time-lapsed restricted shares and 54,277 cash performance shares will vest on February 21, 2011; and 156,719 time-lapsed restricted shares will vest on the later of March 12, 2012 or the full repayment by KeyCorp of its TARP obligations.

(2) For Mr. Weeden — 17,610 cash performance shares vested on February 20, 2010; 18,997 time-lapsed restricted shares and 18,997 cash performance shares will vest on February 21, 2011; 1,173 time-lapsed restricted shares, one-half of unvested shares will vest 3/7/2010, one-half of unvested shares will vest 3/7/2011; 39,857 time-lapsed restricted shares will vest on May 15, 2011; 37,908 time-lapsed restricted shares will vest on September 18, 2011; and 88,928 time-lapsed restricted shares will vest on the later of March 12, 2012 or the full repayment by KeyCorp of its TARP obligations.

(3) For Mr. Hancock — 47,111 time-lapsed restricted shares would have vested on March 12, 2012 and 47,111 cash performance shares would have vested on March 12, 2011; 26,997 time-

lapsed restricted shares, one-third of unvested shares would have vested on 12/11/2010, one-third of unvested shares would have vested on 12/11/2011, and one-third of unvested shares would have vested on 12/11/2012. All awards were forfeited because Mr. Hancock resigned.

(4) For Stevens — 17,610 cash performance shares vested on February 20, 2010; 18,997 time-lapsed restricted shares and 18,997 cash performance shares will vest on February 21, 2011; 1,173 time-lapsed restricted shares, one-half of unvested shares will vest 3/7/2010, one-half of unvested shares will vest 3/7/2011; 37,908 time-lapsed restricted shares will vest on September 18, 2011; 83,441 time-lapsed restricted shares will vest on the later of March 12, 2012 or the full repayment by KeyCorp of its TARP obligations.

(5) For Mooney — 15,094 cash performance shares vested on February 20, 2010; 18,997 time-lapsed restricted shares and 18,997 cash performance shares will vest on February 21, 2011; 3,373 time-lapsed restricted shares, one-half of unvested shares will vest 3/7/2010, one-half of unvested shares will vest on 3/7/2011; 113,723 time-lapsed restricted shares will vest on September 18, 2011; 76,369 time-lapsed restricted shares will vest on the later of March 12, 2012 or the full repayment of KeyCorp of its TARP obligations.

2009 OPTION EXERCISES AND STOCK VESTED TABLE

The following table provides information regarding the vesting of restricted stock during the year ended December 31, 2009 for the named executive officers, along with the value of such officers’ vested shares upon vesting (the named executive officers did not exercise any stock options in 2009).

		Option Awards		Stock Awards
		Number of Shares	Value	Number of Shares	Value
		Acquired on	Realized on	Acquired on	Realized on
Name		Exercise (#)(1)	Exercise ($)	Vesting (#)	Vesting ($)

Henry L. Meyer	(1)	—	—	106,698	622,705
	(2)	—		26,990	152,223
Jeffrey B. Weeden	(3)	—	—	585	3,135
	(2)	—	—	26,984	157,482
	(2)	—	—	5,382	30,354
Thomas C. Stevens	(3)	—	—	585	3,135
	(2)	—	—	22,832	133,250
	(2)	—	—	10,180	57,415
Beth E. Mooney	(3)	—	—	1,681	9,010
	(2)	—	—	41,515	242,287

(1)	On September 17, 2009, the Compensation and Organization Committee of KeyCorp’s Board of Directors approved annual base salary increases for the CEO and the other named executive officers except Mr. Hancock beginning with the October 2, 2009 pay period, as further described above in the Compensation Discussion and Analysis. The increased amount was paid in common stock to each executive with respect to a bi-weekly KeyCorp pay period. This common stock fully vests when issued, but may not be sold, transferred or otherwise disposed of, pledged or otherwise hypothecated until the earlier of (1) the date on which any obligation arising from the financial assistance provided to KeyCorp under TARP is no longer outstanding, or (2) termination of employment due to death or disability. We refer to this common stock as salary stock. The number of KeyCorp Common Shares to be paid to each executive with respect to a bi-weekly pay period is determined by dividing the amount of the base salary payable in Common Shares with respect to that pay period by the reported closing price on the New York Stock Exchange for a share of KeyCorp common stock on the pay date for such period. The salary stock is not considered under KeyCorp benefit plan formulas.

(2)	On January 16, 2003, Mr. Meyer received a grant of phantom stock which was payable in cash on December 31, 2009. Mr. Meyer is not deferring any amount from this award. Mr. Weeden and Mr. Stevens received a restricted stock grant on January 16, 2003 which was payable in shares on December 31, 2009.

(3)	Mr. Weeden, Ms. Mooney and Mr. Stevens each had a March 7, 2008 grant of Annual Incentive Restricted Stock one-third of which vested on March 7, 2009.

The 2007 cash-performance restricted stock grants were forfeited based on KeyCorp’s inability to meet performance goals.

2009 PENSION BENEFITS TABLE

The following table presents information about the named executive officers’ participation in KeyCorp’s defined benefit pension plans.

		Number Of Years	Present value of
		Credited	accumulated
Name	Plan Name	Service (#)	benefits ($)(1)

Henry L. Meyer	Cash Balance Pension Plan	37	1,074,390
	Second Supplemental Retirement Plan	37	20,343,608
Jeffrey B. Weeden	Cash Balance Pension Plan	7	97,357
	Second Excess Cash Balance Plan	7	317,707
Peter D. Hancock	Cash Balance Pension Plan	1	13,098
	Second Excess Cash Balance Plan	1	24,173
Thomas C. Stevens	Cash Balance Pension Plan	13	214,798
	Excess Cash Balance Plan	13	417,377
	Second Excess Cash Balance Plan	13	372,589
Beth E. Mooney	Cash Balance Pension Plan	3	40,150
	Second Excess Cash Balance Plan	3	77,114

(1)	The estimated actuarial present value of the accumulated benefit in the Second Supplemental Retirement Plan is calculated assuming normal retirement of the named executive officer at age 65 and that benefits are discounted at 5.25% in accordance with Statement of Financial Accounting Standard No. 87 as explained in KeyCorp’s 2009 Annual Report. The values reported for the Cash Balance Pension Plan, Excess Cash Balance Pension Plan and the Second Excess Cash Balance Pension Plan represent the named executive officers’ respective account balances as of December 31, 2009.

KeyCorp Cash Balance Pension Plan  Effective January 1, 2010, KeyCorp froze the Cash Balance Pension Plan. This means that KeyCorp no longer contributes pay credits to Cash Balance accounts. The pension benefit earned through the end of 2009 will continue to grow with interest until the participants are eligible to elect to begin to receive a distribution. The interest crediting rate is established annually based on the rate for 30-year U.S. Treasury securities as determined by KeyCorp each October, and the 2010 interest crediting rate is 3.91%. Distributions are available upon retirement, termination of employment or death. After one year of employment, all employees who were at least 21 years old and had provided at least 1,000 hours of service, including as full and part-time employees of KeyCorp and its participating subsidiaries, participated in the Cash Balance Pension Plan. The Cash Balance Pension Plan is a defined benefit plan that provided a quarterly benefit accrual for each plan participant based on the participant’s years of “vesting service” and “compensation.” For purposes of the Cash Balance Pension Plan, eligible compensation generally meant the entire amount of compensation paid to participants by reason of their employment as employees of KeyCorp, as reported for federal income tax purposes, including elective deferral under the KeyCorp 401(k) Savings Plan and KeyCorp Flexible Benefits Plan. Base salary paid in the form of equity was not considered under the plan’s benefit formula. Furthermore, amounts attributable, for example, to exercise of stock appreciation rights and/or stock options, non-cash remuneration, moving expenses, relocation bonuses, fringe benefits, deferred compensation, lump sum severance payments, signing bonuses or any funds paid following termination or retirement from KeyCorp were excluded from the plan’s definition of compensation. KeyCorp has established a bookkeeping account in each participant’s name which was credited with KeyCorp’s contributions on a quarterly basis for each quarter in which the participant remained employed by KeyCorp and worked a minimum of 250 hours during that quarter. Participant’s plan accounts are also credited with interest credits on a quarterly basis and will continue to accrue interest until the employees begin to receive a distribution. The Cash Balance Pension Plan requires 3 years of service for vesting.

KeyCorp Excess Cash Balance and Second Excess Cash Balance Pension Plans  Effective January 1, 2010, KeyCorp froze the Excess Cash Balance and Second Excess Cash Balance Pension Plans. This means that similar to the Cash Balance Pension Plan, KeyCorp will no longer contribute pay credits to the Excess Cash Balance Pension Plan and Second Excess Cash Balance Pension Plan accounts. The excess benefits earned through the end of 2009 will continue to grow with interest until the participants are eligible to elect to begin to receive a distribution. The interest crediting rate is established annually based on the rate for 30-year U.S. Treasury securities as determined by KeyCorp each October, and the 2010 interest crediting rate is 3.91%. Distributions are available upon retirement, termination of employment or death. The Excess Cash Balance and Second Excess Cash Balance Pension Plans were provided for all participants with a salary grade of 86 (or its equivalent) and above, and generally provided the pension plan benefit that would have been accrued under the Cash Balance Pension Plan but for the compensation limits of Section 401(a)(17) and the benefit accrual limits of Section 415 of the Internal Revenue Code. Base salary paid in the form of equity was not considered under the plans’ benefit formula but it was required to be included in calculating the Internal Revenue Code Section 401(a)(17) compensation limit. Ms. Mooney, and Messrs. Stevens and Weeden currently participate (and Mr. Hancock did participate) in either the Excess Cash Balance or the Second Excess Cash Pension Plan. To be eligible for an early retirement benefit under the excess plans, a participant must be age 55 or older and have provided a minimum of five years of “vesting service” (as defined in the plan) or must be involuntarily terminated from his or her employment for reasons other than the participant’s discharge for cause with a minimum of 25 years of service, provided the participant executes a non-compete and non-solicitation agreement in favor of KeyCorp.

KeyCorp Second Supplemental Retirement Plan  Effective January 1, 2010, KeyCorp froze the Second Supplemental Retirement Plan. This means that KeyCorp will freeze the present value of benefits payable to participants reaching age 65 as of December 31, 2009. The benefit formula under the Supplemental Retirement Plans is substantially different than those under KeyCorp’s other pension plans, so a different methodology was used for freezing this plan. The KeyCorp Second Supplemental Retirement Plan provided a grandfathered group of KeyCorp officers with supplemental retirement benefits that were in addition to the benefit that those participants were otherwise eligible to receive under the Cash Balance Pension Plan. The supplemental retirement plans were frozen to new participants in 1995 and the plan currently maintains just two active participants, one of whom is Mr. Meyer. Participants in the Second Supplemental Retirement Plan are not eligible to participant in the excess plans. The Second Supplemental Retirement Plan provided participants with a plan benefit equal to a percentage of the participant’s “final average compensation” based on years of service and is combined with the participant’s pension plan benefit and age 65 social security benefits. Eligible compensation generally consists of base salary and incentive compensation (short and long-term) paid to employees by reason of their employment with KeyCorp, as reported for federal income tax purposes, or the money which would have been paid but for the employee’s pre-tax deferrals to the KeyCorp 401(k) Savings Plan and benefit elections under the KeyCorp Flexible Benefits Plan and amounts deferred under the various KeyCorp-sponsored deferred compensation plans. Base salary paid in the form of equity was not considered under the plan’s benefit formula or definition of final average compensation. Furthermore, amounts attributable, for example, to exercise of stock options, noncash remuneration, moving expenses, relocation bonuses, signing bonuses, fringe benefits, lump sum severance payments, or any funds paid following termination or retirement from KeyCorp are excluded from the plan’s definition of compensation. For purposes of the Second Supplemental Retirement Plan, the term “final average compensation” means the annual average of the participant’s highest aggregate “compensation” (as defined in the plan) for salary for any period of five consecutive years during the 10-year period preceding the participant’s termination date (and for incentive compensation, the highest five years during the 10-year period preceding the participant’s termination date). For Mr. Meyer, the term “final average compensation” includes long-term incentive awards comprised of up to 50% of vested restricted stock and deferred cash valued at the grant price. Mr. Meyer meets the plan’s vesting requirements.

2009 NONQUALIFIED DEFERRED COMPENSATION TABLE

The following table shows the nonqualified deferred compensation activity for the named executive officers for 2009. All nonqualified executive contributions and KeyCorp contributions to each plan are also included in current-year compensation presented in the 2009 Summary Compensation Table above.

							Amount of
							Aggregate
							Balance at
							Last FYE
							Also Reported
			KeyCorp	Aggregate		Aggregate	in Prior Years
		Executive	Contributions	Earnings	Aggregate	Balance	Summary	Plan
		Contributions in	in Last	in Last	Withdrawals/	at Last	Compensation	Entry
Name	Plan Name	Last FY ($)	FY ($)(1)	FY ($)(2)	Distributions ($)	FYE ($)(3)	Tables ($)(4)	Date (5)

Henry L. Meyer	Deferred Savings Plan	46,500	46,500	(575,772)	—	3,775,465	4,258,237	1987
	Automatic Deferral Plan	—	—	(38,193)	163,206	50,724	252,123	1999
Jeffrey B. Weeden	Deferred Savings Plan	19,350	19,350	(2,283)		329,647	293,230	2002
	Automatic Deferral Plan	—	—	(8,322)	35,314	11,087	54,723	2002
Peter D. Hancock	Deferred Savings Plan	—	—	—	—	—	—
Thomas C. Stevens	Deferred Savings Plan	37,783	25,188	17,359		2,022,165	1,941,835	1996
	Automatic Deferral Plan	—	—	(8,075)	34,751	10,688	53,514	1999
Beth E. Mooney(6)	Deferred Savings Plan	163,058	21,715	65,072		629,036	379,191	2006
	Automatic Deferral Plan	—	—	(10,179)	23,185	16,431	49,795	2006
	Deferred Bonus Plan	—	—	(64,521)	147,539	—	212,060	2006

(1)	KeyCorp contributions in the last fiscal year are reflected in the 2009 Summary Compensation Table above under the “All Other Compensation” column.

(2)	Aggregate earnings in the last fiscal year are not reflected in the 2009 Summary Compensation Table above because the earnings were neither preferential nor above-market. For most of the named executive officers, declining stock market returns and a decline in KeyCorp’s stock price resulted in negative earnings for 2009.

(3)	The aggregate balances at the last fiscal year-end represent the total ending account balance (employee and company balances) at December 31, 2009 for each named executive officer. The named executive officers’ 2008 year-end balances, plus all 2009 contributions, earnings and withdrawals/distributions, equal the amounts reported as the aggregate balances at December 31, 2009. The Automatic Deferral Plan was discontinued and replaced by the Annual Incentive Paid in Restricted Stock Award in 2008.

(4)	The amounts reported as the amount of aggregate balance at last fiscal year-end and also reported in prior years’ Summary Compensation Tables represent December 31, 2008 aggregate balances reported in the 2008 Nonqualified Deferred Compensation Table. Deferred Savings Plan balances incorporate aggregate balances from the Second Excess 401(k) and Second Deferred Compensation Plans which were merged into the Deferred Savings Plan effective December 31, 2006.

(5)	Years reported as plan entry dates represents the year in which the named executive officer originally participated in the Second Excess 401(k) and/or Second Deferred Compensation Plans which were merged into the Deferred Savings Plan effective December 31, 2006.

(6)	For Ms. Mooney, the amount reported as her executive contribution for 2009 includes the contribution of her vested Deferred Bonus Plan balance ($141,343) into the Deferred Savings Plan in May 2009.

Deferred Savings Plan  The Deferred Savings Plan provides employees with a salary grade of 86 (or its equivalent) and above with a nonqualified retirement benefit which is generally reflective of the retirement benefit that they would have been entitled to receive under the tax-qualified KeyCorp 401(k) Savings Plan, but for the various limitations contained in the Internal Revenue Code. The Deferred Savings Plan is an unfunded plan and the value of plan benefits is reflected on a bookkeeping basis on KeyCorp’s general ledger. Eligible employees may defer up to 50% of base salary and up to 100% of incentive compensation awarded under a KeyCorp-sponsored incentive compensation plan and receive a dollar-for-dollar company match on their contributions up to 6% of pay. Base salary paid in the form of equity is not eligible for the plan’s benefit formula, but, as required by the Internal Revenue Service, counts towards the annual compensation limit in the qualified retirement plans. The company match vests after three years of service. Employee balances can be invested on a bookkeeping basis in funds mirroring those in the 401(k) Savings Plan as well as an interest bearing fund. The employer match is invested on a bookkeeping basis in the KeyCorp Common Stock Fund. Vested balances are distributed upon retirement or termination as follows:

•	If a participant’s vested plan account balance equals or exceeds $50,000, it will be distributed based on an election for a five, 10-or 15-year installment payment. If no election is made, a default 10-year installment payment scheme applies.

•	If a participant’s vested plan account balance as of termination or retirement is under $50,000, it will be distributed as an automatic cash-out as a single lump sum cash or share payment.

•	Mr. Meyer and the other named executive officers, as well as any other employee who meets the Internal Revenue Code Section 409A definition of a “key” employee, will have their distributions held for six months.

Automatic Deferral Plan  The Annual Incentive Paid in Restricted Stock Awards (referenced in the 2009 Grants of Plan-Based Awards Table above) replaced the Automatic Deferral Plan in 2007. Distributions will continue under the Automatic Deferral Plan through 2010, however, at which point account balances will be depleted.

Deferred Bonus Plan  The KeyCorp Deferred Bonus Plan has been designed to provide selected candidates with a mandatory deferral vehicle for signing bonus awards that are subject to a vesting requirement. While deferred under the plan, the deferred bonus award is invested on a bookkeeping basis in the KeyCorp Phantom Common Stock Account, and is able to grow in value as KeyCorp’s stock grows in value. Participants are fully vested in their deferred bonus awards upon completion of three years of vesting service. Upon vesting, participants receive an automatic lump sum payment of their vested bonus awards in KeyCorp Common Shares, less applicable taxes, unless they have elected to have their deferred bonus awards transferred to the KeyCorp Deferred Savings Plan. If the balance is transferred into the Deferred Savings Plan, then FICA taxes are applied to the balance and the net balance is transferred into the Deferred Savings Plan in shares of KeyCorp stock.

EMPLOYMENT AND SEVERANCE ARRANGEMENTS

Benefits Payable Under Individual Agreements

During 2009, KeyCorp was a party to an employment agreement with Mr. Meyer and change of control agreements with the other named executive officers(1).( KeyCorp and the named executive officers originally entered into these agreements to govern the ways in which KeyCorp provides certain post-termination benefits and payments to the named executive officers. However, due to KeyCorp’s participation in the Trouble Assets Relief Program, or TARP, KeyCorp modified these agreements in 2008 as a condition to its participation in the federal government’s Capital Purchase Program under TARP. Effective November 18, 2008, the original agreements were modified to ensure that KeyCorp will not provide a “golden parachute” in the event of a named executive officer’s involuntary termination. Under this prohibition, KeyCorp was required to limit termination payments to named executive officers and was not permitted to deduct any executive compensation in excess of $500,000 for each named executive officer under the modified agreements. In 2009, KeyCorp determined that, due to its review and analysis of the Emergency Stabilization Act of 2008, or EESA, as modified by the American Recovery and Reinvestment Act of 2009, or ARRA, for as long as KeyCorp is a TARP participant, it is prohibited from making any severance payments, including payments in connection with a change of control, to Mr. Meyer and the other named executive officers.

Effective September 1, 2009, to help simplify the agreements and bring the benefits payable under the agreements in line with emerging best practices, KeyCorp further modified the employment and change of control agreements. The modified employment and change of control agreements continue to be subject to EESA and ARRA, which means that despite the terms and provisions of the agreements, KeyCorp is still prohibited by federal law and regulations from making severance payments to Mr. Meyer and the other named executive officers, plus the next five most highly compensated KeyCorp employees, while the financial assistance provided to KeyCorp under TARP remains outstanding.

Prior to September 2, 2009, the agreements provided for 50% of each named executive officer’s (other than Ms. Mooney and Mr. Hancock) average long-term incentive compensation to be included in severance calculations under the agreements (Ms. Mooney and Mr. Hancock’s agreements did not provide for any payment with respect to long-term incentive compensation). As discussed above in the Compensation Discussion and Analysis, under the September 2009 modifications of the employment and change of control agreements, long-term incentive compensation will no longer be included in the calculation of severance payments for any named executive officer, and benefits to be provided under the agreements. In addition, in the event that payments or distributions to be made by KeyCorp to or for the benefit of a named executive officer constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and would be subject to the excise tax imposed by Section 4999 of the Code, then the payment to the named executive officer will be either delivered in full or delivered after reducing the payment $1 below the safe harbor limit as described in Section 280G of the Code, which would result in no portion of the payment being subject to the excise tax.

(1) Mr. Hancock who resigned on February 12, 2010, had an employment agreement which is no longer in effect and which is described in footnote (8) to the Summary Compensation Table on page 67 of this proxy statement.

KeyCorp is restricted in its ability to provide payments and benefits to the named executive officers under the employment and change of control agreements while it is a TARP participant. However, if KeyCorp ceases to be a TARP participant, it anticipates that some or all of the original terms of the employment and change of control agreements may again be effective and govern the post-termination payments for its named executive officers. As a result, the following discussion first provides a brief overview of these agreements and amounts generally payable under these agreements absent the restrictions under EESA, ARRA, and TARP that were in effect as of December 31, 2009.

Employment Agreement with Mr. Meyer.

KeyCorp’s employment agreement with Mr. Meyer provides that he is to be employed by KeyCorp as its Chairman, President, and Chief Executive Officer for a constantly renewing three-year term at a base salary of not less that $1,000,000 per annum, plus full participation in all incentive and other compensatory plan available generally to KeyCorp’s executive officers. In addition, the employment agreement provides Mr. Meyer, upon his termination (provided his termination is not the result of a termination for cause, a non-approved retirement/resignation, or by reason of his death or disability), with continued vesting in long-term stock awards granted to him after January 1, 2008.

Severance Payable upon Involuntary Termination.  Mr. Meyer’s employment agreement provides that if he is terminated by KeyCorp without cause at any time, he is generally entitled to the following:

•	three times the sum of his base salary and his average annual incentive in a lump sum payable in accordance with Section 409A of the Code;

•	continuing participation in KeyCorp’s retirement and savings plans and continuing health and welfare benefits for three years;

•	a lump sum payment of three years of company contributions that he would have received under the KeyCorp Deferred Savings Plan if he had deferred 6% of base salary plus incentive compensation for three years after termination;

•	all stock options (other than so-called “performance options,” which are options that vest or become exercisable only in certain stock price and/or financial performance tests are achieved) become fully exercisable;

•	restricted stock vests (if Mr. Meyer is involuntarily terminated within two years after a change of control); and

•	specified other benefits (secretarial support and office space) for five years and meeting fees and expenses if Mr. Meyer is requested to attend the annual meeting of shareholders.

Severance Upon Constructive Termination.  Mr. Meyer will also receive the amounts and benefits described above if he is constructively terminated, which generally means that his base salary is reduced other than in connection with an across-the-board salary reduction, he is excluded from full participation in any executive incentive or other compensatory plan, he is demoted or removed from office, KeyCorp requests his resignation or retirement without grounds to terminate his employment for cause, or his principal place of employment is relocated outside of the Cleveland metropolitan area.

Severance Upon Constructive Termination After a Change of Control.  Mr. Meyer will also receive the amounts and benefits described above if he is constructively terminated after a change of control. Constructive termination in this context would mean:

•	his base salary is reduced or he is excluded from full participation in any incentive or other compensatory plan that was available to him during the one-year period prior to the change of control;

•	the annual incentive compensation paid to him or the equity compensation opportunities provided to him during the two-year period immediately following the change of control is less than his average annual incentive compensation or the equity compensation opportunities provided to him before the change of control;

•	his position, duties, and responsibilities are materially reduced;

•	he is unable to continue to carry out his responsibilities and duties as Chairman of the Board and Chief Executive Officer; or

•	the headquarters of the surviving entity is outside of the Cleveland metropolitan area.

Definition of Cause.  Under the Employment Agreement, KeyCorp will have “cause” to terminate Mr. Meyer’s employment before a change of control if he commits a felony, acts dishonestly in a way that is materially inimical to the best interest of KeyCorp, competes with KeyCorp, abandons and consistently fails to attempt to perform his duties, or if a bank regulatory agency issues a final order requiring KeyCorp to terminate or suspend his employment. KeyCorp will have “cause” to terminate Mr. Meyer’s employment after a change of control if he is convicted of a felony, acts dishonestly and feloniously in a way that is materially inimical to the best interests of KeyCorp, competes with KeyCorp or if a bank regulatory agency issues a final order requiring KeyCorp to terminate or suspend his employment.

Definition of Change of Control.  A change of control will be deemed to have occurred under Mr. Meyer’s employment agreement if:

•	any other corporation owns, directly or indirectly, 50% or more of the total combined outstanding voting power of all classes of stock of KeyCorp;

•	if KeyCorp is merged with another corporation and less than 65% of the outstanding shares of the new corporation were issued in exchange for KeyCorp stock;

•	if any person becomes the beneficial owner of 35% or more of the outstanding voting stock of KeyCorp;

•	if KeyCorp’s incumbent directors no longer constitute at least 51% of any surviving corporation; or

•	if substantially all of KeyCorp’s assets are sold, leased, exchanged or transferred in one or a series of transactions.

Despite this definition, in the event that there is a transaction or a series of transactions that are entered into under EESA that involve the U.S. Treasury Department’s acquisition of KeyCorp preferred stock, common stock, warrants to purchase common stock or to purchase other types of KeyCorp equity, then in such event, such transaction(s) shall not be treated as resulting in a change of control for purposes of Mr. Meyer’s employment agreement.

Indemnification.  Mr. Meyer is entitled to continuing indemnification to the fullest extent permitted by Ohio law for actions against him by reason of his being or having been a director or officer of KeyCorp or any related entity and to payment of certain legal fees incurred in enforcing his rights under his employment agreement.

Change of Control Agreements With the Other Named Executive Officers

As noted above, KeyCorp is a party to change of control agreements with the named executive officers other than Mr. Meyer. As with Mr. Meyer’s employment agreement, the change of control agreements continue to be subject to EESA and ARRA and, as such, KeyCorp is prohibited from making severance payments to the named executive officers party to these agreements while the financial assistance provided to KeyCorp under TARP remains outstanding. The terms of the agreements provide that, in most cases, if at any time within two years following a change of control, the officer’s employment is terminated by KeyCorp (except for cause, as described in the agreement), or the officer is determined to be constructively discharged (because the officer’s base salary, incentive compensation or long-term incentive opportunity is reduced or the executive is required to relocate the executive’s principal place of employment more than 35 miles from his or her location prior to the change of control), severance benefits will apply. Severance benefits consist of:

•	three times the sum of base salary plus average annual incentive in a lump sum in accordance with Section 409A of the Code;

•	continuing participation in KeyCorp’s retirement and savings plans for three years;

•	a lump sum payment of three years of company contributions that would have been received under the KeyCorp Deferred Savings Plan if the officer had deferred 6% of base salary plus incentive compensation for three years after termination;

•	continued health benefits for eighteen months or until the officer secures other employment, if earlier (or if the officer is age fifty with at least fifteen years of service at the time of termination of employment, the officer may elect to participate in the KeyCorp Retiree Medical Plan at KeyCorp’s cost);

•	all stock options (other than performance options) become fully exercisable; and

•	restricted stock vests (if the officer is involuntarily terminated within two years after the change of control).

Each change of control agreement also provides a three-month “window period,” commencing fifteen months after the date of a change of control, during which the officer may resign voluntarily and receive similar severance benefits based on an eighteen-month period if the officer determines in good faith that the officer’s position, responsibilities, duties, status or reporting relationships are materially less than or reduced from those in effect before the change of control or KeyCorp’s headquarters is relocated outside of the greater Cleveland metropolitan area. For purposes of the change of control agreements, “cause” includes conviction of a felony, dishonesty in the course of employment that constitutes a felony and is inimical to the best interest of KeyCorp or a subsidiary, imposition by a bank regulatory agency of a final order of suspension or removal, or competing with KeyCorp.

Statutory Limitations

Although KeyCorp is restricted in its ability to provide payments and benefits to the named executive officers under the employment and change of control agreements while it is a TARP participant, the named executive officers would be entitled to payments and benefits under these agreements if KeyCorp ceases to be a TARP participant. Due to KeyCorp’s participation in TARP as of December 31, 2009 and the compensation decisions that KeyCorp made during 2009, KeyCorp has not calculated the potential amount of possible payments and benefits as of December 31, 2009 absent TARP restrictions. If and when KeyCorp ceases to be a TARP participant, KeyCorp expects to provide updated information about amounts and benefits payable under the employment and change of control agreements.

Benefits Payable Upon Retirement, Death and Disability

Equity Incentive Plans

KeyCorp’s equity incentive plans treat all participants as follows in determining benefits payable upon retirement, death or disability.

Performance-Based Restricted Stock and Stock Performance Shares.  Employees who retire at age 55 plus five years of service or greater or who die or become disabled could receive a prorated award as follows:

•	shares will be vested on a prorated basis if the retirement occurs within the performance period;

•	the employee could receive prorated shares at the conclusion of the performance period based on the employee’s active status during the performance period and KeyCorp’s performance against target; and

•	all employees who terminated voluntarily or involuntarily will forfeit all rights to any unvested long-term incentive compensation awards.

Time-Lapsed Restricted Stock.  Employees who retire at age 55 plus 5 years of service or greater or who die or become disabled could receive a prorated award as follows:

•	time-lapsed shares will be vested on a prorated basis; and

•	all employees who terminate voluntarily or involuntarily will forfeit all rights to any unvested long-term incentive compensation awards.

Stock Options.  Employees who retire at age 55 plus 5 years of service or greater or who die or become disabled could receive a prorated award as follows:

•	stock options will vest on a prorated basis;

•	all employees who terminate voluntarily or involuntarily will forfeit all rights to any unvested stock option awards; and

•	all employees who terminate voluntarily, involuntarily, or retire will be able to exercise any vested stock option awards after the termination date.

2009 DIRECTOR COMPENSATION TABLE

The following table sets forth certain information regarding the compensation earned by or paid to each non-employee director who served on the Board of Directors in 2009. Directors who are employees are not compensated for their services as directors.

	Fees Earned or Paid	Stock Awards	All Other
Name	in Cash ($)	($)(1)	Compensation ($)(2)	Total ($)

Ralph Alvarez	31,083	—	—	31,083
William G. Bares	95,250	70,000	15,993	181,243
Edward P. Campbell	87,000	70,000	3,259	160,259
Joseph A. Carrabba	11,750	—	—	11,750
Dr. Carol A. Cartwright	57,000	70,000	12,177	139,177
Alexander M. Cutler	71,000	70,000	2,152	143,152
H. James Dallas	74,000	70,000	242	144,242
Ruth Ann M. Gillis	13,250	—	—	13,250
Kristen L. Manos	41,833	70,000	50	111,883
Lauralee E. Martin	82,750	70,000	5,188	157,938
Eduardo R. Menascé	71,000	70,000	—	141,000
Bill R. Sanford	78,500	70,000	—	148,500
Peter G. Ten Eyck, II	66,500	70,000	—	136,500

(1)	Amounts reported in the Stock Awards column represent the aggregate grant date fair value of stock awards granted during the year computed in accordance with Financial Accounting Standards Board ASC Topic 718. This compares to prior years, during which amounts in this column have represented the expensed accounting value of such awards. On July 27, 2009, Dr. Cartwright, Ms. Martin, Ms. Manos and Messrs. Bares, Campbell, Cutler, Dallas, Menacé, Sanford, and Ten Eyck II received 12,612 shares at a fair market value of $70,000. One-half of this award is payable in shares and one-half of this award is payable in cash.

(2)	Amounts reported in the “All Other Compensation” column consists of 2009 earnings (dividends and interest) in the Directors Deferred Compensation Plans.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Number of	In-the-Money
	Securities	Amount
	Underlying	of Unexercised	Number of Shares or
	Unexercised	Options ($)	Units of Stock Held
	Options (#)	Exercisable/	that Have not
Name	Exercisable	Unexercisable	Vested (#)

Ralph Alvarez	—	—	—
William G. Bares	30,000	—	21,283
Edward P. Campbell	30,000	—	21,283
Joseph A. Carrabba	—	—	—
Dr. Carol A. Cartwright	29,500	—	21,283
Alexander M. Cutler	30,000	—	21,283
H. James Dallas	—	—	21,283
Ruth Ann M. Gillis	—	—	—
Kristen L. Manos	—	—	12,653
Lauralee E. Martin	—	—	21,283
Eduardo R. Menacé	—	—	21,283
Bill R. Sanford	30,000	—	21,283
Peter G. Ten Eyck, II	30,000	—	21,283

Options shown represent those granted under the 1997 Stock Option Plan for Directors, which was replaced by the Directors’ Deferred Share Plan in 2003.

Directors’ Compensation.  Directors’ compensation consists of two components: cash and stock-based (or equity) compensation. Each year, the Nominating and Corporate Governance Committee reviews the amount and form of directors’ compensation payable at KeyCorp in comparison to directors’ compensation payable at peer bank holding companies. The Nominating and Corporate Governance Committee reports the results of its annual review to the full Board and recommends to the full Board changes, if any, in directors’ compensation.

Cash Component.  Directors (other than Messrs. Meyer and Stevens, who receive no director fees) receive cash fees consisting of a $35,000 annual retainer payable in quarterly installments, $1,500 for attendance at each Board or committee meeting (except that fees for each scheduled Board or committee telephonic meeting are $1,000 for each meeting) and $1,500 for attendance at officially sanctioned meetings at which the directors represent KeyCorp and which require a substantial time commitment. The Audit Committee and the Compensation and Organization Committee chairpersons receive additional compensation of $5,000 per quarter, and outside directors who serve as chairpersons of the other committees receive additional compensation of $2,500 per quarter. In 2010, chairpersons of the Audit, Risk Management and Compensation and Organization Committees will receive additional compensation of $3,750 per quarter (which is a reduction from $5,000 per quarter for the chairpersons of the Audit and Compensation and Organization Committees) and outside directors who serve as chairperson of other committees will continue to receive additional compensation of $2,500 per quarter.

Stock-Based Component.  The Board has determined that approximately 50% (in value) of the Board’s compensation should be equity compensation in order to more closely align the economic interests of directors and shareholders. In May 2003, the shareholders of KeyCorp approved the Directors’ Deferred Share Plan as a replacement for the granting of stock options under the 1997 Stock Option Plan for Directors. Under the Directors’ Deferred Share Plan, each of the non-employee directors is automatically granted, on an annual basis, “phantom” KeyCorp Common Shares, referred to as deferred shares, having an aggregate fair market value on the trading day of the award equal to 200% of the annual cash retainer payable to a director. Each grant is subject to a minimum three-year deferral period which is accelerated upon a directors’ retirement or death. Until otherwise determined by the Nominating and Corporate Governance Committee, the deferred shares are paid 50% in Common Shares and 50% in cash. In 2009, Director’s Dr. Cartwright, Ms. Martin and Ms. Manos and Messrs. Bares, Campbell, Cutler, Dallas, Menace, Sanford, and Ten Eyck II were each granted 12,612 deferred shares. Messrs. Meyer and Stevens are not eligible to participate in the Directors’ Deferred Share Plan during 2009 because they are employees of KeyCorp. Mr. Alvarez was not eligible for the award because he retired before the grant date. In 2009, KeyCorp added three members to the Board: Joseph Carrabba, Ruth Ann M. Gillis and Kristen L. Manos; Ms. Gillis and Mr. Carrabba joined the Board after the grant date for deferred shares in 2009.

Terminated Director Stock Option Plans.  Prior to the Directors’ Deferred Share Plan, directors of KeyCorp were awarded stock options under the 1997 Stock Option Plan for Directors. The plan has been terminated except with respect to awards granted prior to the date of its termination, and no shares remain available for grant under the plan. The KeyCorp 1997 Stock Option Plan for Directors provided for grants to each of the non-employee directors, on an annual basis, of stock options having a value (determined on a formula basis) on the grant date equal to 2.75 times the annual cash retainer payable to a director. All options granted under the plan vested upon grant and expire ten years after the grant. The purchase price of the option shares was equal to the fair market value on the date of grant.

Second Director Deferred Compensation Plan.  Under the KeyCorp Second Director Deferred Compensation Plan, directors are given the opportunity to defer for future distribution payment of directors fees and further defer payment of deferred shares. Deferred payments of director fees are invested in either an interest-bearing account (with an interest rate of 120% of the Monthly Long-Term Applicable Federal Rate) or a KeyCorp Common Shares account (in which the directors’ deferred compensation is invested on a bookkeeping basis in “phantom” KeyCorp Common Shares upon which dividends are accrued quarterly but which cannot be voted or transferred during the deferral period). Deferred payments of deferred shares are invested solely in the Common Shares account. Distributions to the directors under the Second Deferred Compensation Plan in respect to the interest bearing account are in the form of cash and under the Common Shares account are in the form of KeyCorp Common Shares.

COMPENSATION AND ORGANIZATION COMMITTEE REPORT (INCLUDING DISCUSSION OF COMPENSATION POLICIES AND PRACTICES AS THEY RELATE TO RISK MANAGEMENT)

In January 2009, the Compensation and Organization Committee reviewed KeyCorp’s senior executive officers’ incentive plan designs and performance metrics with KeyCorp’s Chief Risk Officer and Chief Auditor and took the following actions to ensure that KeyCorp’s compensation arrangements did not encourage senior executive officers to take unnecessary or excessive risks that could threaten the value of KeyCorp:

•	Established a process for their ongoing oversight of the relationship between KeyCorp’s risk management policies and practices and the senior executive officers’ incentive compensation arrangements.

•	Modified the performance metrics for KeyCorp’s 2009 Annual and Long-Term Compensation Plans to include minimum thresholds of capital for any incentive payment to be made, specific liquidity measures,

risk-weighted profitability measures (e.g. such as economic profit added), credit quality measures (e.g. net charge off and non-performing assets), and leadership goals as more fully discussed in the Compensation Discussion and Analysis on page 52 in this proxy statement.

In addition to the foregoing, in accordance with the requirements of the Section 111 of EESA, as amended, the Committee reviewed with KeyCorp’s Chief Risk Officer and Chief Auditor KeyCorp’s compensation governance processes and its senior executive officer and employee compensation plans to ensure that the plans did not encourage senior executives or employees to take short-term or long-term risks that could threaten the value of the company, to identify the risks posed by these plans, and ensure that any plan risks were limited. This review encompassed a review of both plan design and related plan performance metrics. Each plan was individually examined to ensure that the plan satisfied KeyCorp’s established risk criteria. Particular focus was placed on (i) line of business commission plans, to ensure that plan commissions were earned on profit-based measures, (ii) line of business incentive pool funding to ensure that plan funding was based on risk-adjusted earnings, and (iii) ensuring that all compensation plans did not focus on short-term results over long-term value creation.

In conjunction with this plan-by-plan review, the performance metrics for several line of business incentive compensation plans were modified to incorporate additional economic profit requirements and to reflect KeyCorp’s established risk tolerances. In addition to changes made in several plans’ performance metrics, there were also several changes made to plans’ deferral and holdback provisions where appropriate. The Committee concluded that the individual plan review and modification provided a reasonable assurance that KeyCorp’s compensation plans did not encourage KeyCorp’s senior executive officers or its employees to take unnecessary or excessive risks that could threaten the value of KeyCorp.

Thereafter, in January 2010, the Committee met with KeyCorp’s Chief Risk Officer and Chief Auditor and again reviewed KeyCorp’s 2010 compensation plans (i) to ensure that the plans do not encourage senior executives or employees to take short-term or long-term risks that could threaten the value of the company, (ii) to identify the risks posed by these plans and to ensure that any plan risks were limited, and (iii) to ensure that these compensation plans do not encourage the manipulation of KeyCorp’s reported earnings to enhance the compensation of any KeyCorp employees.

Using KeyCorp’s updated risk analysis tools, a risk assessment was again conducted on each of KeyCorp’s compensation plans to identify the highest risk lines of business, functions and roles in terms of magnitude and probability for the following areas:

•	Financial risk: Potential for material loss or earnings manipulation through controllable actions or decisions.

•	Role risk: Job responsibilities and authority to create risk for KeyCorp and accountability for delivering short- and long-term financial and risk management goals.

•	Reputational risk: Potential for material loss or erosion of KeyCorp’s integrity.

This January review of KeyCorp’s compensation plans did not identify any plan that was reasonably likely to have a material adverse impact on KeyCorp.

The Committee also reviewed with KeyCorp’s Chief Risk Officer and Chief Auditor the most significant short and long-term risks to KeyCorp and the steps taken to identify and address those risks. The Committee concluded that KeyCorp’s compensation plans do not incent excessive risk taking because each plan requires (i) that funding be based on risk-adjusted metrics, (ii) that risk tolerances are embedded into each plan’s objectives, and the payment of any incentive is conditioned on attaining the requisite level performance for each metric and (iii) that the operation of KeyCorp’s plans are continuously monitored to ensure the intended risk tolerances are achieved. Additionally, all compensation plan documents specifically authorize KeyCorp to modify, discontinue, or terminate any plan or plan compensation structure, funding or formula if the formula, structure, design, eligibility, administration and/or operation of the Plan is, or would be contrary to the achievement of KeyCorp’s intended risk tolerances.

Committee Certification

The Compensation and Organization Committee of the Board of Directors of KeyCorp hereby certifies that, during the period beginning on the later of September 14, 2009 or ninety days after the closing date of the agreement between KeyCorp and Treasury and ending with the last day of KeyCorp’s fiscal year containing that date, that in conjunction with its review of KeyCorp’s compensation plans, (i) it has discussed, evaluated, and reviewed with KeyCorp’s senior risk officers, at least every six months, KeyCorp’s senior executive officers’ compensation plans and it has made all reasonable efforts to ensure that these plans do not encourage senior executive officers to take any unnecessary risks that threaten the value of KeyCorp, (ii) it has discussed, evaluated, and reviewed with KeyCorp’s senior risk officers, at least every six months, KeyCorp’s employee compensation plans and has made all reasonable efforts to limit any unnecessary risk these plans pose to KeyCorp, and (iii) it has discussed, evaluated and reviewed at least every six months, KeyCorp’s employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of KeyCorp to enhance the compensation of any employee.

The Compensation and Organization Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth on page 52 of this proxy statement and based on this review, has recommended to the KeyCorp Board of Directors the inclusion of the Compensation Discussion and Analysis in this proxy statement.

Compensation and Organization Committee
Board of Directors
KeyCorp
Edward P. Campbell (Chair)
Joseph A. Carrabba
Carol A. Cartwright
Alexander M. Cutler

EQUITY COMPENSATION PLAN INFORMATION

Equity Compensation Plans.  KeyCorp currently maintains the KeyCorp 2004 Equity Compensation Plan (the “2004 Plan”), the KeyCorp Amended and Restated 1991 Equity Compensation Plan (Amended as of March 13, 2003) (the “1991 Plan”), the KeyCorp 1997 Stock Option Plan for Directors (as of March 14, 2001) (the “1997 Director Plan”), and the KeyCorp Amended and Restated Discounted Stock Purchase Plan (the “DSPP”), pursuant to which it has made equity compensation available to eligible persons. Shareholders approved the 2004 Plan at the 2004 Annual Shareholders Meeting. The 2004 Plan replaced the 1991 Plan except with respect to awards granted prior to its termination. The 1997 Director Plan (discussed on page 88 of this proxy statement) terminated on May 22, 2003, except with respect to awards granted prior to the dates of termination. Consequently, no shares remain available for future issuance under the 1991 Plan and the 1997 Director Plan.

KeyCorp also maintains the KeyCorp Deferred Equity Allocation Plan that provides for the allocation of Common Shares to employees and directors under existing and future KeyCorp deferred compensation arrangements. Additionally, KeyCorp maintains the KeyCorp Directors’ Deferred Share Plan (which replaced the 1997 Director Plan and which is described on page 88 of this proxy statement). Shareholders approved both Plans at the 2003 Annual Shareholders Meeting. Under both Plans, all or a portion of such deferrals and deferred payments may be deemed invested in accounts based on KeyCorp Common Shares, which are distributed in the form of KeyCorp Common Shares. Some of the arrangements with respect to the Deferred Equity Allocation Plan include an employer-matching feature that rewards employees with additional Common Shares at no additional cost. The table does not include information about these plans because no options, warrants or rights are available under these plans. As of December 31, 2009, 3,049,834 and 102,099 Common Shares have been allocated to accounts of participants under the Deferred Equity Allocation Plan and the Directors’ Deferred Share Plan, and 12,116,888 and 321,694 Common Shares, respectively, remain available for future issuance.

The following table provides information about KeyCorp’s equity compensation plans as of December 31, 2009.

	(a)	(b)	(c)
			Number of Securities
			Remaining Available for
		Weighted-Average	Future Issuance Under
	Number of Securities to	Exercise Price of	Equity Compensation
	be Issued Upon Exercise	Outstanding	Plans (Excluding
	of Outstanding Options,	Options, Warrants	Securities Reflected in
Plan Category	Warrants and Rights	and Rights	Column (a))

Equity compensation plans approved by security holders(1)(2)	33,789,823	$24.33	36,035,211 (3)
Equity compensation plans not approved by security holders(4)	209,500	$22.43	0
Total	33,999,323	$24.32	36,035,211

(1)	The table does not include 7,655,530 unvested shares of time-lapsed and performance-based restricted stock awarded under the 2004 Plan and 1991 Plan. These unvested restricted shares were issued when awarded and consequently are included in KeyCorp’s Common Shares outstanding.

(2)	The table does not include a maximum 2,812,495 unvested performance shares payable in stock awarded upon the attainment of greater than target performance under KeyCorp’s long-term incentive program. Based upon the impact the Company’s 2009 performance had on the program, none of these shares are expected to vest or be issued.

(3)	The Compensation and Organization Committee of the Board of Directors of KeyCorp has determined that KeyCorp may not grant options to purchase KeyCorp Common Shares, shares of restricted stock, or other share grants under its long-term compensation plans in an amount that exceeds six percent of KeyCorp’s outstanding Common Shares in any rolling three-year period.

(4)	The table does not include outstanding options to purchase 23,623 Common Shares assumed in connection with an acquisition from a prior year. At December 31, 2009, these assumed options had a weighted average exercise price of $24.59 per share. No additional options may be granted under the plan that governs these options.

SHARE OWNERSHIP AND OTHER PHANTOM STOCK UNITS

Five Percent Beneficial Ownership.  KeyCorp has been advised that as of December 31, 2009, FMR LLC, 82 Devonshire Street, Boston, Massachusetts, and related entities owned 78,115,088 KeyCorp Common Shares which is approximately 8.9% of the outstanding KeyCorp Common Shares. KeyCorp has also been advised that as of December 31, 2009, T. Rowe Price Associates, Inc., 100 East Pratt Street, Baltimore, Maryland, owned 77,786,098 KeyCorp Common Shares which is approximately 8.8% of the outstanding KeyCorp Common Shares.

Beneficial Ownership of Common Shares and Investment in Other Phantom Stock Units.  The following table lists directors of and nominees for director of KeyCorp, the executive officers included in the Summary Compensation Table, and all directors, nominees, and executive officers of KeyCorp as a group. The table sets forth certain information with respect to (1) the amount and nature of beneficial ownership of KeyCorp Common Shares including certain phantom stock units, (2) the number of other phantom stock units, if any, and (3) total beneficial ownership of KeyCorp Common Shares and other phantom stock units for such directors, nominees for director, and executive officers. The information provided is as of January 1, 2010 unless otherwise indicated.

				Total
			Other	Beneficial Ownership
	Amount and Nature of	Percent of	Phantom	of Common Shares
	Beneficial Ownership	Common Shares	Stock	and Other Phantom
Name(1)	of Common Shares(4)(5)	Outstanding(6)	Units(7)	Stock Units

William G. Bares	96,792	—	7,616	104,408
Edward P. Campbell	41,611	—	51,487	93,098
Joseph A. Carrabba	2,500	—	0	2,500
Dr. Carol A. Cartwright	48,736	—	9,089	57,825
Alexander M. Cutler	49,533	—	32,711	82,244
H. James Dallas	32,594	—	6,837	39,431
Elizabeth R. Gile(2)	1,300	—	0	1,300
Ruth Ann M. Gillis(2)	2,500	—	0	2,500
Peter D. Hancock	98,508	—	0	98,508
Kristen L. Manos	16,326	—	6,483	22,809
Lauralee E. Martin	24,033	—	7,728	31,761
Eduardo R. Menascé	19,872	—	0	19,872
Henry L. Meyer III(3)	3,150,932	—	303,392	3,454,324
Beth E. Mooney(3)	410,495	—	153,165	563,660
Bill R. Sanford	60,696	—	0	60,696
Edward W. Stack(2)	10,000	—	0	10,000
Thomas C. Stevens(3)	970,898	—	122,072	1,092,970
Peter G. Ten Eyck, II	57,101	—	0	57,101
Jeffrey B. Weeden(3)	807,875	—	21,484	829,359
All directors, nominees and executive officers as a group (22)	5,902,302	—	722,064	6,624,366

(1)	KeyCorp’s Corporate Governance Guidelines state that each outside director should, by the fourth anniversary of such director’s initial election, own at least 7,500 KeyCorp Common Shares (including phantom stock units) of which at least 1,000 shares must be beneficially owned Common Shares.

(2)	Ms. Gile who joined the KeyCorp Board on March 11, 2010 purchased 1,300 KeyCorp Common Shares on March 19, 2010; Ms. Gillis who joined the KeyCorp Board on November 19, 2009 purchased 2,500 KeyCorp Common Shares on January 26, 2010; and Mr. Stack who joined the KeyCorp Board on March 11, 2010 purchased 10,000 KeyCorp Common Shares on March 12, 2010.

(3)	With respect to KeyCorp Common Shares beneficially held by these individuals or other executive officers under the KeyCorp 401(k) Savings Plan, the shares included are as of December 31, 2009.

(4)	Beneficially owned shares include options exercisable as of March 2, 2010. The directors, nominees, and executive officers listed above hold vested options as follows: Mr. Bares 30,000; Mr. Campbell 30,000; Mr. Carrabba 0; Dr. Cartwright 29,500; Mr. Cutler 30,000; Mr. Dallas 0; Ms. Gile 0; Ms. Gillis 0: Mr. Hancock 0; Ms. Manos 0; Ms. Martin 0; Mr. Menascé 0; Mr. Meyer 2,524,634; Ms. Mooney 253,334; Mr. Sanford 30,000; Mr. Stack 0; Mr. Stevens 772,001; Mr. Ten Eyck 30,000; Mr. Weeden 485,001; all directors, nominees, and executive officers as a group 4,636,249.

Beneficially owned shares include phantom shares held in the KeyCorp Automatic Deferral Plan by Messrs. Meyer (9,139 shares), Stevens (1,926 shares), and two other executive officers (1,797 shares). These phantom shares are payable over a three-year period in Common Shares but because Messrs. Meyer, Stevens, and the other executive officers are at least age 55 and have at least 5 years of service with KeyCorp, the phantom shares are immediately payable upon termination of employment. Other executive officers hold shares in the Automatic Deferral Plan but because they are not at least age 55 with 5 years of service, the shares are not immediately payable if the executive officer’s employment terminates. Phantom shares held by these other executive officers are included under the column “Other Phantom Stock Units.” See footnote 7 for a further description of the mechanics of the Automatic Deferral Plan distribution process.

Beneficially owned shares include some phantom shares payable in Common Shares under the KeyCorp Directors’ Deferred Share Plan. The amounts of shares are as follows: Mr. Bares 10,641; Mr. Campbell 10,641; Mr. Carrabba 0; Dr. Cartwright 10,641; Mr. Cutler 10,641; Mr. Dallas 10,641; Ms. Gile 0; Ms. Gillis 0; Ms. Manos 6,326; Ms. Martin 10,641; Mr. Menascé 10,641; Mr. Sanford 10,641; Mr. Stack 0; Mr. Ten Eyck 10,641; all directors as a group 102,100. The phantom shares are granted each year and are payable in three years, one-half in cash and one-half in Common Shares. The phantom shares payable in cash are not included in this table. If the director’s directorship ends, the phantom shares are immediately payable even if the three-year period has not ended. Some directors have elected to defer payment of the phantom shares at the end of the three-year period. Shares that are being deferred are not included under this column but are included under the column “Other Phantom Stock Units” in this table. See footnote 7 for a further description of the mechanics of the Directors’ Deferred Share Plan distribution process.

(5)	One executive officer has pledged to an entity unaffiliated with KeyCorp 17,054 shares of KeyCorp stock.

(6)	No director or executive officer beneficially owns more than 1% of the total of outstanding KeyCorp Common Shares plus options vested as of March 2, 2010.

(7)	Investments in phantom stock units by directors are made pursuant to the KeyCorp Second Director Deferred Compensation Plan and the Directors’ Deferred Share Plan.

During 2009, investments in phantom stock units by KeyCorp executive officers were made pursuant to the KeyCorp Automatic Deferral Plan, KeyCorp Deferred Bonus Plan, and KeyCorp Deferred Savings Plan as well as pursuant to Restricted Stock Unit awards under the KeyCorp 2004 Equity Compensation Plan. Under all of these plans and awards, contributions to a participant’s phantom stock account were treated as if they were invested in KeyCorp Common Shares. At the time of distribution, an actual Common Share is issued for each phantom stock unit that is in the account.

No Common Shares were issued in connection with any of the plans or awards described in this footnote until the time of distribution from the account (i.e., these are unfunded plans with “phantom stock” units); accordingly, directors and executive officers participating in these plans or receiving these awards do not have any voting rights or investment power with respect to or on account of the phantom stock units until the time of distribution from the account, whereupon actual Common Shares are issued. Under the Directors’ Deferred Share Plan, one-half of the distribution is in Common Shares and one-half of the distribution is in cash. As previously stated, only the portion of the distribution payable in Common Shares is included in this table.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

KeyCorp’s directors and certain officers are required to report their ownership and changes in ownership of KeyCorp Common Shares to the Securities and Exchange Commission. The Commission has established certain due dates for these reports. KeyCorp knows of no person who failed to timely file any such report during 2009.

AUDIT MATTERS

AUDIT FEES

Ernst & Young billed KeyCorp in the aggregate $5,901,000 for fees for professional services in connection with the integrated audit of KeyCorp’s annual financial statements for the year ended December 31, 2009, reviews of financial statements included in KeyCorp’s Forms 10-Q for 2009, and 2009 audits of KeyCorp subsidiaries. Ernst & Young billed KeyCorp in the aggregate $5,140,000 for fees for professional services in connection with the integrated audit of KeyCorp’s annual financial statements for the year ended December 31, 2008, reviews of financial statements included in KeyCorp’s Forms 10-Q for 2008, and 2008 audits of KeyCorp subsidiaries.

AUDIT-RELATED FEES

Ernst & Young billed KeyCorp in 2009 in the aggregate $864,000 for fees for assurance and related services that are reasonably related to the performance of the audit or review of KeyCorp’s financial statements and are not reported in the previous paragraph. These services consisted of attestation and compliance reports. Ernst & Young billed KeyCorp in 2008 in the aggregate $984,000 for fees for assurance and related services that are reasonably related to the performance of the audit and review of KeyCorp’s financial statements and are not reported in the previous paragraph. These services consisted of attestation and compliance reports.

TAX FEES

Ernst & Young billed KeyCorp in 2009 in the aggregate $1,361,000 for fees for tax services. These services consisted of tax compliance services provided to certain investment funds managed by KeyCorp, tax advisory services related to the impact of ownership changes and tax compliance services provided to certain domestic and foreign subsidiaries of KeyCorp. Ernst & Young billed KeyCorp in 2008 in the aggregate $1,661,000 for tax services. These services consisted of tax compliance services provided to certain investment funds managed by KeyCorp, and certain domestic and foreign subsidiaries of KeyCorp.

ALL OTHER FEES

Ernst & Young billed KeyCorp in 2009 in the aggregate $110,000 for fees for products and services other than those described in the last three paragraphs. These products and services consisted of a survey provided to a KeyCorp domestic subsidiary and documenting regulatory requirements for certain foreign subsidiaries. Ernst & Young billed KeyCorp in 2008 in the aggregate $285,000 for fees for products and services other than those described in the last three paragraphs. These products and services consisted of documenting regulatory requirements for certain KeyCorp foreign subsidiaries.

PRE-APPROVAL POLICIES AND PROCEDURES

The Committee’s pre-approval policies and procedures are attached hereto as Appendix C.

AUDIT COMMITTEE INDEPENDENCE

The members of KeyCorp’s Audit Committee are independent (as independence is defined by the provisions of the New York Stock Exchange listing standards).

AUDIT COMMITTEE FINANCIAL EXPERTS

The KeyCorp Board of Directors has determined that Audit Committee members Gillis and Menascé are “financial experts” as defined by the applicable Securities and Exchange Commission rules and regulations.

COMMUNICATIONS WITH THE AUDIT COMMITTEE

Interested parties wishing to communicate with the Audit Committee regarding accounting, internal accounting controls, or auditing matters, may directly contact the Audit Committee by mailing a statement of their comments and views to KeyCorp at its corporate headquarters in Cleveland, Ohio. Such correspondence should be addressed to the Chair, Audit Committee, KeyCorp Board of Directors, care of the Secretary of KeyCorp, and be marked “Confidential.”

AUDIT COMMITTEE REPORT

The Audit Committee of the KeyCorp Board of Directors is composed of five outside directors and operates under a written charter adopted by the Board of Directors. The Committee annually selects KeyCorp’s independent auditors, subject to shareholder ratification.

Management is responsible for KeyCorp’s internal controls and financial reporting process. Ernst & Young, KeyCorp’s independent auditors, is responsible for performing an independent audit of KeyCorp’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee’s responsibility is to provide oversight to these processes.

In fulfilling its oversight responsibility, the Committee relies on the accuracy of financial and other information, opinions, reports, and statements provided to the Committee. Accordingly, the Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Nor does the Committee’s oversight assure that the audit of KeyCorp’s financial statements has been carried out in accordance with generally accepted auditing standards or that the audited financial statements are presented in accordance with generally accepted accounting principles.

The Committee has reviewed and discussed the audited financial statements of KeyCorp for the year ended December 31, 2009 (“Audited Financial Statements”) with KeyCorp’s management. In addition, the Committee has discussed with Ernst & Young the matters required by Statement on Auditing Standards No. 61, as amended.

The Committee has received the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Committee concerning independence, and the Committee has discussed with Ernst & Young its independence from KeyCorp. The Committee has considered whether Ernst & Young’s provision of non-audit services to KeyCorp is compatible with maintaining Ernst & Young’s independence.

Based on the foregoing review and discussions and relying thereon, the Committee recommended to KeyCorp’s Board of Directors the inclusion of the Audited Financial Statements in KeyCorp’s Annual Report for the year ended December 31, 2009 on Form 10-K that was filed with the Securities and Exchange Commission.

Audit Committee1
Board of Directors
KeyCorp
William G. Bares (Chair)
Ruth Ann M. Gillis
Kristen L. Manos
Eduardo R. Menascé
Peter G. Ten Eyck, II

      1 Mr. Stack joined the Audit Committee after the report was issued.

GOVERNANCE DOCUMENT INFORMATION

The KeyCorp Board of Directors Committee Charters, KeyCorp’s Corporate Governance Guidelines, KeyCorp’s Code of Ethics, KeyCorp’s Standards for Determining Independence of Directors, and KeyCorp’s Policy for Review of Transactions between KeyCorp and its Directors, Executive Officers, and Other Related Persons are posted on KeyCorp’s website: www.key.com/ir. Copies of these documents will be delivered, free of charge, to any shareholder who contacts KeyCorp’s Investor Relations Department at 216-689-4221.

SHAREHOLDER PROPOSALS FOR THE YEAR 2011

The deadline for shareholders to submit proposals to be considered for inclusion in the Proxy Statement for the 2011 Annual Meeting of Shareholders is December 3, 2010. This deadline applies to proposals submitted for inclusion in KeyCorp’s proxy statement for the 2011 Annual Meeting under the provisions of Rule 14a-8 of the Exchange Act.

Proposals of shareholders submitted outside the process of Rule 14a-8 under the Exchange Act in connection with the 2011 Annual Meeting must be received by the Secretary of KeyCorp no fewer than 60 and no more than 90 days before the annual meeting. KeyCorp’s Regulations require, among other things, that the shareholder set forth the text of the proposal to be presented and a brief written statement of the reasons why the shareholder favors the proposal. The proposal must also set forth the shareholder’s name, record address, the number and class of all shares of each class of KeyCorp stock beneficially owned by such shareholder and any material interest of such shareholder in the proposal.

The KeyCorp proxy relating to the 2011 Annual Meeting of KeyCorp will give discretionary authority to the proxy holders to vote with respect to all proposals submitted outside the process of Rule 14a-8 that are not presented in accordance with the KeyCorp Regulations.

HOUSEHOLDING INFORMATION

Only one Annual Report and Proxy Statement is being delivered to multiple shareholders sharing an address unless KeyCorp received contrary instructions from one or more of the shareholders.

If a shareholder at a shared address to which a single copy of the Annual Report and Proxy Statement was delivered wishes to receive a separate copy of the Annual Report or Proxy Statement, he or she should contact KeyCorp’s transfer agent, Computershare Investor Services LLC (“Computershare”), by telephoning 800-539-7216 or by writing to Computershare at P.O. Box 43078, Providence, Rhode Island 02940-3078. The shareholder will be delivered, without charge, a separate copy of the Annual Report or Proxy Statement promptly upon request.

If shareholders at a shared address currently receiving multiple copies of the Annual Report and Proxy Statement wish to receive only a single copy of these documents, they should contact Computershare in the manner provided above.

GENERAL

The Board of Directors knows of no other matters which will be presented at the meeting. However, if other matters properly come before the meeting or any adjournment, the person or persons voting your shares pursuant to instructions by proxy card, internet, or telephone will vote your shares in accordance with their best judgment on such matters.

If a shareholder desires to bring a proposal before the Annual Meeting of Shareholders that has not been included in KeyCorp’s proxy statement, the shareholder must notify KeyCorp not less than 60 nor more than 90 days prior to the meeting of any business the shareholder proposes to bring before the meeting for a shareholder vote.

Shareholders may only nominate a person for election as a director of KeyCorp at a meeting of shareholders if the nominating shareholder has strictly complied with the applicable notice and procedural requirements set forth in KeyCorp’s Regulations, including, without limitation, timely providing to the Secretary of KeyCorp the requisite notice (not less than 60 nor more than 90 days prior to the meeting) of the proposed nominee(s) containing all the information specified by the Regulations. KeyCorp will provide to any shareholder, without charge, a copy of the applicable procedures governing nomination of directors set forth in KeyCorp’s Regulations upon request to the Secretary of KeyCorp.

KeyCorp will bear the expense of preparing, printing, and mailing this Proxy Statement. Officers and regular employees of KeyCorp and its subsidiaries may solicit the return of proxies. KeyCorp has engaged the services of Georgeson & Company Inc. to assist in the solicitation of proxies at an anticipated cost of $15,000 plus expenses. KeyCorp will request brokers, banks, and other custodians, nominees, and fiduciaries to send proxy materials to beneficial owners and will, upon request, reimburse them for their expense in so doing. Solicitations may be made by mail, telephone, or other means.

Holders of KeyCorp Common Shares are urged to vote their shares promptly by telephone, the internet, or by mailing their signed proxy cards in the enclosed envelopes in order to make certain their shares are voted at the meeting. KeyCorp Common Shares represented by properly executed proxy cards, internet instructions, or telephone instructions will be voted in accordance with any specification made. If no specification is made on a properly executed proxy card or by the internet, the proxies will vote for the election as directors of the nominees named herein (Issue One of this Proxy Statement), for the 2010 KeyCorp Equity Compensation Plan (Issue Two of the Proxy Statement), for the amendment to KeyCorp’s Articles and Regulations to revise the voting power of the Series B Preferred Stock (Issue Three of this Proxy Statement), in favor of ratifying the appointment of Ernst & Young as independent auditors for the fiscal year ending December 31, 2010 (Issue Four of this Proxy Statement), and for advisory approval of KeyCorp’s executive compensation program (Issue Five of this Proxy Statement). Abstentions and, unless a broker’s authority to vote on a particular matter is limited, broker non-votes are counted in determining the votes present at the meeting. A broker’s authority to vote on Issues One, Two and Three, is limited but is not limited as to Issues Four and Five. As to Issues Four and Five, a broker non-vote has the same effect as a vote against the proposal and as to Issues One, Two and Three, a broker non-vote is treated as not being present. As to Issues Two, Three, Four, and Five, an abstention has the same effect as a vote against the proposal. Until the vote on a particular matter is actually taken at the meeting, a shareholder may revoke a vote previously submitted (whether by proxy card, internet or telephone) by submitting a subsequently dated vote (whether by proxy card, internet or telephone) or by giving notice to KeyCorp or in open meeting; provided such subsequent vote must in all cases be received prior to the vote on the particular matter being taken at the meeting. A shareholder may of course vote at the meeting but a shareholder’s mere presence at the meeting will not operate to revoke the shareholder’s proxy card or any prior vote by the internet or telephone.

Holders of Series A Preferred Stock and Series B Preferred Stock are only entitled to vote on Issue Three regarding the revision of the voting power of the Series B Preferred Stock. If no specification is made on a properly executed proxy card, shares of Series A Preferred Stock and Series B Preferred Stock will be voted in favor of Issue Three. Until the vote is actually taken at the meeting, holders of Series A Preferred Stock and Series B Preferred Stock may revoke a vote previously submitted by submitting a subsequently dated proxy card or by giving notice to KeyCorp or in open meeting, provided such subsequent vote must in all cases be received prior to the vote on Issue Three. Such preferred stockholders may of course vote at the meeting but their mere presence at the meeting will not operate to revoke their proxy cards.

APPENDIX A

KEYCORP 2010 EQUITY COMPENSATION PLAN

1. Purpose.  The KeyCorp 2010 Equity Compensation Plan is intended to promote the interests of the Corporation and its shareholders by providing equity-based incentives for effective service and high levels of performance to Employees selected by the Committee. To achieve these purposes, the Corporation may grant Awards to selected Employees in accordance with the terms and conditions hereinafter set forth.

2. Definitions.

2.1 1934 Act.  The term “1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

2.2 Acquisition Price.  The term “Acquisition Price” with respect to Restricted Stock and Restricted Stock Units shall mean such amount, if any, required by applicable law or as may be otherwise specified by the Committee in the Award Instrument with respect to the Restricted Stock or Restricted Stock Units as the consideration to be paid by the Employee for the Restricted Stock or Restricted Stock Units.

2.3 Award.  The term “Award” shall mean an award granted under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units or Other Awards.

2.4 Award Instrument.  The term “Award Instrument” shall mean a writing evidencing an Award in such form and with such provisions as the Committee may prescribe, including, without limitation, an agreement to be executed by the Employee and the Corporation, a certificate issued by the Corporation, or a letter executed by the Committee or its designee. An Award Instrument may be in an electronic medium, may be limited to notation on the books and records of the Corporation and, unless otherwise determined by the Committee, need not be signed by a representative of the Corporation or the Employee. Acceptance of the Award Instrument by an Employee constitutes agreement to the terms of the Award evidenced thereby.

2.5 Base Price.  The term “Base Price” with respect to a Free-Standing SAR shall mean the price specified in an Award of the Free-Standing SAR to be used as the basis for determining the amount to which a holder of the Free-Standing SAR is entitled upon the exercise of the Free-Standing SAR.

2.6 Change of Control.  A “Change of Control” shall be deemed to occur if and when there occurs any of the circumstances set forth in any of clauses (a) through (e) of this Section 2.6. For these purposes, the Corporation will be deemed to have become a subsidiary of another corporation if any other corporation (which term shall, for all purposes of this Section 2.6, include, in addition to a corporation, a limited liability company, partnership, trust, or other organization) owns, directly or indirectly, 50% or more of the total combined outstanding voting power of all classes of stock of the Corporation or any successor to the Corporation:

(a) The Corporation is merged with or into, is consolidated with, or becomes the subsidiary of another corporation and, immediately after giving effect to that transaction, either:

(i) less than 45% of the then outstanding voting securities of the surviving or resulting corporation or (if the Corporation becomes a subsidiary in the transaction) of the ultimate parent of the Corporation represent or were issued in exchange for voting securities of the Corporation outstanding immediately prior to the transaction; or

(ii) individuals who were directors of the Corporation on the day before the first public announcement of (A) the pendency of the transaction or (B) the intention of any Person to cause the transaction to occur, cease for any reason to constitute at least 50% of the directors of the surviving or resulting corporation or (if the Corporation becomes a subsidiary in the transaction) of the ultimate parent of the Corporation.

(b) Any Person becomes the beneficial owner of 35% or more of the outstanding voting stock of the Corporation or files a report on Schedule 13D or Schedule TO-T, each as adopted under the 1934 Act (or any successor schedule, form, or report), disclosing the acquisition of 35% or more of the outstanding voting stock of the Corporation in a transaction or series of transactions.

(c) The shareholders of the Corporation approve a plan providing for the dissolution of the Corporation.

(d) The consummation of a transaction providing for the sale, lease, exchange, or other disposal of (in one transaction or a series of related transactions) all or substantially all of the assets of the Corporation and its subsidiaries, taken as a whole.

(e) Without the prior approval, solicitation, invitation, or recommendation of the Board of Directors of the Corporation, any Person makes a public announcement of a bona fide intention (i) to engage in a transaction with the Corporation that, if consummated, would result in a Change of Control under any of subclauses (a) through (d) above, (ii) to “solicit” (as defined in Rule 14a-1 under the 1934 Act) proxies in connection with a proposal that is not approved or recommended by the Board of Directors of the Corporation, or (iii) to engage in an election contest relating to the election of directors of the Corporation (pursuant to Regulation 14A under the 1934 Act), and, at any time within the 24 month period immediately following the date of the announcement of that intention, individuals who, on the day before that announcement, constituted the directors of the Corporation (the “Incumbent Directors”) cease for any reason to constitute at least 50% thereof unless both (x) the election, or the nomination for election by the Corporation’s shareholders, of each new director was approved by a vote of at least two-thirds of the Incumbent Directors in office at the time of the election or nomination for election of such new director, and (y) prior to the time that the Incumbent Directors no longer constitute at least 50% of the Board of Directors of the Corporation, the Incumbent Directors then in office, by a vote of at least 75% of their number, reasonably determine in good faith that the change in Board of Directors of the Corporation membership that has occurred before the date of that determination and that is anticipated to thereafter occur within the balance of the 24 month period to cause the Incumbent Directors to no longer be at least 50% of the Board of Directors of the Corporation was not caused by or attributable to, in whole or in any significant part, directly or indirectly, proximately or remotely, any event under items (i), (ii), or (iii) of this subclause (e).

2.7 Code.  The term “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

2.8 Committee.  The term “Committee” shall mean the Compensation and Organization Committee of the Board of Directors of the Corporation or such other committee or subcommittee as may be designated by the Board of Directors of the Corporation from time to time to administer the Plan. The Committee shall consist solely of at least three directors each of whom qualify as a Non-Employee Director and “outside director” within the meaning of Section 162(m) of the Code, and satisfies any applicable standards of independence under the federal securities and tax laws and the listing standards of the New York Stock Exchange (“NYSE”) or any other national securities exchange on which the Common Shares are listed as in effect from time to time.

2.9 Common Shares.  The term “Common Shares” shall mean common shares of the Corporation, with a par value of $1.00 each.

2.10 Corporation.  The term “Corporation” shall mean KeyCorp and its successors, including the surviving or resulting corporation of any merger of KeyCorp with or into, or any consolidation of KeyCorp with, any other corporation or corporations.

2.11 Covered Employee.  The term “Covered Employee” shall mean an Employee who is, or is determined by the Committee to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code (or any successor provision).

2.12 Disability.  The term “Disability” with respect to an Employee shall mean physical or mental impairment which entitles the Employee to receive disability payments under any long-term disability plan maintained by the Corporation or any Subsidiary.

2.13 Effective Date.  The term “Effective Date” shall mean, subject to shareholder approval, March 11, 2010, which was the date the Plan was approved and adopted by the Board of Directors of the Corporation.

2.14 Employee.  The term “Employee” shall mean any individual employed by the Corporation or by any Subsidiary and shall include officers as well as all other employees of the Corporation or of any Subsidiary (including employees who are members of the Board of Directors of the Corporation or any Subsidiary).

2.15 Employment Termination Date.  Except as otherwise determined by the Committee, the term “Employment Termination Date” with respect to an Employee shall mean the first date on which the Employee is no longer employed by the Corporation or any Subsidiary.

2.16 Exercise Price.  The term “Exercise Price” with respect to an Option shall mean the price specified in the Option at which the Common Shares subject to the Option may be purchased by the holder of the Option.

2.17 Fair Market Value.  Except as otherwise determined by the Committee at the time of the grant of an Award in accordance with Section 409A of the Code, the term “Fair Market Value” with respect to Common Shares shall mean:

(a) if the Common Shares are traded on a national securities exchange, the closing price per Common Share on that national exchange on the date for which the determination of fair market value is made or, if there are no sales of Common Shares on that date, then on the next preceding date on which there were any sales of Common Shares; or

(b) if the Common Shares are not traded on a national securities exchange, the fair market value of the Common Shares as determined in good faith by the Committee. The Committee is authorized to adopt another fair market value pricing method, provided such method is stated in the Award Instrument, and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.

2.18 Free-Standing Stock Appreciation Right.  The term “Free-Standing Stock Appreciation Right” or “Free-Standing SAR” shall mean an SAR granted to an Employee that is not granted in tandem with an Option that entitles the holder thereof to receive from the Corporation, upon exercise of the Free-Standing SAR or any portion of the Free-Standing SAR, an amount equal to 100%, or such lesser percentage as the Committee may determine at the time of grant of the Free-Standing SAR, of the excess, if any, measured at the time of the exercise of the Free-Standing SAR, of

(a) the aggregate Fair Market Value of the Common Shares underlying the Free-Standing SARs being exercised over

(b) the aggregate Base Price of those Common Shares underlying the Free-Standing SARs being exercised.

2.19 Good Reason.  The Employee shall be deemed to have “Good Reason” to terminate the Employee’s employment with the Corporation or a Subsidiary under this Plan if, within two years after the occurrence of a Change of Control, either or both of the events listed in clauses (a) and (b) of this Section 2.19 occurs without the written consent of the Employee:

(a) following notice by the Employee to the Corporation and an opportunity by the Corporation to cure, the Employee determines in good faith that the Employee’s position, responsibilities, duties, or status with the Corporation are at any time materially less than or reduced from those in effect before the Change of Control or that the Employee’s reporting relationships with superior Employee officers have been materially changed from those in effect before the Change of Control; or

(b) The Corporation’s headquarters is relocated outside of the greater Cleveland metropolitan area (but this clause (b) shall apply only if the Corporation’s headquarters was the Employee’s principal place of employment before the Change of Control).

For purposes of clause (a), the Corporation will be deemed to have had an opportunity to cure and to have failed to effect a cure if the circumstance otherwise constituting Good Reason persists (as determined in good faith by the Employee, whose determination shall be conclusive) for more than seven calendar days after the Employee has given notice to the Corporation of the existence of that circumstance.

2.20 Incentive Stock Option.  The term “Incentive Stock Option” shall mean an Option intended by the Committee to qualify as an “incentive stock option” within the meaning of Section 422 of the Code (or any successor provision).

2.21 Non-Employee Director.  The term “Non-Employee Director” shall mean a director who is a “Non-Employee Director” of the Corporation within the meaning of Rule 16b-3.

2.22 Nonqualified Option.  The term “Nonqualified Option” shall mean an Option intended by the Committee not to qualify as an “incentive stock option” under Section 422 of the Code (or any successor provision) or an Option intended by the Committee to qualify as an “incentive stock option” under Section 422 of the Code but that fails to so qualify.

2.23 Option.  The term “Option” shall mean an Award entitling the holder thereof to purchase a specified number of Common Shares at a specified price during a specified period of time.

2.24 Option Expiration Date.  The term “Option Expiration Date” with respect to any Option shall mean the date selected by the Committee after which, except as provided in Section 12.4 of the Plan, in the case of the death of the Employee to whom the Option was granted, the Option may not be exercised.

2.25 Other Award.  The term “Other Award” shall mean an Award granted pursuant to Section 11 of the Plan.

2.26 Performance Goal.  The term “Performance Goal” shall mean the measurable performance goal or goals specified by the Committee in connection with the grant of Performance Shares or Performance Units, or when so determined by the Committee, Options, SARs, Restricted Stock, Restricted Stock Units, Other Awards or dividend credits, pursuant to the Plan. Performance Goals may be described in terms of Corporation-wide objectives or objectives that are related to the performance of the individual Employee or of the Subsidiary, division, department, region or function within the Corporation or Subsidiary in which the Employee is employed. The Performance Goals may be made relative to the performance of one or more other companies or subsidiaries, divisions, departments, regions or functions within such other companies, and may be made relative to an index or one or more of the performance goals themselves. The Committee may grant Awards with Performance Goals that are either Qualified Performance-Based Awards or not Qualified Performance-Based Awards. The Performance Goals applicable to any Qualified Performance-Based Award to a Covered Employee will be based on one or more of, a combination of, or ratios involving the following criteria:

(a) earnings per share;

(b) total revenue;

(c) net interest income;

(d) noninterest income;

(e) net income;

(f) net income before tax;

(g) noninterest expense;

(h) efficiency ratio;

(i) return on equity;

(j) return on assets;

(k) economic profit added;

(l) loans;

(m) deposits;

(n) tangible equity;

(o) assets;

(p) net charge-offs; and

(q) nonperforming assets.

If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Corporation, or the manner in which it conducts its business, or other events or circumstances render the Performance Goals unsuitable, the Committee may in its discretion modify such Performance Goals or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable, including, without limitation, to exclude the effects of extraordinary items, unusual or non-recurring events, cumulative effects of tax or accounting changes, discontinued operations, acquisitions, divestitures and material restructuring or asset impairment charges, except in the case of a Qualified Performance-Based Award (other than in connection with a Change of Control) where such action would result in the loss of the otherwise available exemption of the Award under Section 162(m) of the Code. In such case, the Committee will not make any modification of the Performance Goals or minimum acceptable level of achievement with respect to such Covered Employee.

2.27 Performance Period.  The term “Performance Period” shall mean such one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, within which the Performance Goals relating to one or more Awards of Performance Shares or Performance Units are to be achieved.

2.28 Performance Shares.  The term “Performance Shares” shall mean an Award denominated in Common Shares and contingent upon attainment of one or more Performance Goals over a Performance Period.

2.29 Performance Units.  The term “Performance Units” shall mean a bookkeeping entry that records a unit equal to $1.00 awarded pursuant to Section 10 of the Plan, which are contingent upon attainment of one or more Performance Goals over a Performance Period.

2.30 Person.  The term “Person” shall mean a “person” as used in Section 13(d) and Section 14(d)(2) of the 1934 Act.

2.31 Plan.  The term “Plan” shall mean this KeyCorp 2010 Equity Compensation Plan as from time to time hereafter amended in accordance with Section 22.1 of the Plan.

2.32 Qualified Performance-Based Award.  The term “Qualified Performance-Based Award” shall mean any Award of Performance Shares, Performance Units, Restricted Stock, Restricted Stock Units or Other Awards, or portion of such Award, to a Covered Employee that is intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code.

2.33 Restricted Stock.  The term “Restricted Stock” shall mean Common Shares delivered to an Employee pursuant to an Award subject to such restrictions, conditions and contingencies as the Committee may provide in the relevant Award Instrument, including

(a) the restriction that the Employee not sell, transfer, otherwise dispose of, or pledge or otherwise hypothecate the Restricted Stock during the applicable Restriction Period,

(b) the requirement that the Restriction Period will terminate or terminate early upon achievement of specified Performance Goals, and

(c) such other restrictions, conditions, and contingencies, if any, as the Committee may provide in the Award Instrument with respect to the Restricted Stock.

2.34 Restricted Stock Units.  The term “Restricted Stock Units” shall mean an Award pursuant to Section 9 of the Plan whereby an Employee receives the right to receive Common Shares or the cash equivalent thereof at a specified time in the future in consideration of the performance of services, but subject to such restrictions, conditions and contingencies as the Committee may provide in the relevant Award Instrument.

2.35 Restriction Period.  The term “Restriction Period” with respect to an Award of Restricted Stock shall mean the period selected by the Committee and specified in the Award Instrument with respect to that Restricted

Stock during which the Employee may not sell, transfer, otherwise dispose of, or pledge or otherwise hypothecate that Restricted Stock.

2.36 Rule 16b-3.  The term “Rule 16b-3” shall mean Rule 16b-3 (or any successor rule substantially to the same effect) promulgated under the 1934 Act, as in effect from time to time.

2.37 Stock Appreciation Right.  The term “Stock Appreciation Right” or “SAR” shall mean a right granted pursuant to Section 7 of the Plan and will include Tandem Stock Appreciation Rights and Free-Standing Stock Appreciation Rights.

2.38 Subsidiary.  The term “Subsidiary” shall mean any corporation, partnership, joint venture, or other business entity in which the Corporation owns, directly or indirectly, 50% or more of the total combined voting power of all classes of stock (in the case of a corporation) or other ownership interest (in the case of any entity other than a corporation).

2.39 Tandem Stock Appreciation Right.  The term “Tandem Stock Appreciation Right” or “Tandem SAR” shall mean an Award granted to an Employee with respect to all or any part of any Option that entitles the holder thereof to receive from the Corporation, upon exercise of the Tandem SAR and surrender of the related Option, or any portion of the Tandem SAR and the related Option, an amount equal to 100%, or such lesser percentage as the Committee may determine at the time of the grant of the Tandem SAR, of the excess, if any, measured at the time of the exercise of the Tandem SAR, of (a) the aggregate Fair Market Value of the Common Shares subject to the Option with respect to which the Tandem SAR is exercised over (b) the aggregate Exercise Price of those Common Shares under the Option.

2.40 Termination for Cause.  The termination of the employment of an Employee of the Corporation or any of its Subsidiaries shall be deemed a “Termination for Cause” if, prior to the termination of employment, any of the following has occurred:

(a) the Employee shall have been convicted of a felony;

(b) the Employee commits an act or series of acts of dishonesty in the course of the Employee’s employment which are materially inimical to the best interests of the Corporation or a Subsidiary and that constitutes the commission of a felony;

(c) the Corporation or any Subsidiary has been ordered or directed by any federal or state regulatory agency with jurisdiction to terminate or suspend the Employee’s employment and such order or directive has not been vacated or reversed upon appeal; or

(d) after being notified in writing by the Corporation to cease any particular Harmful Activity (as defined in Section 18), the Employee shall intentionally continue to engage in such Harmful Activity while the Employee remains in the employ of the Corporation or a Subsidiary.

If (x) the Corporation or any Subsidiary terminates the employment of the Employee when it has “cause” therefor under clause (c) above, (y) the order or directive is subsequently vacated or reversed on appeal and the vacation or reversal becomes final and no longer subject to further appeal, and (z) the Corporation or the Subsidiary fails to offer to reinstate the Employee to employment within ten days of the date on which the vacation or reversal becomes final and no longer subject to further appeal, the termination of the employment of the Employee will not be deemed to be a “Termination for Cause.”

2.41 Transferee.  The term “Transferee” shall mean, with respect to Nonqualified Options only, any person or entity to which an Employee transfers or assigns all or part of his or her Options with permission by the Committee.

2.42 Voluntary Resignation.  The term “Voluntary Resignation” means that the Employee shall have terminated his or her employment with the Corporation and its Subsidiaries by voluntarily resigning at his or her own instance without having been requested to so resign by the Corporation or its Subsidiaries, except that any resignation by the Employee will not be deemed to be a Voluntary Resignation if, within two years after the occurrence of a Change of Control, the Employee terminates his or her employment for Good Reason.

3. Administration.  The Plan shall be administered by the Committee. No Award may be made under the Plan to any member or alternate member of the Committee. The Committee shall have authority, subject to the terms of the Plan,

(a) to determine the Employees who are eligible to participate in the Plan, the type, size, and terms of Awards to be granted to any Employee, the time or times at which Awards shall be exercisable or at which restrictions, conditions, and contingencies shall lapse, and the terms and provisions of the instruments by which Awards shall be evidenced,

(b) to establish any other restrictions, conditions, and contingencies on Awards in addition to those prescribed by the Plan,

(c) to interpret the Plan, and

(d) to make all determinations necessary for the administration of the Plan.

The construction and interpretation by the Committee of any provision of the Plan or any Award Instrument delivered pursuant to the Plan and any determination by the Committee pursuant to any provision of the Plan or any Award Instrument shall be final and conclusive. No member or alternate member of the Committee shall be liable for any such action or determination made in good faith.

The Committee may act only by a majority of its members. Any determination of the Committee may be made, without a meeting, by a writing or writings signed by all of the members of the Committee. In addition, the Committee may delegate to one or more of its members or to one or more officers of the Corporation, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Committee or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. The Committee may, by resolution, authorize one or more officers of the Corporation to do one or both of the following on the same basis as the Committee: (i) designate employees to be recipients of Awards under this Plan; and (ii) determine the size of any such Awards; provided, however, that (A) the Committee shall not delegate such responsibilities to any such officer for Awards granted to an Employee who is an officer, director, or more than 10% beneficial owner of any class of the Corporation’s equity securities that is registered pursuant to Section 12 of the 1934 Act, as determined by the Committee in accordance with Section 16 of the 1934 Act; (B) the resolution providing for such authorization sets forth the total number of Common Shares such officer(s) may grant; and (C) the officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.

4. Eligibility.  Awards may be granted to Employees of the Corporation or any Subsidiary selected by the Committee in its sole discretion. The granting of any Award to an Employee shall not entitle that Employee to, nor disqualify the Employee from, participation in any other grant of an Award.

5. Stock Subject to the Plan.

5.1 Type of Stock.  The Common Shares that may be issued and distributed to Employees in connection with Awards granted under the Plan may be authorized and unissued Common Shares, treasury Common Shares, or Common Shares acquired on the open market specifically for distribution under the Plan, as the Board of Directors of the Corporation may from time to time determine.

5.2 Number of Shares Available.  Subject to adjustment as provided in Section 5.4 and Section 15 of the Plan, the number of Common Shares that may be issued or transferred

(a) upon the exercise of Options or Stock Appreciation Rights,

(b) in payment of Restricted Stock and released from a substantial risk of forfeiture thereof,

(c) in payment of Restricted Stock Units,

(d) in payment of Performance Shares or Performance Units that have been earned,

(e) in payment of dividend equivalents paid with respect to Awards made under the Plan,

(f) as Other Awards or in payment of Other Awards, or

(g) in payment of any other award pursuant to this Plan,

shall not exceed in the aggregate 38,000,000 Common Shares, plus any shares described in Section 5.3 of the Plan. Common Shares issued under any plan assumed by the Corporation in any corporate transaction or awards granted pursuant to Section 19 will not count against the aggregate share limit described in this Section 5.2.

5.3 Each Common Share issued or transferred pursuant to an award of Options or Stock Appreciation Rights will reduce the aggregate plan limit described above in Section 5.2 by one Common Share. Each Common Share issued or transferred (and in the case of Restricted Stock, released from all substantial risk of forfeiture) pursuant to an award other than Options or Stock Appreciation Rights shall reduce the aggregate plan limit described above in Section 5.2 by 2.05 Common Shares. Any Common Shares that again become available for issuance pursuant to this Section 5 shall be added back to the aggregate plan limit in the same manner such shares were originally deducted from the aggregate plan limit pursuant to this Section 5.3.

5.4 Adjustments.  The number of Common Shares available in Section 5.2 above shall be adjusted to account for Common Shares relating to any awards granted under this Plan that expire or are forfeited. Common Shares covered by an Award granted under the Plan shall not be counted as used unless and until they are actually issued and distributed to an Employee and, therefore, the total number of Common Shares available under Section 5.2 above as of a given date shall not be reduced by any Common Shares relating to prior Awards that have expired or have been forfeited or cancelled, and upon payment in cash of the benefit provided by any Award granted under the Plan, any Common Shares that were covered by that Award will be available for issuance or transfer hereunder. Notwithstanding anything to the contrary contained herein: (a) if Common Shares are tendered or otherwise used in payment of the Exercise Price of an Option, the total number of Common Shares covered by the Option being exercised shall reduce the aggregate plan limit described above; (b) Common Shares withheld by the Corporation to satisfy the tax withholding obligation shall count against the aggregate plan limit described above; and (c) the number of Common Shares covered by a Stock Appreciation Right, to the extent that it is exercised and settled in Common Shares, and whether or not Common Shares are actually issued and distributed to the Employee upon exercise of the Stock Appreciation Right, shall be considered issued or transferred pursuant to the Plan. In the event that the Corporation repurchases Common Shares with Option proceeds, those Common Shares will not be added to the aggregate plan limit described above. If, under the Plan, an Employee has elected to give up the right to receive compensation in exchange for Common Shares based on Fair Market Value, such Common Shares will not count against the aggregate plan limit described above.

5.5 Limits.  Notwithstanding anything in this Section 5 or elsewhere in the Plan to the contrary and subject to adjustment as provided in Section 15 of the Plan:

(a) the aggregate number of Common Shares actually issued or transferred by the Corporation upon the exercise of Incentive Stock Options shall not exceed 5,000,000 Common Shares;

(b) no Employee shall be granted Options or Stock Appreciation Rights, in the aggregate, for more than 1,000,000 Common Shares during any one calendar year;

(c) no Employee will be granted Qualified Performance Based Awards of Restricted Stock, Restricted Stock Units, Performance Shares or Other Awards, in the aggregate, for more than 7,500,000 Common Shares during any one calendar year;

(d) in no event shall any Employee in any calendar year receive Qualified Performance-Based Awards in the form of Other Awards payable in cash under Section 11 of the Plan having an aggregate maximum value in excess of $7,500,000; and

(e) in no event shall any Employee in any calendar year receive Qualified Performance-Based Awards of Performance Units having an aggregate maximum value as of their respective dates of grant in excess of $7,500,000.

6. Stock Options.

6.1 Type and Date of Grant of Options.

(a) The Award Instrument pursuant to which any Incentive Stock Option is granted shall specify that the Option granted thereby shall be treated as an Incentive Stock Option.  The Award Instrument pursuant to which any Nonqualified Option is granted shall specify that the Option granted thereby shall not be treated as an Incentive Stock Option.

(b) The day on which the Committee authorizes the grant of an Incentive Stock Option shall be the date on which that Option is granted.

(c) The day on which the Committee authorizes the grant of a Nonqualified Option shall be considered the date on which that Option is granted, unless the Committee specifies a later date.

(d) The Committee reserves the discretion after the date of grant of an Option to provide for (i) the availability of a loan at exercise; or (ii) the right to tender in satisfaction of the Exercise Price nonforfeitable, unrestricted

Common Shares, which are already owned by the Employee and have a value at the time of exercise that is equal to the Exercise Price.

(e) Options granted under the Plan may be (i) options, including, without limitation, Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (ii) options that are not intended so to qualify, or (iii) combinations of the foregoing. Incentive Stock Options may be granted only to Employees who meet the definition of “employees” under Section 3401(c) of the Code.

6.2 Exercise Price.  The Exercise Price under any Option shall be not less than the Fair Market Value of the Common Shares subject to the Option on the date the Option is granted.

6.3 Option Expiration Date.  The Option Expiration Date under any Option shall be not later than ten years from the date on which the Option is granted.

6.4 Exercise of Options.

(a) Except as otherwise provided in Section 12 of the Plan, an Option may be exercised only while the Employee to whom the Option was granted is in the employ of the Corporation or of a Subsidiary.  Subject to this requirement, each Option shall become exercisable in one or more installments at the time or times provided in the Award Instrument evidencing the Option. An Employee to whom an Option is granted or, with respect to Nonqualified Options, the Employee’s Transferee may exercise the Option from time to time, in whole or in part, up to the total number of Common Shares with respect to which the Option is then exercisable, except that no fraction of a Common Share may be purchased upon the exercise of any Option.

(b) The Award Instrument may provide that specified Performance Goals must be achieved as a condition to the exercise of any Option.

(c) An Employee or, with respect to Nonqualified Options, any Transferee electing to exercise an Option shall deliver to the Corporation (i) the Exercise Price payable in accordance with Section 6.5 of the Plan and (ii) written notice of the election that states the number of whole Common Shares with respect to which the Employee is exercising the Option.

(d) The exercise of an Option will result in the cancellation on a share-by-share basis of any Tandem SAR granted under Section 7 of the Plan.

6.5 Payment for Common Shares.  Upon exercise of an Option by an Employee or, with respect to Nonqualified Options, any Transferee, the Exercise Price shall be payable by the Employee or Transferee in cash or in such other form of consideration as the Committee determines may be accepted, including without limitation, securities or other property, or any combination of cash, securities or other property or, to the extent permitted by applicable law, by delivery by the Employee or Transferee (with the written notice of election to exercise) of irrevocable instructions to a broker registered under the 1934 Act promptly to deliver to the Corporation the amount of sale or loan proceeds to pay the Exercise Price. The Committee, in its sole discretion, may grant to an Employee or, with respect to Nonqualified Options, any Transferee the right to transfer Common Shares acquired upon the exercise of a part of an Option in payment of the Exercise Price payable upon immediate exercise of a further part of the Option.

6.6 Conversion of Incentive Stock Options.  The Committee may at any time in its sole discretion take such actions as may be necessary to convert any outstanding Incentive Stock Option (or any installments or portions of installments thereof) into a Nonqualified Option with or without the consent of the Employee to whom that Incentive Stock Option was granted and whether or not that Employee is an Employee at the time of the conversion.

6.7 Dividend Equivalents.  No grant of Options may be accompanied by a tandem award of dividend equivalents or provide for dividends, dividend equivalents or other distributions to be paid on such Options.

7. Stock Appreciation Rights.

7.1 Grant of SARs.

(a) The Committee may authorize the granting (i) to any holder of an Option, of Tandem SARs in respect of Options granted hereunder, and (ii) to any Employee, of Free-Standing SARs.  A Tandem SAR may be granted only in connection with an Option. A Tandem SAR granted in connection with an Incentive Stock Option may be granted only when the Incentive Stock Option is granted. A Tandem SAR granted in connection with a Nonqualified Option may be granted either when the related Nonqualified Option is granted or at any time thereafter including, in the case of any Nonqualified Option resulting from the conversion of an Incentive Stock Option, simultaneously with or after the conversion. A Free-Standing SAR is not granted in tandem with an Option.

7.2 Exercise of SARs.

(a) An Employee electing to exercise a SAR shall deliver written notice to the Corporation of the election identifying the SAR and, with respect to Tandem SARs, the related Option with respect to which the Tandem SAR was granted to the Employee, and specifying the number of whole Common Shares with respect to which the Employee is exercising the SAR. Upon exercise of a Tandem SAR, the related Option shall be deemed to be surrendered to the extent that the Tandem SAR is exercised.

(b) The Committee may specify in the Award Instrument pursuant to which SARs are granted that the amount payable on exercise of a SAR may not exceed a maximum specified by the Committee in the Award Instrument.

(c) No SAR granted under this Plan may be exercised more than ten years from the date on which the SAR is granted.

(d) No grant of SARs may be accompanied by a tandem award of dividend equivalents or provide for dividends, dividend equivalents or other distributions to be paid on such SARs.

(e) SARs may be exercised only (i) on a date when the SAR is “in the money” (i.e., when there would be positive consideration received upon exercise of the SAR), (ii) with respect to Tandem SARs, at a time and to the same extent as the related Option is exercisable, (iii) with respect to Tandem SARs, unless otherwise provided in the relevant Award Instrument, by surrender to the Corporation, unexercised, of the related Option or any applicable portion thereof, and (iv) in compliance with all restrictions set forth in the relevant Award Instrument or specified by the Committee.

(f) The Committee may specify in the Award Instrument pursuant to which any SAR is granted waiting periods and restrictions on permissible exercise periods in addition to the restrictions on exercise set forth in this Section 7.

(g) The Committee may specify in the Award Instrument pursuant to which SARs are granted Performance Goals that must be achieved as a condition of the exercise of such SARs.

(h) Each Award Instrument pursuant to which Free-Standing SARs are granted shall specify in respect of each Free-Standing SAR a Base Price, which shall be equal to or greater than the Fair Market Value of the Common Shares subject to each Free-Standing SAR on the date the Free-Standing SAR is granted.

7.3 Payment for SARs.  The amount payable upon exercise of a SAR may be paid by the Corporation in cash or in whole Common Shares (taken at their Fair Market Value at the time of exercise of the SAR) or in a combination of cash and whole Common Shares and the Committee may either grant to the Employee or retain in the Committee the right to elect among those alternatives; provided, however, that in no event shall the total number of Common Shares that may be paid to an Employee pursuant to the exercise of a Tandem SAR exceed the total number of Common Shares subject to the related Option.

7.4 Termination, Amendment, or Suspension of SARs.  SARs shall terminate and may no longer by exercised upon the first to occur of

(a) with respect to Tandem SARs, the exercise or termination of the related Option,

(b) any termination date specified by the Committee at the time of grant of the SAR, or

(c) with respect to Tandem SARs, the transfer by the Employee of the related Option.  In addition, the Committee may in its sole discretion at any time before the occurrence of a Change of Control amend, suspend, or terminate any SAR theretofore granted under the Plan without the holder’s consent; provided that, in the case of amendment, no provision of the SAR, as amended, shall be in conflict with any provision of the Plan.

8. Restricted Stock.

8.1 Conditions on Restricted Stock.

(a) In addition to the restrictions on disposition of Restricted Stock during the Restriction Period, the Committee may provide in the Award Instrument with respect to any Award of Restricted Stock other restrictions, conditions, and contingencies, which other restrictions, conditions, and contingencies, if any, may relate to, in addition to such other matters as the Committee may deem appropriate, the achievement of Performance Goals measured in such manner as may be specified by the Committee. The Committee may impose different restrictions, conditions, and contingencies on separate Awards of Restricted Stock granted to different Employees, whether at the same or different times, and on separate Awards of Restricted Stock granted to the same Employee, whether at the same or different times. The Committee may specify a single Restriction Period for all of the Restricted Stock subject to any particular Award Instrument or may specify multiple Restriction Periods so that the restrictions with respect to the Restricted Stock subject to the Award will expire in stages according to a schedule specified by the Committee and set forth in the Award Instrument. Restrictions relating to Restricted Stock that vests upon the achievement of Performance Goals may not terminate sooner than one year from the date that the Restricted Stock is granted. If the elimination of restrictions is based only on the passage of time rather than the achievement of Performance Goals, the period of time will be no shorter than three years, except that the restrictions may be removed ratably during the three-year period, on an annual basis, as determined by the Committee on the date the Restricted Stock is granted. For any Qualified Performance-Based Award of Restricted Stock, no restrictions shall lapse on any such Award until the Committee certifies, in writing, that the requirements established as described in this Section 8.1(a) have been satisfied.

(b) The Committee may specify in the Award Instrument pursuant to which the Restricted Stock is granted, that any or all dividends or other distributions paid on Restricted Stock during the Restriction Period be automatically deferred and reinvested in additional shares of Restricted Stock, which may be subject to the same restrictions as the underlying Award; provided, however, that dividends or other distributions on Restricted Stock with restrictions that lapse as a result of the achievement of Performance Goals shall be deferred until and paid contingent upon the achievement of the applicable Performance Goals.

(c) If so directed by the Committee, all certificates representing Restricted Stock may be held in custody by the Corporation until all restrictions thereon shall have lapsed, together with a stock power or powers executed by the Employee in whose name such certificates are registered, endorsed in blank and covering such Common Shares.

8.2 Payment for Restricted Stock.  Each Employee to whom an Award of Restricted Stock is made shall pay the Acquisition Price, if any, with respect to that Restricted Stock to the Corporation not later than 30 days after the delivery to the Employee of the Award Instrument with respect to that Restricted Stock.  If any Employee fails to pay any Acquisition Price with respect to an Award of Restricted Stock within that 30 day period, the Employee’s right under that Award shall be forfeited.

8.3 Rights as a Shareholder.  Upon payment by an Employee in full of the Acquisition Price, if any, for Restricted Stock under an Award, the Employee shall have all of the rights of a shareholder with respect to the Restricted Stock, including voting and dividend rights, subject only to such restrictions and requirements referred to in Section 8.1 of the Plan as may be incorporated in the Award Instrument with respect to that Restricted Stock.

9. Restricted Stock Units.

9.1 Grant of Restricted Stock Units.

(a) Each grant or sale of Restricted Stock Units shall provide that the Restricted Stock Units shall be subject to deferral and a risk of forfeiture, as determined by the Committee on the date the Restricted Stock Units are granted. In addition, restrictions relating to Restricted Stock Units that vest upon the achievement of Performance Goals may not terminate sooner than one year from the date that the Restricted Stock Units are granted. If the elimination of restrictions is based only on the passage of time rather than the achievement of Performance Goals, the period of time will be no shorter than three years, except that the restrictions may be removed no sooner than ratably on an annual basis during the three-year period as determined by the Committee on the date the Restricted Stock Units are granted. For any Qualified Performance-Based Award of Restricted Stock Units, no restrictions shall lapse on any such Award until the Committee certifies, in writing, that the requirements established as described in this Section 9.1(a) have been satisfied.

(b) Each Employee to whom an Award of Restricted Stock Units is made shall pay the Acquisition Price, if any, with respect to those Restricted Stock Units to the Corporation not later than 30 days after delivery to the Employee of the Award Instrument with respect to the Restricted Stock Units being granted. If any Employee fails to pay any Acquisition Price with respect to an Award of Restricted Stock Units within that 30 day period, the Employee’s right under that Award shall be forfeited.

9.2 Payment for Restricted Stock Units.  The Corporation shall pay each Employee who is entitled to payment for Restricted Stock Units an amount for those Restricted Stock Units (a) in cash, (b) in Common Shares, or (c) any combination of the foregoing, and the Committee may either grant to the Employee or retain in the Committee the right to elect among those alternatives.

9.3 Rights as a Shareholder.  During any time that the Restricted Stock Units are outstanding, the Employee shall have no right to transfer any rights under his or her Award, shall have no rights of ownership in the Common Shares deliverable upon payment of the Restricted Stock Units and shall have no right to vote them, but, to the extent permitted by Section 409A of the Code, the Committee may, at or after the date on which the Restricted Stock Units are granted, authorize the payment of dividend equivalents on such Common Shares underlying the Restricted Stock Units on either a current or deferred or contingent basis, either in cash or in additional Common Shares; provided, however, that dividends or other distributions on Common Shares underlying Restricted Stock Units with restrictions that lapse as a result of the achievement of Performance Goals shall be deferred until and paid contingent upon the achievement of the applicable Performance Goals.

10. Performance Shares and Performance Units.

10.1 Discretion of Committee with Respect to Performance Shares and Performance Units.  The Committee shall have full discretion to select the Employees to whom Awards of Performance Shares and Performance Units are made, the number of Performance Shares or Performance Units to be granted to any Employee so selected, the kind and level of the Performance Goals, the dates on which each Performance Period shall begin and end, and to determine the form and provisions of the Award Instrument to be used in connection with any Award of Performance Shares or Performance Units.

10.2 Conditions to Payment for Performance Shares and Performance Units.

(a) Unless otherwise provided in the relevant Award Instrument, an Employee must be employed by the Corporation or a Subsidiary on the last day of a Performance Period to be entitled to payment for any Performance Shares or Performance Units.

(b) The Committee may establish, from time to time, one or more formulas to be applied against the Performance Goals to determine whether all, some portion but less than all, or none of the Performance Shares or Performance Units granted with respect to the Performance Period are treated as earned pursuant to any Award. An Employee will be entitled to receive payments with respect to any Performance Shares and Performance Units only to the extent that those Performance Shares or Performance Units, as the case may be, are treated as earned under one or more such formulas. The Performance Period with respect to any Award of Performance Shares or Performance Units shall be no less than one year. For any Qualified Performance-Based Award of Performance Shares or Performance Units, no Employee will be entitled to receive payments with respect to such Award until the Committee certifies, in writing, that the requirements established as described in this Section 10.2(b) have been satisfied. The Committee may at the date of grant of Performance Shares provide for the payment of dividend equivalents to the holder thereof either in cash or in additional Common Shares subject in all cases to payment on a deferred and contingent basis based on the Employee’s earning of the Performance Shares with respect to which such dividend equivalents are paid.

10.3 Payment for Performance Shares and Performance Units.  The Corporation shall pay each Employee who is entitled to payment for Performance Shares or Performance Units earned with respect to any Performance Period an amount for those Performance Shares or Performance Units, as the case may be, (a) in cash, (b) in Common Shares, or (c) any combination of the foregoing, and the Committee may either grant to the Employee or retain in the Committee the right to elect among those alternatives.

11. Other Awards.

11.1 The Committee may, subject to limitations under applicable law, grant to any Employee such Other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Shares or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Shares, purchase rights for Common Shares, Awards with value and payment contingent upon performance of the Corporation or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Committee, and Awards valued by reference to the book value of Common Shares or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of the Corporation. The Committee shall determine the terms and conditions of such Awards. Common Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 11 shall be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, cash, Common Shares, other Awards, notes or other property, as the Committee shall determine. For any Qualified Performance-Based Award in the form of an Other Award, no Employee will be entitled to receive payments with respect to such Award until the Committee certifies, in writing, that the requirements established for such Award have been satisfied.

11.2 Cash awards, as an element of or supplement to any other Award granted under the Plan, may also be granted pursuant to this Section 11.

11.3 The Committee may grant Common Shares as a bonus or in lieu of an Employee’s salary, or may grant Other Awards in lieu of obligations of the Corporation or a Subsidiary to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee in a manner that complies with Section 409A of the Code.

11.4 If the earning or vesting of, or elimination of restrictions applicable to, Other Awards is based only on the passage of time rather than the achievement of Performance Goals, the period of time shall be no shorter than three years, except that the restrictions may be removed no sooner than ratably on an annual basis during the three-year period as determined by the Committee at the date of grant. If the earning or vesting of, or elimination of restrictions applicable to, Other Awards is based on the achievement of Performance Goals, the earning, vesting or restriction period may not terminate sooner than one year from the date of grant.

12. Termination of Employment.  After an Employee’s Employment Termination Date, the rules set forth in this Section 12 shall apply. All factual determinations with respect to the termination of an Employee’s employment that may be relevant under this Section 12 shall be made by the Committee in its sole discretion.

12.1 Termination Other than Upon Death, Disability, Retirement or Change of Control.  Upon any termination of an Employee’s employment for any reason other than the Employee’s retirement as provided in Section 12.2 of the Plan, disability as provided in Section 12.3 of the Plan, death as provided in Section 12.4 of the Plan or after a Change of Control as provided in Section 13 of the Plan:

(a) Unless otherwise provided in the relevant Award Instrument, the Employee or, with respect to Nonqualified Options, any Transferee shall have the right (i) during the period ending six months after the Employment Termination Date, but not later than the Option Expiration Date, to exercise any Nonqualified Options and related Tandem SARs that were outstanding on the Employment Termination Date if and to the same extent as those Options and Tandem SARs were exercisable by the Employee or Transferee (as the case may be) on the Employment Termination Date, (ii) during the period ending three months after the Employment Termination Date, but not later than the Option Expiration Date, to exercise any Incentive Stock Options and related Tandem SARs that were outstanding on the Employment Termination Date if and to the same extent as those Options and Tandem SARs were exercisable by the Employee on the Employment Termination Date, and (iii) during the period ending six months after the Employment Termination Date, but not later than the date any Free-Standing SAR expires, to exercise any Free-Standing SARs that were outstanding on the Employment Termination Date if and to the same extent as those Free-Standing SARs were exercisable by the Employee on the Employment Termination Date; and

(b) Unless otherwise provided in the relevant Award Instrument, the Employee shall forfeit each share of Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit and Other Award with respect to which, as of that date, any restrictions, conditions, or contingencies have not lapsed.

12.2 Termination Due to Certain Retirements.  Upon any termination of an Employee’s employment with the Corporation or any Subsidiary under circumstances entitling the Employee to immediate payment of normal retirement or early retirement benefits under any retirement plan of the Corporation or of a Subsidiary (whether the Employee elects to commence or defer receipt of such payment):

(a) Unless otherwise provided in the relevant Award Instrument, the Employee or, with respect to Nonqualified Options, any Transferee shall have the right

(i) to exercise, from time to time during the period ending three years after the Employment Termination Date, but not later than the Option Expiration Date, any Nonqualified Options and related Tandem SARs that were outstanding on the Employment Termination Date if and to the same extent as those Options and Tandem SARs were exercisable by the Employee or Transferee (as the case may be) on the Employment Termination Date;

(ii) to exercise, from time to time during the period ending three years after the Employment Termination Date, but no later than the Option Expiration Date, any Incentive Stock Options and related Tandem SARs that were outstanding on the Employment Termination Date if and to the same extent as those Options and Tandem SARs were exercisable by the Employee on the Employment Termination Date (even though exercise of the Incentive Stock Option more than three months after the Employment Termination Date may cause the Option to fail to qualify for Incentive Stock Option treatment under the Code); and

(iii) to exercise, from time to time during the period ending three years after the Employment Termination Date, but not later than the date any Free-Standing SAR expires, any Free-Standing SARs that were outstanding on the Employment Termination Date if and to the same extent as those Free-Standing SARs were exercisable by the Employee on the Employment Termination Date;

(b) The relevant Award Instrument may provide that the Employee or, with respect to Nonqualified Options, any Transferee will have the right to exercise, from time to time until not later than the expiration of the relevant Award, Nonqualified Stock Options, Incentive Stock Options and SARs to the extent such Options and SARs become exercisable by their terms prior to the expiration of the relevant Award (or such earlier date as specified in the relevant Award Instrument), notwithstanding the fact that such Options and SARs were not exercisable in whole or in part (whether because a condition to exercise had not yet occurred or a specified time period had not yet elapsed or otherwise) on the Employment Termination Date; and

(c) Unless otherwise provided in the relevant Award Instrument, the Employee shall forfeit each share of Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit and Other Award with respect to which, as of that date, any restrictions, conditions, or contingencies have not lapsed.

12.3 Termination Due to Disability.  Upon any termination of an Employee’s employment due to Disability:

(a) Unless otherwise provided in the relevant Award Instrument, the Employee, the Employee’s attorney in fact or legal guardian or, with respect to Nonqualified Options, any Transferee shall have the right (i) to exercise, from time to time during the period ending three years after the Employment Termination Date, but not later than the Option Expiration Date, any Nonqualified Options and related Tandem SARs that were outstanding on the Employment Termination Date if and to the same extent those Options and Tandem SARs were exercisable by the Employee or Transferee (as the case may be) on the Employment Termination Date, (ii) to exercise, from time to time during the period ending three years after the Employment Termination Date, but no later than the Option Expiration Date, any Incentive Stock Options and related Tandem SARs that were outstanding on the Employment Termination Date if and to the same extent as those Options and Tandem SARs were exercisable by the Employee on the Employment Termination Date (even though exercise of the Incentive Stock Option more than one year after the Employment Termination Date may cause the Option to fail to qualify for Incentive Stock Option treatment under the Internal Revenue Code of 1986, as amended), and (iii) to exercise, from time to time during the period ending three years after the Employment Termination Date, but not later than the date any Free-Standing SAR expires, any Free-Standing SARs that were outstanding on the Employment Termination Date if and to the same extent as those Free-Standing SARs were exercisable by the Employee on the Employment Termination Date; and

(b) Unless otherwise provided in the relevant Award Instrument, the Employee shall forfeit each share of Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit and Other Award with respect to which, as of that date, any restrictions, conditions, or contingencies have not lapsed.

12.4 Death of an Employee.  Upon the death of an Employee while employed by the Corporation or any Subsidiary or within any of the periods referred to in any Section 12.1, 12.2, or 12.3 of the Plan during which any particular Option or SAR remains potentially exercisable:

(a) Unless otherwise provided in the relevant Award Instrument, if the Option Expiration Date of any Nonqualified Option that had not expired before the Employee’s death would otherwise expire before the first anniversary of the Employee’s death, that Option Expiration Date shall automatically be extended to the first anniversary of the Employee’s death or such other date as provided in the relevant Award Instrument provided that the Option Expiration Date shall not be extended beyond the date that is ten years from the date on which the Option was granted;

(b) Unless otherwise provided in the relevant Award Instrument, the Employee’s executor or administrator, the person or persons to whom the Employee’s rights under any Option or SAR are transferred by will or the laws of descent and distribution or, with respect to Nonqualified Options, any Transferee shall have the right to exercise, from time to time during the period ending three years after the date of the Employee’s death, but not later than the expiration of the relevant Award, any Options and SARs that were outstanding on the date of the Employee’s death if and to the same extent as those Options and SARs were exercisable by the Employee or Transferee (as the case may be) on the date of the Employee’s death; and

(c) Unless otherwise provided in the relevant Award Instrument, the Employee shall forfeit each share of Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit and Other Award with respect to which, as of that date, any restrictions, conditions, or contingencies have not lapsed.

13. Acceleration After a Change of Control.  Notwithstanding anything in this Plan to the contrary, unless otherwise specified in the relevant Award Instrument, if, within two years following the date of a Change of Control, an Employee’s employment with the Corporation terminates for any reason other than a Voluntary Resignation or a Termination for Cause (and other than in connection with the Employee’s retirement as provided in Section 12.2, Disability as provided in Section 12.3 or death as provided in Section 12.4), then each Award granted to such Employee prior to the Change of Control that then remains outstanding shall be automatically treated as follows:

(a) any outstanding Option shall become immediately exercisable in full;

(b) Tandem SARs related to any such Options shall also become immediately exercisable in full;

(c) any outstanding Free-Standing SAR shall become exercisable in full;

(d) the Restriction Period with respect to all outstanding Awards of Restricted Stock shall immediately terminate;

(e) the restrictions, conditions or contingencies on any Restricted Stock Units or Other Awards shall immediately terminate; and

(f) the restrictions, conditions, or contingencies on any Performance Shares and Performance Units shall be modified in such manner as the Committee may specify to give the Employee the benefit of those Performance Shares or Performance Units through the date of termination.

Notwithstanding anything herein to the contrary, if within two years after a Change of Control an Employee’s Employment Termination Date occurs other than as a result of a Voluntary Resignation or a Termination for Cause, unless otherwise provided in the relevant Award Instrument, the Employee, or with respect to Nonqualified Options any Transferee, shall have the right, during the Extended Period, but not later than the Option Expiration Date or the date of expiration of Free-Standing SARs, as the case may be, to exercise any Options and related SARs that were outstanding on the Employment Termination Date if and to the same extent as those Options and SARs were exercisable by the Employee or Transferee (as the case may be) on the Employment Termination Date (even though, in the case of Incentive Stock Options, exercise of those Options more than three months after the Employment Termination Date may cause the Option to fail to qualify for Incentive Stock Option treatment under the Code). As used in the immediately preceding sentence, the term “Extended Period” means the longer of the period that the Option or SAR would otherwise be exercisable in the absence of the immediately preceding sentence or the period ending with second anniversary of the Employee’s Employment Termination Date.

14. Restrictions.

14.1 Assignment and Transfer.  Nonqualified Options may not be assigned or transferred (other than by will or by the laws of descent and distribution) unless the Committee, in its sole discretion, determines to allow such assignment or transfer and, if the Committee determines to allow any such assignment or transfer, the Transferee shall have the power to exercise such Nonqualified Option in accordance with the terms of the Award and the provisions of the Plan. No Incentive Stock Option, SAR, Restricted Stock during the Restriction Period, Restricted Stock Unit, Performance Share or unvested Other Award may be transferred other than by will or by the laws of descent and distribution. In no event may any Award granted under the Plan be transferred for value. During an Employee’s lifetime, only the Employee (or in the case of incapacity of an Employee, the Employee’s attorney in fact or legal guardian) may exercise any Incentive Stock Option or SAR.

14.2 Further Restrictions.  The Committee may specify at the date of grant of any Award that part or all of the Common Shares that are (i) to be issued or transferred by the Corporation upon the exercise of Options or SARs, upon the termination of any period of deferral applicable to Restricted Stock Units or upon payment under any grant of Performance Shares, Performance Units or Other Awards or (ii) no longer subject to the Restriction Period, will be subject to further restrictions on transfer.

15. Adjustment Upon Changes in Common Shares.  Automatically and without Committee action, in the event of any stock dividend, stock split, or share combination of the Common Shares, or by appropriate Committee action in the event of any reclassification, recapitalization, merger, consolidation, other form of business combination, liquidation, or dissolution involving the Corporation or any spin-off or other distribution to shareholders of the Corporation (other than normal cash dividends), appropriate adjustments to

(a) the maximum number of Common Shares that may be issued under the Plan pursuant to Section 5 of the Plan, the maximum number of Common Shares that may be issued under the Plan pursuant to Incentive Stock Options as provided in Section 5 of the Plan, and the maximum number of Common Shares with respect to which any Employee may receive Awards during any calendar year or calendar years as provided in Section 5 of the Plan, and

(b) the number and kind of shares subject to, the price per share under, and the terms and conditions of each then outstanding Award shall be made to the extent necessary and in such manner that the benefits of Employees under all then outstanding Awards shall be maintained substantially as before the occurrence of such event.

Any such adjustment shall be conclusive and binding for all purposes of the Plan and shall be effective, in the event of any stock dividend, stock split, or share combination, as of the date of such stock dividend, stock split, or share combination, and in all other cases, as of such date as the Committee may determine.  In the event of any such transaction or event, the Committee, in its discretion, may provide in substitution for any or all outstanding Awards under the Plan such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all Awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each Option or SAR with an Exercise Price or Base Price greater than the consideration offered in connection with any such transaction or event or Change of Control, the Committee may in its sole discretion elect to cancel such Option or SAR without any payment to the person holding such Option or SAR; provided, however, that any such adjustment to the number specified in Section 5.5(a) of the Plan will be made only if and to the extent that such adjustment would not cause any Option intended to qualify as an Incentive Stock Option to fail so to qualify.

Notwithstanding the foregoing: (i) any adjustments made pursuant to Section 15 of the Plan to Awards that are considered “deferred compensation” within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code; (ii) any adjustments made pursuant to Section 15 of the Plan to Awards that are not considered “deferred compensation” subject to Section 409A of the Code shall be made in such a manner as to ensure that after such adjustment, the Awards either continue not to be subject to Section 409A of the Code or comply with the requirements of Section 409A of the Code; (iii) the Committee shall not have the authority to make any adjustments pursuant to Section 15 of the Plan to the extent that the existence of such authority would cause an Award that is not intended to be subject to Section 409A of the Code to be subject thereto; and (iv) if any Award is subject to Section 409A of the Code, Section 15 of the Plan shall be applicable only to the extent specifically provided in the Award Instrument and permitted pursuant to Section 27 of the Plan.

16. Purchase for Investment.  Each person acquiring Common Shares pursuant to any Award may be required by the Corporation to furnish a representation that he or she is acquiring the Common Shares so acquired as an investment and not with a view to distribution thereof if the Corporation, in its sole discretion, determines that such representation is required to insure that a resale or other disposition of the Common Shares would not involve a violation of the Securities Act of 1933, as amended, or of applicable blue sky laws. Any investment representation so furnished shall no longer be applicable at any time such representation is no longer necessary for such purposes.

17. Withholding of Taxes.  The Corporation will withhold from any payments of cash made pursuant to the Plan such amount as is necessary to satisfy all applicable Federal, state, and local withholding tax obligations. Except as otherwise determined by the Committee, an Employee (or other person exercising an Option with respect to withholding taxes upon exercise of such Option) may elect, or the Committee may require such Employee or other person, to satisfy, in whole or in part, any withholding tax obligation that may arise in connection with the grant of an Award, the lapse of any restrictions with respect to an Award, the acquisition of Common Shares pursuant to any Award, or the disposition of any Common Shares received pursuant to any Award by having the Corporation hold back some portion of the Common Shares that would otherwise be delivered pursuant to the Award or by delivering to the Corporation an amount equal to the withholding tax obligation arising with respect to such grant, lapse, acquisition, or disposition in (a) cash, (b) Common Shares, or (c) such combination of cash and Common Shares as the Committee may determine. The Fair Market Value of the Common Shares to be so held back by the Corporation or delivered by the Employee shall be determined as of the date on which the obligation to withhold first arose.

18. Harmful Activity.  If an Employee shall engage in any “Harmful Activity” prior to or within six months after termination of employment with Key, then (a) any shares of Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units or Other Awards held by the Employee that have vested, (b) any Profits realized upon the exercise of any Covered Option or SAR and (c) any Profits realized upon the sale of any vested shares of Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units or Other Awards, on or after one year prior to the termination of employment with Key shall inure to the Corporation. The aforementioned restriction shall not apply in the event that employment with Key terminates within two years after a Change of Control of the Corporation if any of the following have occurred: a relocation of an Employee’s principal place of employment more than 35 miles from an Employee’s principal place of employment immediately prior to the Change of Control, a reduction in an Employee’s base salary after a Change of Control, or termination of employment under circumstances in which an Employee is entitled to severance benefits or salary continuation or similar benefits under a change of control agreement, employment agreement, or severance or separation pay plan. If any vested shares of Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units or Other Awards or any Profits realized upon the exercise of any Covered Option or SAR or upon the sale of any vested shares of Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units or Other Awards inure to the benefit of the Corporation in accordance with the first sentence of this paragraph, an Employee shall provide all such forfeited Awards and pay all such Profits to the Corporation within 30 days after first engaging in any Harmful Activity and all Awards that have not yet vested and all unexercised Covered Options or SARs shall immediately be forfeited and canceled. Consistent with the provisions of Section 3 of the Plan, the determination by the Committee as to whether an Employee engaged in “Harmful Activity” prior to or within six months after termination of employment with Key shall be final and conclusive. Unless otherwise provided in the relevant Award Instrument, the provisions of this Section 18 shall apply to all Awards made under the Plan.

A “Harmful Activity” shall have occurred if an Employee shall do any one or more of the following:

(a) Use, publish, sell, trade or otherwise disclose Non-Public Information of Key unless such prohibited activity was inadvertent, done in good faith and did not cause significant harm to Key.

(b) After notice from the Corporation, fail to return to Key any document, data, or thing in an Employee’s possession or to which an Employee has access that may involve Non-Public Information of Key.

(c) After notice from the Corporation, fail to assign to Key all right, title, and interest in and to any confidential or non-confidential Intellectual Property which an Employee created, in whole or in part, during employment with Key, including, without limitation, copyrights, trademarks, service marks, and patents in or to (or associated with) such Intellectual Property.

(d) After notice from the Corporation, fail to agree to do any acts and sign any document reasonably requested by Key to assign and convey all right, title, and interest in and to any confidential or non-confidential Intellectual Property which an Employee created, in whole or in part, during employment with Key, including, without limitation, the signing of patent applications and assignments thereof.

(e) Upon an Employee’s own behalf or upon behalf of any other person or entity that competes or plans to compete with Key, solicit or entice for employment or hire any Employee of Key.

(f) Upon an Employee’s own behalf or upon behalf of any other person or entity that competes or plans to compete with Key, call upon, solicit, or do business with (other than business which does not compete with any business conducted by Key) any customer of Key an Employee called upon, solicited, interacted with, or became acquainted with, or learned of through access to information (whether or not such information is or was non-public) while employed at Key unless such prohibited activity was inadvertent, done in good faith, and did not involve a customer whom an Employee should have reasonably known was a customer of Key.

(g) Upon an Employee’s own behalf or upon behalf of any other person or entity that competes or plans to compete with Key, engage in any business activity in competition with Key in the same or a closely related activity that an Employee was engaged in for Key during the one year period prior to the termination of employment.

For purposes of this Section 18:

“Covered Option or SAR” means any Option or SAR granted under this Plan unless the granting resolution expressly excludes the Option or SAR from the provisions of this Section 18.

“Intellectual Property” shall mean any invention, idea, product, method of doing business, market or business plan, process, program, software, formula, method, work of authorship, or other information, or thing.

“Key” shall mean the Corporation and its Subsidiaries collectively.

“Non-Public Information” shall mean, but is not limited to, trade secrets, confidential processes, programs, software, formulas, methods, business information or plans, financial information, and listings of names (e.g., employees, customers, and suppliers) that are developed, owned, utilized, or maintained by an employer such as Key, and that of its customers or suppliers, and that are not generally known by the public.

“Profit” shall mean, (1) with respect to any Covered Option or SAR, the spread between the Fair Market Value of a Common Share on the date of exercise and the Exercise Price or the Base Price, as the case may be, multiplied by the number of shares exercised under the Covered Option or SAR; and (2) with respect to any shares of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units, any profit realized upon the sale of any Common Shares that were acquired upon the vesting of such Awards.

19. Awards in Substitution for Awards Granted by Other Companies.  Awards, whether Incentive Stock Options, Nonqualified Options, SARs, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units or Other Awards, may be granted under the Plan in substitution for awards held by employees of a company who become Employees of the Corporation or a Subsidiary as a result of the merger or consolidation of the employer company with the Corporation or a Subsidiary, or the acquisition by the Corporation or a Subsidiary of the assets of the employer company, or the acquisition by the Corporation or a Subsidiary of stock of the employer company as a result of which it becomes a Subsidiary. The terms, provisions, and benefits of the substitute Awards so granted may vary from the terms, provisions and benefits set forth in or authorized by the Plan to such extent as the Committee at the time of the grant may deem appropriate to conform, in whole or in part, to the terms, provisions, and benefits of the awards in substitution for which they are granted.

20. Legal Requirements.  No Awards shall be granted and the Corporation shall have no obligation to make any payment under the Plan, whether in Common Shares, cash, or any combination thereof, unless such payment is, without further action by the Committee, in compliance with all applicable Federal and state laws and regulations, including, without limitation, the Code and Federal and state securities laws.

21. Duration and Termination of the Plan.  The Plan shall become effective and shall be deemed to have been adopted on the Effective Date; provided, however, that if the Plan is not approved by the affirmative vote of the holders of the requisite number of outstanding Common Shares on or prior to December 31, 2010, the Plan shall be void and of no further effect. The Plan shall remain in effect until the date that is 10 years from the Effective Date. All grants made on or prior to such date of termination will continue in effect thereafter subject to the terms thereof and of the Plan.

22. Miscellaneous.

22.1 Amendments.  The Board of Directors of the Corporation, or a duly authorized committee thereof, may alter or amend the Plan from time to time prior to its termination in any manner the Board of Directors of the Corporation, or such duly authorized committee, may deem to be in the best interests of the Corporation and its shareholders, provided, however, that if an amendment to the Plan (i) would materially increase the benefits accruing to Employees under the Plan, (ii) would materially increase the number of securities that may be issued under the Plan, (iii) would materially modify the requirements for participation in the Plan or (iv) must otherwise be approved by the shareholders of the Corporation in order to comply with applicable law or the rules of the New York Stock Exchange or, if the Common Shares are not traded on the New York Stock Exchange, the principal national securities exchange upon which the Common Shares are traded or quoted, then, such amendment will be subject to shareholder approval and will not be effective unless and until such approval has been obtained. Presentation of the Plan or any amendment thereof for shareholder approval shall not be construed to limit the Corporation’s authority to offer similar or dissimilar benefits in plans that do not require shareholder approval.

The Committee shall have the authority to amend these terms and conditions applicable to outstanding Awards

(a) in any case where expressly permitted by the terms of the Plan or of the relevant Award Instrument; or

(b) in any other case with the consent of the Employee to whom the Award was granted.

Except as expressly provided in the Plan or in the Award Instrument evidencing the Award, the Committee may not, without the consent of the holder of an Award granted under the Plan, amend the terms and conditions applicable to that Award in a manner adverse to the interests of the Employee.

Notwithstanding the foregoing, except in connection with a corporate transaction or event described in Section 15 of the Plan or with approval by the shareholders of the Corporation, the terms of outstanding Awards may not be amended to reduce the Exercise Price of outstanding Options or the Base Price of outstanding SARs, and no outstanding Options or SARs may be cancelled in exchange for other Awards, or cancelled in exchange for Options or SARs with an Exercise Price or a Base Price that is less than the Exercise Price of the original Options or the Base Price of the original SARs, as applicable, or cancelled in exchange for cash, without approval by the shareholders of the Corporation. This paragraph is intended to prohibit the repricing of “underwater” Options and SARs and will not be construed to prohibit the adjustments provided for in Section 15 of the Plan. Notwithstanding any provision of the Plan to the contrary, this paragraph may not be amended without approval by the shareholders of the Corporation.

22.2 Deferral.  Subject to Section 27 of the Plan and to the extent permitted by Section 409A of the Code, the Committee may permit Employees to elect to defer the issuance of Common Shares or the settlement of Awards in cash under the Plan pursuant to such rules, procedures or programs as it may establish for purposes of the Plan. The Committee also may provide that deferred issuances and settlements include the payment or crediting of dividend equivalents or interest on the deferral amounts, to the extent permitted by Section 409A of the Code.

22.3 Conditions.  The Committee may condition the grant of any Award or combination of Awards authorized under this Plan on the surrender or deferral by the Employee of his or her right to receive a cash bonus or other compensation otherwise payable by the Corporation or a Subsidiary to the Employee, subject to such terms as shall be determined by the Committee in a manner that complies with Section 409A of the Code.

22.4 Acceleration.  If permitted by Section 409A of the Code, in the event of a termination of employment by reason of death, disability, normal or early retirement, or a Change of Control, of an Employee who holds an Option or SAR not immediately exercisable in full, or any Restricted Stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Stock Units as to which any period of deferral has not been completed, or any Performance Shares, Performance Units or Other Awards that have not been fully earned, or who holds Common Shares subject to any transfer restriction imposed pursuant to Section 14 of the Plan, the Committee may, in its sole discretion, accelerate the time at which such Option or SAR may be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such period of deferral will end or the time at which such Performance Shares, Performance Units or Other Awards will be deemed to have been fully earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such Award; provided, however, that in the case of a Qualified Performance-Based Award, acceleration is not permitted in the event of normal or early retirement.

22.5 Plan Noncontractual.  Nothing herein contained shall be construed as a commitment to or agreement with any person employed by the Corporation or a Subsidiary to continue such person’s employment with the Corporation or the Subsidiary, and nothing herein contained shall be construed as a commitment or agreement on the part of the Corporation or any Subsidiary to continue the employment or the annual rate of compensation of any such person for any period. All Employees shall remain subject to discharge to the same extent as if the Plan had never been put into effect.

22.6 Interest of Employees.  Any obligation of the Corporation under the Plan to make any payment at any future date merely constitutes the unsecured promise of the Corporation to make such payment from its general assets in accordance with the Plan, and no Employee shall have any interest in, or lien or prior claim upon, any property of the Corporation or any Subsidiary by reason of that obligation.

22.7 Fractional Shares.  The Corporation will not be required to issue any fractional Common Shares pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

22.8 Foreign Employees.  In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for Awards to Employees who are foreign nationals or who are employed by the Corporation or any Subsidiary outside of the United States of America as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of the Plan as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of the Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Corporation may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of the Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Corporation.

22.9 Special Vesting Provisions.  Notwithstanding anything in the Plan to the contrary, 5% of the maximum number of Common Shares that may be issued or transferred under the Plan provided for in Section 5.2 of the Plan, as may be adjusted under Section 15 of the Plan, may be used for Awards granted under Sections 8 through 11 of the Plan that do not comply with the three-year vesting requirements set forth in Sections 8.1(a), 9.1(a) and 11.4 of the Plan or the one-year vesting requirements set forth in Sections 8.1(a), 9.1(a), 10.2(b) and 11.4 of the Plan.

23. Claims of Other Persons.  The provisions of the Plan shall in no event be construed as giving any person, firm, or corporation any legal or equitable right against the Corporation or any Subsidiary, their officers, employees, agents, or directors, except any such rights as are specifically provided for in the Plan or are hereafter created in accordance with the terms and provisions of the Plan.

24. Absence of Liability.  No member of the Board of Directors of the Corporation or a Subsidiary, of the Committee, of any other committee of the Board of Directors, or any officer or Employee of the Corporation or a Subsidiary shall be liable for any act or action under the Plan, whether of commission or omission, taken by any other member, or by any officer, agent, or Employee, or except in circumstances involving his bad faith or willful misconduct, for anything done or omitted to be done by himself or herself.

25. Severability.  The invalidity or unenforceability of any particular provision of the Plan shall not affect any other provision hereof, and the Plan shall be construed in all respects as if such invalid or unenforceable provision were omitted herefrom.

26. Governing Law.  The provisions of the Plan shall be governed and construed in accordance with the internal substantive laws of the State of Ohio.

27. Compliance with Section 409A of the Code.

27.1 To the extent applicable, it is intended that the Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Employees. The Plan and any grants made hereunder shall be administered in a manner consistent with this intent. Any reference in the Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

27.2 Neither an Employee nor any of an Employee’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under the Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to an Employee or for an Employee’s benefit under the Plan and grants hereunder may not be reduced by, or offset against, any amount owing by an Employee to the Corporation or any of its affiliates.

27.3 If, at the time of an Employee’s separation from service (within the meaning of Section 409A of the Code), (i) the Employee shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Corporation from time to time) and (ii) the Corporation shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Corporation shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the tenth business day of the seventh month after such separation from service.

27.4 Notwithstanding any provision of the Plan or any Award Instrument to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Committee reserves the right to make amendments to the Plan and any Award Instrument as the Corporation deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, an Employee shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on the Employee or for the Employee’s account in connection with the Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Corporation nor any of its affiliates shall have any obligation to indemnify or otherwise hold the Employee harmless from any or all of such taxes or penalties.

APPENDIX B

New or amended language is indicated by underlining and deleted language is indicated by strike-outs.

PROPOSED AMENDMENT TO ARTICLE IV, PART A, SECTION 2(A) AND ARTICLE IV, PART E OF THE AMENDED AND RESTATED ARTICLES OF INCORPORATION, AS AMENDED, OF KEYCORP
AND
PROPOSED AMENDMENT TO ARTICLE II, SECTIONS 11 AND 12 OF
THE AMENDED AND RESTATED CODE OF REGULATIONS
OF KEYCORP, PURSUANT TO ISSUE THREE

1. The proposed amendments to the Articles will amend Article IV, Part A, Section 2(A) of the Articles to read as follows:

Section 2.  Voting Rights.

(a) The holders of Preferred Stock shall not be entitled to vote upon matters presented to the shareholders, except as provided in this Section 2 or as required by law or as otherwise provided by the Board of Directors in order to comply with the terms required for shares of Preferred Stock issued in connection with any capital purchase program(s) authorized by the Emergency Economic Stabilization Act of 2008 (“EESA”) and implemented by the United States Department of the Treasury.

* * * * * * * *

2. The proposed amendment to the Articles will amend and restate Article IV, Part E of KeyCorp’s Articles to read as follows:

ATTACHMENT TO CERTIFICATE OF AMENDMENT
TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF KEYCORP

RESOLVED, that Part E of Article IV of the Corporation’s Amended and Restated Articles of Incorporation be, and the same hereby is, deleted in its entirety and there is substituted therefor the following:

PART E
EXPRESS TERMS OF FIXED RATE
CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES B

Part 1. Designation and Number of Shares.  There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “Fixed Rate Cumulative Perpetual Preferred Stock, Series B” (the “Designated Preferred Stock”). The authorized number of shares of Designated Preferred Stock shall be 25,000.

Part 2. Standard Provisions.  The Standard Provisions contained in Annex A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part hereof to the same extent as if such provisions had been set forth in full herein.

Part 3. Definitions.  The following terms are used in this Part E (including the Standard Provisions in Annex A hereto) as defined below:

(a) “Common Stock” means the common stock, par value $1.00 per share, of the Corporation.

(b) “Dividend Payment Date” means February 15, May 15, August 15 and November 15 of each year.

(c) “Junior Stock” means the Common Stock and any other class or series of stock of the Corporation, the terms of which expressly provide that it ranks junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation.

(d) “Liquidation Amount” means $100,000 per share of Designated Preferred Stock.

(e) “Minimum Amount” means $625,000,000.

(f) “Parity Stock” means any class or series of stock of the Corporation (other than Designated Preferred Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation (in each case without regard to whether dividends accrue cumulatively or non-cumulatively). Without limiting the foregoing, Parity Stock shall include the Corporation’s 7.750% Non-Cumulative Perpetual Convertible Preferred Stock, Series A.

(g) “Signing Date” means the Original Issue Date.

Part 4. Certain Voting Matters.  Holders of shares of Designated Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Designated Preferred Stock are entitled to vote, including any action by written consent.

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ANNEX A

STANDARD PROVISIONS

Section 1.  General Matters.

Each share of Designated Preferred Stock shall be identical in all respects to every other share of Designated Preferred Stock. The Designated Preferred Stock shall be perpetual, subject to the provisions of Section 5 of these Standard Provisions that form a part of the Certificate of Designations. The Designated Preferred Stock shall rank equally with Parity Stock and shall rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Corporation.

Section 2.  Standard Definitions.

As used herein with respect to Designated Preferred Stock:

(a) “Applicable Dividend Rate” means (i) during the period from the Original Issue Date to, but excluding, the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 5% per annum and (ii) from and after the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 9% per annum.

(b) “Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

(c) “Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Corporation’s stockholders.

(d) “Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

(e) “Certificate of Designations” means the Certificate of Designations or comparable instrument relating to the Designated Preferred Stock, of which these Standard Provisions form a part, as it may be amended from time to time.

(f) ‘‘Charter” means the Corporation’s certificate or articles of incorporation, articles of association, or similar organizational document.

(g) “Dividend Period” has the meaning set forth in Section 3(a).

(h) “Dividend Record Date” has the meaning set forth in Section 3(a).

(i) ‘‘Liquidation Preference” has the meaning set forth in Section 4(a).

(j) “Original Issue Date” means the date on which shares of Designated Preferred Stock are first issued.

(k) “Preferred Director” has the meaning set forth in Section 7(b).

(l) “Preferred Stock” means any and all series of preferred stock of the Corporation, including the Designated Preferred Stock.

(m) “Qualified Equity Offering” means the sale and issuance for cash by the Corporation to persons other than the Corporation or any of its subsidiaries after the Original Issue Date of shares of Perpetual Preferred Stock, Common Stock or any combination of such stock, that, in each case, qualify as and may be included in Tier 1 capital of the Corporation at the time of issuance under the applicable risk-based capital guidelines of the Corporation’s Appropriate Federal Banking Agency (other than any such sales and issuances made pursuant to agreements or arrangements entered into, or pursuant to financing plans which were publicly announced, on or prior to October 13, 2008).

(n) ‘‘Regulations” means the amended and restated regulations of the Corporation, as they may be amended from time to time.

(o) “Share Dilution Amount” has the meaning set forth in Section 3(b).

(p) “Standard Provisions” means these Standard Provisions that form a part of the Certificate of Designations relating to the Designated Preferred Stock.

(q) “Successor Preferred Stock” has the meaning set forth in Section 5(a).

(r) ‘‘Voting Parity Stock” means, with regard to any matter as to which the holders of Designated Preferred Stock are entitled to vote as specified in Sections 7(a) and 7(b) of these Standard Provisions that form a part of the Certificate of Designations, any and all series of Parity Stock upon which like voting rights have been conferred and are exercisable with respect to such matter.

Section 3.  Dividends.

(a) Rate.  Holders of Designated Preferred Stock shall be entitled to receive, on each share of Designated Preferred Stock if, as and when declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of assets legally available therefor, cumulative cash dividends with respect to each Dividend Period (as defined below) at a rate per annum equal to the Applicable Dividend Rate on (i) the Liquidation Amount per share of Designated Preferred Stock and (ii) the amount of accrued and unpaid dividends for any prior Dividend Period on such share of Designated Preferred Stock, if any. Such dividends shall begin to accrue and be cumulative from the Original Issue Date, shall compound on each subsequent Dividend Payment Date (i.e., no dividends shall accrue on other dividends unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date) and shall be payable quarterly in arrears on each Dividend Payment Date, commencing with the first such Dividend Payment Date to occur at least 20 calendar days after the Original Issue Date. In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends will accrue as a result of that postponement. The period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a ‘‘Dividend Period”, provided that the initial Dividend Period shall be the period from and including the Original Issue Date to, but excluding, the next Dividend Payment Date.

Dividends that are payable on Designated Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable on Designated Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

Dividends that are payable on Designated Preferred Stock on any Dividend Payment Date will be payable to holders of record of Designated Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors or any duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Holders of Designated Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Designated Preferred Stock as specified in this Section 3 (subject to the other provisions of the Certificate of Designations).

(b) Priority of Dividends.   So long as any share of Designated Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock, subject to the immediately following paragraph in the case of Parity Stock, and no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Corporation or any of its subsidiaries unless all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Designated Preferred Stock on the applicable record date). The foregoing limitation shall not apply to (i) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business (including purchases to offset the Share Dilution Amount (as defined below) pursuant to a publicly announced repurchase plan) and consistent with past practice, provided that any purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount; (ii) purchases or other acquisitions by a broker-dealer subsidiary of the Corporation solely for the purpose of market-making, stabilization or customer facilitation transactions in Junior Stock or Parity Stock in the ordinary course of its business; (iii) purchases by a broker-dealer subsidiary of the Corporation of capital stock of the Corporation for resale pursuant to an offering by the Corporation of such capital stock underwritten by such broker-dealer subsidiary; (iv) any dividends or distributions of rights or Junior Stock in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan; (v) the acquisition by the Corporation or any of its subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than the Corporation or any of its subsidiaries), including as trustees or custodians; and (vi) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case, solely to the extent required pursuant to binding contractual agreements entered into prior to the Signing Date or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock. “Share Dilution Amount” means the increase in the number of diluted shares outstanding (determined in accordance with generally accepted accounting principles in the United States, and as measured from the date of the Corporation’s consolidated financial statements most recently filed with the Securities and Exchange Commission prior to the Original Issue Date) resulting from the grant, vesting or exercise of equity-based compensation to employees and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period related to such Dividend Payment Date) in full upon Designated Preferred Stock and any shares of Parity Stock, all dividends declared on Designated Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on the shares of Designated Preferred Stock (including, if applicable as provided in Section 3(a) above, dividends on such amount) and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) (subject to their having been declared by the Board of Directors or a duly authorized committee of the Board of Directors out of legally available funds and including, in the case of Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other. If the Board of Directors or a duly authorized committee of the Board of Directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Corporation will provide written notice to the holders of Designated Preferred Stock prior to such Dividend Payment Date.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of Designated Preferred Stock shall not be entitled to participate in any such dividends.

Section 4.  Liquidation Rights.

(a) Voluntary or Involuntary Liquidation.   In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Designated Preferred Stock shall be entitled to receive for each share of Designated Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, subject to the rights of any creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Corporation ranking junior to Designated Preferred Stock as to such distribution, payment in full in an amount equal to the sum of (i) the Liquidation Amount per share and (ii) the amount of any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount), whether or not declared, to the date of payment (such amounts collectively, the “Liquidation Preference”).

(b) Partial Payment.  If in any distribution described in Section 4(a) above the assets of the Corporation or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution, holders of Designated Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

(c) Residual Distributions.   If the Liquidation Preference has been paid in full to all holders of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution has been paid in full, the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Not Liquidation.   For purposes of this Section 4, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Designated Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 5.  Redemption.

(a) Optional Redemption.  Except as provided below, the Designated Preferred Stock may not be redeemed prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date. On or after the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption.

Notwithstanding the foregoing, prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption; provided that (x) the Corporation (or any successor by Business Combination) has received aggregate gross proceeds of not less than the Minimum Amount (plus the “Minimum Amount” as defined in the relevant certificate of designations for each other outstanding series of preferred stock of such successor that was originally issued to the United States Department of the Treasury (the “Successor Preferred Stock”) in connection with the Troubled Asset Relief Program Capital Purchase Program) from one or more Qualified Equity Offerings (including Qualified Equity Offerings of such successor), and (y) the aggregate redemption price of the Designated Preferred Stock (and any Successor Preferred Stock) redeemed pursuant to this paragraph may not exceed the aggregate net cash proceeds received by the Corporation (or any successor by Business Combination) from such Qualified Equity Offerings (including Qualified Equity Offerings of such successor).

The redemption price for any shares of Designated Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3 above.

(b) No Sinking Fund.  The Designated Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Designated Preferred Stock will have no right to require redemption or repurchase of any shares of Designated Preferred Stock.

(c) Notice of Redemption.  Notice of every redemption of shares of Designated Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Designated Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Designated Preferred Stock. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Corporation or any other similar facility, notice of redemption may be given to the holders of Designated Preferred Stock at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of Designated Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(d) Partial Redemption.  In case of any redemption of part of the shares of Designated Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Designated Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(e) Effectiveness of Redemption.  If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Corporation, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

(f) Status of Redeemed Shares.  Shares of Designated Preferred Stock that are redeemed, repurchased or otherwise acquired by the Corporation shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Designated Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Designated Preferred Stock).

Section 6.  Conversion.

Holders of Designated Preferred Stock shares shall have no right to exchange or convert such shares into any other securities.

Section 7.  Voting Rights.

(a) General.  The holders of Designated Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

(b) Preferred Stock Directors.  Whenever, at any time or times, dividends payable on the shares of Designated Preferred Stock have not been paid for an aggregate of six quarterly Dividend Periods or more, whether or not consecutive, the authorized number of directors of the Corporation shall automatically be increased by two and the holders of the Designated Preferred Stock shall have the right, with holders of shares of any one or more other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (hereinafter the “Preferred Directors” and each a “Preferred Director”) to fill such newly created directorships at the Corporation’s next annual meeting of stockholders (or at a special meeting called for that purpose prior to such next annual meeting) and at each subsequent annual meeting of stockholders until all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been declared and paid in full at which time such right shall terminate with respect to the Designated Preferred Stock, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned; provided that it shall be a qualification for election for any Preferred Director that the election of such Preferred Director shall not cause the Corporation to violate any corporate governance requirements of any securities exchange or other trading facility on which securities of the Corporation may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of shares of Designated Preferred Stock and Voting Parity Stock as a class to vote for directors as provided above, the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders a majority of the shares of Designated Preferred Stock at the time outstanding voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the remaining Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.

(c) Class Voting Rights as to Particular Matters.  So long as any shares of Designated Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter, the vote or consent of the holders of at least 66 2/3% of the shares of Designated Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i) Authorization of Senior Stock.  Any amendment or alteration of the Certificate of Designations for the Designated Preferred Stock or the Charter to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Corporation ranking senior to Designated Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation;

(ii) Amendment of Designated Preferred Stock.  Any amendment, alteration or repeal of any provision of the Certificate of Designations for the Designated Preferred Stock or the Charter (including, unless no vote on such merger or consolidation is required by Section 7(c)(iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Designated Preferred Stock; or

(iii) Share Exchanges, Reclassifications, Mergers and Consolidations.  Any consummation of a binding share exchange or reclassification involving the Designated Preferred Stock, or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (x) the shares of Designated Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Designated Preferred Stock immediately prior to such consummation, taken as a whole;

provided, however, that for all purposes of this Section 7(c), any increase in the amount of the authorized Preferred Stock, including any increase in the authorized amount of Designated Preferred Stock necessary to satisfy preemptive or similar rights granted by the Corporation to other persons prior to the Signing Date, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to Designated Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Designated Preferred Stock.

(d) Changes after Provision for Redemption. No vote or consent of the holders of Designated Preferred Stock shall be required pursuant to Section 7(c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of the Designated Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 5 above.

(e) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Designated Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which Designated Preferred Stock is listed or traded at the time.

Section 8.  Record Holders.

To the fullest extent permitted by applicable law, the Corporation and the transfer agent for Designated Preferred Stock may deem and treat the record holder of any share of Designated Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

Section 9.  Notices.

All notices or communications in respect of Designated Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Charter or Regulations or by applicable law. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Corporation or any similar facility, such notices may be given to the holders of Designated Preferred Stock in any manner permitted by such facility.

Section 10.  No Preemptive Rights.

No share of Designated Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 11.  Replacement Certificates.

The Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation.

Section 12.  Other Rights.

The shares of Designated Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.

[* * * * *]

3. The proposed amendment will amend Article II, Sections 11(b) and 12 of KeyCorp’s Regulations to read as follows:

Section 11.  Removal of Directors.

(b) Except as otherwise provided by the Articles of Incorporation of the Corporation, all the directors, or all of the directors of a particular class if the Corporation has a classified Board of Directors, or any individual director, may be only removed from office by the affirmative vote of the holders of shares entitling them to exercise three-quarters of the voting power of the Corporation entitled to elect directors in place of those to be removed. Except as otherwise provided by the Articles of Incorporation of the Corporation, in case of any such removal, a new director nominated in accordance with Section 2 of this Article II may be elected at the same meeting for the unexpired term of each director removed. Failure to elect a director to fill the unexpired term of any director removed shall be deemed to create a vacancy on the Board.

Section 12.  Vacancies.

Except as otherwise provided by the Articles of Incorporation of the Corporation, any vacancies on the Board of Directors resulting from death, resignation, removal, or other cause may be filled by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director. Newly created directorships resulting from any increase in the number of directors by action of the Board of Directors may be filled by the affirmative vote of a majority of the directors then in office, or if not so filled, by the shareholders at the next annual meeting thereof or at a special meeting called for that purpose in accordance with Section 3 of Article I of these Regulations. In the event the shareholders increase the authorized number of directors in accordance with these Regulations but fail at the meeting at which such increase is authorized, or an adjournment of that meeting, to elect the additional directors provided for, or if the shareholders fail at any meeting to elect the whole authorized number of directors, such vacancies may be filled by the affirmative vote of a majority of the directors then in office. Any director elected in accordance with the three preceding sentences of this Section 12 shall hold office for the remainder of the full term for which the new directorship was created or the vacancy occurred and until such director’s successor shall have been elected and qualified. The provisions of this Section 12 shall not restrict the rights of holders of any class or series of preferred stock of the Corporation to fill vacancies in directors elected by such holders as provided by the express terms of the preferred stock.

APPENDIX C

KEYCORP AUDIT COMMITTEE

POLICY STATEMENT ON INDEPENDENT AUDITING FIRM’S
SERVICES AND RELATED FEES

The Audit Committee is responsible for the annual engagement of an independent auditing firm for audit and audit-related services and for pre-approval of any tax or other services to be provided by such firm, and for approval of all fees paid to the independent auditing firm.

Audit services encompass audits of subsidiary companies and include not only those services necessary to perform an audit or review in accordance with generally accepted auditing standards, but also those services that only the independent auditing firm can reasonably provide such as comfort letters, statutory audits, consents and assistance with and review of Securities and Exchange Commission filings, and consultation concerning financial accounting and reporting standards.

Audit-related services include those services performed in the issuance of attestation and compliance reports; issuance of internal control reports; and due diligence related to mergers and acquisitions. The nature of audit-related services is such that they do not compromise the audit firm’s independence and it is impractical and cost inefficient to engage firms other than that of the independent auditors for such services.

Any audit-related, tax or other services not incorporated in the scope of services preapproved at the time of the approval of the annual audit engagement, and that are proposed subsequent to that approval, require the pre-approval of the Audit Committee which may be delegated to the Committee Chair, whose action on the request shall be reported at the next meeting of the full Committee. Audit-related, tax and other services incorporated in the scope of services pre-approved at the time of the approval of the annual audit engagement, and which are recurring in nature, do not require recurring pre-approvals.

Even though pre-approved, all audit-related, tax and other services performed during each calendar quarter by KeyCorp’s independent audit firm, and related fees, shall be reported to the Audit Committee no later than its first meeting following commencement of the services.

The foregoing procedures apply to retention of the independent auditing firm for KeyCorp and all consolidated affiliates. All services of any nature provided by KeyCorp’s independent auditing firm to entities affiliated with but unconsolidated by KeyCorp, and related fees, shall be reported to the Audit Committee no later than its first meeting following commencement of the services.

This policy statement is based on four guiding principles: KeyCorp’s independent auditing firm should not (1) audit its own work; (2) serve as a part of management; (3) act as an advocate of KeyCorp; (4) be a promoter of KeyCorp’s stock or other financial interests. Accordingly, the following is an illustrative but not necessarily exhaustive list of prohibited services.

Examples of services that may not be provided to KeyCorp by its independent auditing firm:

Bookkeeping or other services related to the accounting records or financial statements;

Financial information systems design and development;

C-1

Appraisal or valuation services, fairness opinions, or contribution-in-kind reports;

Actuarial services;

Internal audit outsourcing services;

Management functions including human resources searches;

Broker-dealer, investment advisor or investment banking services;

Legal services;

Expert services unrelated to the audit;

Executive tax return preparation, including such work for expatriates; and

Any other service that the Public Company Accountability Oversight Board determines, by regulation, is impermissible.

C-2

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 12:00 a.m., Central Time, on May 20, 2010.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/key • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3, 4, and 5.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold

	01 - William G. Bares	☐	☐	02 - Joseph A. Carrabba	☐	☐	03 - Carol A. Cartwright	☐	☐

	04 - Alexander M. Cutler	☐	☐	05 - Elizabeth R. Gile	☐	☐	06 - Ruth Ann M. Gillis	☐	☐
	07 - Kristen L. Manos	☐	☐	08 - Eduardo R. Menascé	☐	☐	09 - Henry L. Meyer III	☐	☐
	10 - Edward W. Stack	☐	☐	11 - Thomas C. Stevens	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Approval of 2010 Equity Compensation Plan.	☐	☐	☐	3. Amendment to Articles and Regulations to revise the voting rights of the Series B Preferred Stock.	☐	☐	☐

4. Ratification of the appointment of independent auditors.	☐	☐	☐	5. Advisory approval of Executive Compensation Program.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /
                    0157ED

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — KeyCorp

Proxy Solicited on Behalf of the Board of Directors of

KeyCorp for the Annual Meeting on May 20, 2010
The undersigned hereby constitutes and appoints Henry L. Meyer III, Paul N. Harris, and Thomas C. Stevens, and each of them, his/her true and lawful agents and proxies with full power of substitution in each to represent the undersigned at the Annual Meeting of Shareholders of KeyCorp to be held on May 20, 2010, and at any adjournments or postponements thereof, on all matters properly coming before said meeting.
1.
Election of Directors: the nominees of the Board of Directors to the class whose term of office will expire in 2011 are:
William G. Bares, Joseph A. Carrabba, Carol A. Cartwright, Alexander M. Cutler, Elizabeth R. Gile, Ruth Ann M. Gillis, Kristen L. Manos, Eduardo R. Menascé, Henry L. Meyer III, Edward W. Stack, and Thomas C. Stevens.

2.	Approval of 2010 Equity Compensation Plan.

3.	Amendment to Articles and Regulations to revise the voting rights of the Series B Preferred Stock.

4.	Proposal to ratify the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending on December 31, 2010.

5.	Advisory approval of Executive Compensation Program.
This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of the listed nominees and FOR Issues 2, 3, 4, and 5.
In accordance with their judgment, the proxies are authorized to vote upon any other matters that may properly come before the meeting. The signer hereby transfers all power given by the signer to vote at the said meeting or any adjournment thereof.
You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendation.
SEE REVERSE SIDE

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card
PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3, 4, and 5.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold

	01 - William G. Bares	☐	☐	02 - Joseph A. Carrabba	☐	☐	03 - Carol A. Cartwright	☐	☐

	04 - Alexander M. Cutler	☐	☐	05 - Elizabeth R. Gile	☐	☐	06 - Ruth Ann M. Gillis	☐	☐
	07 - Kristen L. Manos	☐	☐	08 - Eduardo R. Menascé	☐	☐	09 - Henry L. Meyer III	☐	☐
	10 - Edward W. Stack	☐	☐	11 - Thomas C. Stevens	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Approval of 2010 Equity Compensation Plan.	☐	☐	☐	3. Amendment to Articles and Regulations to revise the voting rights of the Series B Preferred Stock.	☐	☐	☐

4. Ratification of the appointment of independent auditors.	☐	☐	☐	5. Advisory approval of Executive Compensation Program.	☐	☐	☐
B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /
                    0157FD

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — KeyCorp

Proxy Solicited on Behalf of the Board of Directors of
KeyCorp for the Annual Meeting on May 20, 2010
The undersigned hereby constitutes and appoints Henry L. Meyer III, Paul N. Harris, and Thomas C. Stevens, and each of them, his/her true and lawful agents and proxies with full power of substitution in each to represent the undersigned at the Annual Meeting of Shareholders of KeyCorp to be held on May 20, 2010, and at any adjournments or postponements thereof, on all matters properly coming before said meeting.
1.
Election of Directors: the nominees of the Board of Directors to the class whose term of office will expire in 2011 are:
William G. Bares, Joseph A. Carrabba, Carol A. Cartwright, Alexander M. Cutler, Elizabeth R. Gile, Ruth Ann M. Gillis, Kristen L. Manos, Eduardo R. Menascé, Henry L. Meyer III, Edward W. Stack, and Thomas C. Stevens.

2.	Approval of 2010 Equity Compensation Plan.

3.	Amendment to Articles and Regulations to revise the voting rights of the Series B Preferred Stock.

4.	Proposal to ratify the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending on December 31, 2010.

5.	Advisory approval of Executive Compensation Program.
This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of the listed nominees and FOR Issues 2, 3, 4, and 5.
In accordance with their judgment, the proxies are authorized to vote upon any other matters that may properly come before the meeting. The signer hereby transfers all power given by the signer to vote at the said meeting or any adjournment thereof.
You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendation.
SEE REVERSE SIDE